As filed with the Securities and Exchange Commission on July 12, 1999
                                                      REGISTRATION NO. 333-80947
================================================================================


                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                  --------------------------------------------


                                 AMENDMENT NO. 1
                                       TO
                                    FORM S-4
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                  --------------------------------------------


                         CONNECTICUT WATER SERVICE, INC.
             (Exact Name of Registrant as Specified in Its Charter)

          CONNECTICUT                                 221300                                            06-0739839
(State or Other Jurisdiction of              (Primary Standard Industrial                (IRS Employer Identification Number)
         incorporation)                      Classification Code Number)

                               93 WEST MAIN STREET
                           CLINTON, CONNECTICUT 06413
                                 (860) 669-8636
               (Address, Including Zip Code, and Telephone Number,
        Including Area Code, of Registrant's Principal Executive Offices)

                  --------------------------------------------

                                 DAVID C. BENOIT
                               93 WEST MAIN STREET
                           CLINTON, CONNECTICUT 06413
                                 (860) 669-8636
            (Name, Address, Including Zip Code, and Telephone Number,
                   Including Area Code, of Agent For Service)

                                   Copies to:

      Michael F. Halloran, Esq.                                          Anthony M. Macleod, Esq.
       Day, Berry & Howard LLP                                       Whitman Breed Abbott & Morgan LLP
            CityPlace I                                                     100 Field Point Road
     Hartford, Connecticut 06103                                        Greenwich, Connecticut 06830
           (860) 275-0127                                                       (203) 862-2458


         APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF THE SECURITIES TO THE PUBLIC: Upon consummation of the Merger as described herein.

         If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

         If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

                         CONNECTICUT WATER SERVICE, INC.

                              CROSS REFERENCE SHEET

               Pursuant to Item 501 of Regulation S-K, the following table sets forth the location in the Prospectus of the information required by Part I of Form S-4.

                ITEM ON FORM S-4                                            LOCATION IN PROSPECTUS
                ----------------                                            ----------------------
A.   INFORMATION ABOUT THE TRANSACTION

1.   Forepart of Registration Statement and                  Facing Page; Cross/Reference Sheet; Front Cover
     Outside Front Cover Page of Prospectus                  Page of Proxy Statement/Prospectus

2.   Inside Front and Outside Back Cover                     Inside Front Cover Page of Proxy
     Pages of Prospectus                                     Statement/Prospectus; Table of Contents; Where
                                                             You Can Find More Information

3.   Risk Factors, Ratio of Earnings to Fixed                Summary Selected Historical and Unaudited Pro
     Charges, and Other Information                          Forma Combined Condensed Financial
                                                             Information; CWS Price Range and Dividends;
                                                             Crystal Common Stock

4.   Terms of the Transaction                                Summary; The Merger; The Merger Agreement;
                                                             Description of CWS's Capital Stock; Comparison
                                                             of Shareholder Rights

5.   Pro Forma Financial Information                         Summary Selected Historical and Unaudited Pro
                                                             Forma Combined Condensed Financial
                                                             Information

6.   Material Contacts with the Company                      The Merger; The Merger Agreement; Interests of
     Being Acquired                                          Certain Persons In the Merger; Management
                                                             Following the Merger

7.   Additional Information Required for                     Not Applicable
     Reoffering by Persons and Parties Deemed
     to be Underwriters

8.   Interests of Named Experts and Counsel                  Not Applicable

9.   Disclosure of Commission Position on                    Not Applicable
     Indemnification for Securities Act
     Liabilities

                ITEM ON FORM S-4                                            LOCATION IN PROSPECTUS
                ----------------                                            ----------------------
B.   INFORMATION ABOUT THE REGISTRANT

10.  Information with Respect to S-3                         Summary; Where You Can Find More
     Registrants                                             Information; CWS Common Stock Price and
                                                             Dividends; Description of CWS Common Stock;
                                                             Comparison of Shareholder Rights

11.  Incorporation of Certain Information by                 Where You Can Find More Information
     Reference

12.  Information with Respect to S-2 or S-3                  Not Applicable
     Registrants

13.  Incorporation of Certain Information by                 Not Applicable
     Reference

14.  Information with Respect to Registrants                 Not Applicable
     Other Than S-3 or S-2 Registrants

C.   INFORMATION ABOUT THE COMPANY BEING ACQUIRED

15.  Information with Respect to S-3                         Not Applicable
     Companies

16.  Information with Respect to S-2 or S-3                  Not Applicable
     Companies

17   Information with Respect to Companies                   Summary; Crystal Common Stock; Information
     Other Than S-3 or S-2 Companies                         Concerning Crystal Water Utilities Corporation;
                                                             Management's Discussion and Analysis of
                                                             Financial Condition and Results of Operations of
                                                             Crystal Water Utilities Corporation; Principal
                                                             Crystal Shareholders and Stock Ownership of
                                                             Crystal Management; Index to Financial
                                                             Statements

D.   VOTING AND MANAGEMENT INFORMATION

18.  Information if Proxies, Consents or                     Summary; Crystal Special Shareholders Meeting;
     Authorizations are to be Solicited                      The Merger Agreement; Interests of Certain
                                                             Persons In the Merger; Rights of Dissenting
                                                             Shareholders; Principal CWS Shareholders and
                                                             Stock Ownership of Management; Principal
                                                             Crystal Shareholders and Stock Ownership of
                                                             Crystal Management

                ITEM ON FORM S-4                                            LOCATION IN PROSPECTUS
                ----------------                                            ----------------------
19.  Information if Proxies, Consents or                     Not Applicable
     Authorizations Are Not to be Solicited, or
     in an Exchange Offer

                  MERGER PROPOSED - YOUR VOTE IS VERY IMPORTANT

         The Boards of Directors of Crystal Water Utilities Corporation ("Crystal") and Connecticut Water Service, Inc. ("CWS") have agreed on a merger designed to create one of Connecticut's largest, fast-growing water companies (the "Merger"). The Merger is structured so that CWS will be the surviving publicly traded company and Crystal will become a wholly-owned subsidiary of CWS.

         If the Merger is completed, Crystal Shareholders will receive that number of shares of CWS Common Stock equal to $75.00, as adjusted, for each share of Crystal Common Stock that they own. CWS Shareholders will continue to own their existing shares after the Merger. We estimate that the shares of CWS stock to be issued to Crystal Shareholders will represent approximately 6% of the outstanding stock of CWS after the Merger.

         The Merger cannot be completed unless the Shareholders of Crystal approve it. No approval of CWS Shareholders is required. We have scheduled a special meeting for our Shareholders to vote on the Merger. YOUR VOTE IS VERY IMPORTANT.

         Whether or not you plan to attend the meeting, please take the time to vote by completing and mailing the enclosed proxy card to us. If you sign, date and mail your proxy card without indicating how you want to vote, your proxy will be counted as a vote in favor of the Merger. If you fail to return your card, the effect in most cases will be a vote against the Merger.

         The date, time and place of the meeting are as follows:

         August 11, 1999
         10:00 a.m.
         Crystal Water Utilities Corporation
         321 Main Street
         Danielson, Connecticut

         This Proxy Statement/Prospectus provides you with detailed information about the proposed Merger. In addition, you may obtain information about Crystal and CWS from documents that we have filed with the Securities and Exchange Commission. We encourage you to read this entire document carefully.

                               /s/ Roger Engle
                               -----------------------------------
                               Roger Engle
                               President
                               Crystal Water Utilities Corporation

--------------------------------------------------------------------------------
NEITHER THE SEC NOR ANY STATE SECURITIES REGULATORS HAVE APPROVED THE CWS COMMON STOCK TO BE ISSUED UNDER THIS PROXY STATEMENT/PROSPECTUS OR DETERMINED IF THIS PROXY STATEMENT/PROSPECTUS IS ACCURATE OR ADEQUATE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
--------------------------------------------------------------------------------

Proxy Statement/Prospectus dated July 12, 1999, and first mailed to shareholders on or about July 12, 1999.

                                   PROSPECTUS

                         CONNECTICUT WATER SERVICE, INC.

                                 310,346 SHARES

                                 PROXY STATEMENT

                           COMMON STOCK, NO PAR VALUE


                       CRYSTAL WATER UTILITIES CORPORATION

                  FOR A SPECIAL MEETING OF CRYSTAL SHAREHOLDERS
                          TO BE HELD ON AUGUST 11, 1999


         This Proxy Statement/Prospectus ("Proxy Statement/Prospectus") is being furnished to shareholders of Crystal Water Utilities Corporation ("Crystal") (the "Crystal Shareholders") in connection with the solicitation of proxies by the Board of Directors of Crystal from holders of Crystal's outstanding shares of common stock ( the "Crystal Common Stock") for use at a special meeting of Shareholders of Crystal (together with any adjournments or postponements thereof, the "Crystal Special Meeting").

         This Proxy Statement/Prospectus relates to the proposed merger (the "Merger") of Crystal with and into CWS New Company ("NewCo"), a wholly-owned subsidiary of Connecticut Water Service, Inc. ("CWS"), pursuant to the Merger Agreement, dated as of March 10, 1999 (the "Merger Agreement"), by and among CWS and Crystal.

         Pursuant to the Merger Agreement, upon consummation of the Merger, each share of Crystal Common Stock, no par value, will be converted into the right to receive that number of shares of Common Stock, no par value, of CWS (the "CWS Common Stock") equal to the Exchange Ratio. The Exchange Ratio will be calculated by dividing $75.00 by the Closing Price (as defined below); provided that the Closing Price shall not be more than $31.00 or less than $24.00. The Closing Price is the average of the daily last sale prices of the CWS Common Stock as reported by NASDAQ for the ten consecutive business days commencing twenty business days before the Closing Date (as defined in the Merger Agreement).

         CWS Common Stock is listed on the NASDAQ under the symbol "CTWS". On July 7, 1999, the last sale price of CWS Common Stock was $28.50 per share. If the Merger had been consummated as of that date, the Closing Price would have been $26.0625 (based on the average of the CWS Common Stock closing prices for prior dates, as described above), and each share of Crystal Common Stock would have been converted into 2.87 shares of CWS Common Stock; the aggregate dollar value (based on the $26.0625 Closing Price) of all CWS Common Stock to be issued in the Merger would have been $7,448,325. (Pro forma information included herein is calculated assuming a Closing Price of $26.0625.) The actual market value of the CWS Common Stock to be received in the Merger may be different due to changes in the market value of the CWS Common Stock.

         The consummation of the Merger is subject to various conditions, including the receipt of required approval of the Connecticut Department of Public Utility Control ("DPUC" or "Department") and the approval of the Merger by the Crystal Shareholders at the Crystal Special Meeting to be held on August 11, 1999.

         Neither the Crystal Board of Directors nor the CWS Board of Directors sought an opinion of an investment bank or other outside party as to the fairness of the transaction from a financial point of view to the Crystal Shareholders or to CWS. See "THE MERGER -- Background of the Transaction," "-- Crystal's Reasons for the Transaction; Recommendation of Crystal's Board of Directors," and "-- CWS's Reasons for the Transaction."

         Crystal Shareholders who dissent from the Merger ("Dissenting Shareholders") have certain rights of appraisal pursuant to Connecticut law. See "RIGHTS OF DISSENTING SHAREHOLDERS".

         This Proxy Statement/Prospectus is first being sent to the Crystal Shareholders on or about July 12, 1999.

         THE SECURITIES TO WHICH THIS PROXY STATEMENT/PROSPECTUS REFERS HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

         THE DATE OF THIS PROXY STATEMENT/PROSPECTUS IS JULY 12, 1999.

         NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION NOT CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT/PROSPECTUS AND, IF SO GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED.

                                TABLE OF CONTENTS

QUESTIONS AND ANSWERS ABOUT THE CWS/CRYSTAL MERGER

SUMMARY  .........................................................................................................1
         Risk Factors.............................................................................................7

SUMMARY SELECTED HISTORICAL AND UNAUDITED PRO FORMA
         COMBINED CONDENSED FINANCIAL INFORMATION.................................................................9

CWS COMMON STOCK PRICE RANGE AND DIVIDENDS.......................................................................13
         Dividend Rights and Restrictions........................................................................13
         Dividend Reinvestment and Common Stock Purchase Plan....................................................14

CRYSTAL COMMON STOCK.............................................................................................15

CRYSTAL SPECIAL SHAREHOLDERS MEETING.............................................................................16
         Date, Time and Place of Crystal Special Meeting.........................................................16
         Business to Be Transacted at the Crystal Special Meeting................................................16
         Record Date; Voting Rights..............................................................................16
         Voting Requirements.....................................................................................16
         Affiliate Ownership.....................................................................................17
         Revocability of Proxies.................................................................................17
         Proxy Solicitation......................................................................................18

THE MERGER.......................................................................................................18
         Background of the Transaction...........................................................................18
         Background to the Merger................................................................................19
         Crystal's Reasons for the Transaction; Recommendation of Crystal's Board
         of Directors............................................................................................22
         CWS's Reasons for the Transaction.......................................................................24

THE MERGER AGREEMENT.............................................................................................25
         The Merger..............................................................................................25
         Surviving Company.......................................................................................25
         Consideration...........................................................................................25
         Fractional Shares.......................................................................................26
         Exchange of Shares......................................................................................26
         No Further Rights.......................................................................................26
         Governance of CWS and the Surviving Company.............................................................27
         Representations and Warranties..........................................................................27
         Certain Covenants.......................................................................................28
         Conditions Precedent to the Merger......................................................................29

         Termination or Amendment................................................................................30
         Fees and Expenses.......................................................................................31

CERTAIN FEDERAL INCOME TAX CONSEQUENCES..........................................................................31

ACCOUNTING TREATMENT.............................................................................................32

RESTRICTIONS ON RESALE OF SECURITIES.............................................................................33

NASDAQ LISTING...................................................................................................34

RIGHTS OF DISSENTING SHAREHOLDERS................................................................................34

INTERESTS OF CERTAIN PERSONS IN THE MERGER.......................................................................38

MANAGEMENT FOLLOWING THE MERGER..................................................................................38

INFORMATION CONCERNING CONNECTICUT WATER SERVICE, INC............................................................38

PRINCIPAL CWS SHAREHOLDERS AND STOCK OWNERSHIP
OF MANAGEMENT....................................................................................................39

INFORMATION CONCERNING CRYSTAL WATER UTILITIES CORPORATION.......................................................41
         Crystal and Crystal Water...............................................................................41
         Description of the Business of Crystal Water............................................................41
         Seasonality of Demand...................................................................................42
         Operating Authority.....................................................................................42
         Regulation..............................................................................................42

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS OF CRYSTAL WATER UTILITIES
CORPORATION......................................................................................................44
         Consolidated Results of Operations......................................................................44
         Financial Condition and Liquidity.......................................................................45
         Year 2000...............................................................................................45

PRINCIPAL CRYSTAL SHAREHOLDERS AND STOCK OWNERSHIP OF CRYSTAL
MANAGEMENT.......................................................................................................46

DESCRIPTION OF CWS CAPITAL STOCK.................................................................................47
         Common Stock............................................................................................48
         Preferred and Preference Stock..........................................................................49

COMPARISON OF SHAREHOLDER RIGHTS.................................................................................50
         Issuance of Shares......................................................................................50
         Voting Rights...........................................................................................51
         Preemptive Rights.......................................................................................51
         Dissenters' Rights of Appraisal.........................................................................52
         Dividends and Distributions.............................................................................52
         Filling Director Vacancies..............................................................................52
         Standards of Conduct for Directors......................................................................53
         Removal of Directors....................................................................................53
         Amendments to Certificate of Incorporation..............................................................54
         Amendments to By-Laws...................................................................................54
         Provisions Relating to Change in Control................................................................55
         Business Combination Statute............................................................................56
         Classification of the Board of Directors................................................................57
         Shareholder Meetings....................................................................................57
         Preferred Stock Purchase Rights.........................................................................57
         Indemnification of Directors and Officers...............................................................61

EXPERTS  ........................................................................................................62

LEGAL MATTERS....................................................................................................62

WHERE YOU CAN FIND MORE INFORMATION..............................................................................62

STATEMENTS REGARDING FORWARD-LOOKING INFORMATION.................................................................65

INDEX TO CRYSTAL CONSOLIDATED FINANCIAL STATEMENTS...............................................................66



APPENDIX A - MERGER AGREEMENT

APPENDIX B - SECTIONS 33-855 to 33-872 OF THE CONNECTICUT GENERAL
                     STATUTES - THE DISSENTING SHAREHOLDER PROVISIONS

                              QUESTIONS AND ANSWERS
                          ABOUT THE CWS/CRYSTAL MERGER


Q:       WHY ARE THE TWO COMPANIES PROPOSING TO MERGE?  HOW WILL I BENEFIT?

A: This Merger means that you will have a stake in Connecticut's second largest investor-owned water company. The merged company will be strongly positioned to capitalize on growth opportunities, particularly in Eastern Connecticut. We believe that this Merger will allow us to accelerate long-term growth, to provide competitive dividends, and create shareholder value in years to come. To review the reasons for the Merger in greater detail, and related uncertainties, see pages 22 through 25.

Q:       WHAT DO I NEED TO DO NOW?

A: Just mail your signed proxy card in the enclosed return envelope as soon as possible, so that your shares may be represented at the Crystal Special Meeting. The Crystal Special Meeting will take place on August 11, 1999. No approval of the CWS Shareholders is required. The Boards of Directors of both CWS and Crystal unanimously approved and voted in favor of the proposed Merger. The Crystal Board unanimously recommended that you approve the Merger.

Q:       SHOULD I SEND IN MY STOCK CERTIFICATES NOW?

A: No. After the Merger is completed, we will send Crystal Shareholders written instructions for exchanging their share certificates. CWS Shareholders will keep their certificates.

Q:       PLEASE EXPLAIN THE EXCHANGE RATIO.

A: As a result of the Merger, CWS will pay Crystal Shareholders 2.87 shares of CWS Common Stock for each share of Crystal Common Stock that they own. This "Exchange Ratio" is based on the assumption that the Merger was consummated on July 7, 1999 and that the Closing Price (based on the average closing prices for CWS Common Stock for prior dates, as described herein) is $26.0625 and is subject to adjustment based on the market price of CWS Common Stock shortly before the Merger, but the price will not be more than $31.00 or less than $24.00. If the market price at that time is above $26.0625, the Exchange Ratio will go down and if the market price is below $26.0625, the Exchange Ratio will go up. (See "THE MERGER AGREEMENT -- Consideration" on page 25.)

         Crystal Shareholders will not receive fractional shares. Instead, they will receive a check in payment for any fractional shares based on the market value of CWS Common Stock.

         Example: If you currently own 100 shares of Crystal Common Stock, then after the Merger you will be entitled to receive between 241 and 312 shares of CWS Common Stock and a check for the market value of any fractional share.

Q:       WHAT HAPPENS TO MY FUTURE DIVIDENDS?

A: We expect no changes in our dividend policies before the Merger. After the Merger, we expect the initial annualized dividend rate to be approximately $1.17 per share of CWS Common Stock, reflecting our desire to provide you with competitive dividends. The annualized rate of $1.17 per share is equivalent to the historic dividend rate paid to CWS Shareholders. The expected dividend policy after the Merger would result in a 181% dividend increase for current Crystal Shareholders, from the 1998 annualized dividend rate of $1.20 per share to the $1.17 per share expected to be paid after the Merger due to the increased number of CWS shares to be owned by Crystal Shareholders after the Merger.

Q:       WHEN DO YOU EXPECT THE MERGER TO BE COMPLETED?

A: We are working towards completing the Merger as quickly as possible. In addition to Crystal Shareholder approval, we must also obtain regulatory approval. We hope to complete the Merger in the third quarter of 1999.

Q:       WHAT ARE THE TAX CONSEQUENCES TO SHAREHOLDERS OF THE MERGER?

A: The exchange of shares by Crystal Shareholders will be tax-free to Crystal Shareholders for federal income tax purposes, except for taxes on cash received for a fractional share. To review the tax consequences to Crystal Shareholders in greater detail, see page 31.

                                     SUMMARY

         This summary highlights selected information from this document and may not contain all of the information that is important to you. To understand the Merger fully and for a more complete description of the legal terms of the Merger, you should read carefully this entire document and the documents we have referred you to. See "WHERE YOU CAN FIND MORE INFORMATION". (Page 62)

                                  THE COMPANIES

Crystal Water Utilities Corporation......            Crystal was incorporated in Connecticut in 1967.  It
                                                     is a holding company, the sole subsidiary of which
                                                     is engaged in the regulated utility business of public
                                                     water supply.  Crystal's subsidiary, Crystal Water
                                                     Company of Danielson ("Crystal Water"; and,
                                                     together with Crystal, herein referred to as the
                                                     "Companies"), collects, treats and distributes water
                                                     primarily to residential and commercial customers
                                                     and for fire protection in four communities in
                                                     Windham County, Connecticut.  Crystal's principal
                                                     place of business is located at 321 Main Street,
                                                     Danielson, Connecticut 06239, and its telephone
                                                     number is 860-774-8889.

Connecticut Water Service, Inc......                 CWS is a holding company whose principal
                                                     subsidiaries are engaged in the regulated utility
                                                     business of public water supply.  CWS's utility
                                                     subsidiaries, The Connecticut Water Company
                                                     ("CWC"), and Gallup Water Service, Inc.
                                                     ("Gallup") collect, treat, and distribute water to
                                                     residential, commercial and industrial customers, to
                                                     other utilities for resale and for private and
                                                     municipal fire protection.  CWC and Gallup provide
                                                     water to customers in 36 municipalities in Hartford,
                                                     Litchfield, New Haven, New London, Middlesex
                                                     and Windham Counties in Connecticut.  CWC is the
                                                     second largest investor-owned water company in
                                                     New England and is among the twelve largest
                                                     investor-owned water companies in the nation.
                                                     CWS is engaged, through other subsidiaries, in the

                                                     business of providing various utility management
                                                     services and in selling excess real estate. CWS's
                                                     executive offices are located at 93 West Main
                                                     Street, Clinton, Connecticut 06413 and its
                                                     telephone number is 860-669-8630.

                           OUR REASONS FOR THE MERGER

         The Boards believe that the Merger represents an opportunity for us to expand our public water supply business in the State of Connecticut. The service area of Crystal adjoins areas where CWC is franchised to supply water. CWS has recently acquired Gallup and two small water systems, all in the same geographic north-south corridor in eastern Connecticut. Therefore, the Merger will enable us to supervise and coordinate the operations of these companies with greater economy than could be achieved through separate ownership. The Merger is therefore a natural geographic fit which will expand our core water supply business, integrate water supply planning, and maximize opportunities for shared efficiencies and further growth in eastern Connecticut.

         We are confident that our two companies will come together in a smooth and expeditious manner. CWS has a successful track record in assimilating smaller water companies. CWS has realized efficiencies by maximizing complementary strengths and improving operating results.

         To review the reasons for the Merger in greater detail, as well as related uncertainties, see pages 22 through 25.

                             APPROVAL OF THE MERGER

BY CRYSTAL SHAREHOLDERS:

         The affirmative vote of two-thirds of the shares of Crystal Common Stock present and entitled to vote at the Crystal Special Meeting is required to approve the Merger. The directors, officers and affiliates of Crystal, which collectively hold approximately 41% of the Crystal Common Stock, have agreed to vote in favor of the Merger.

         No vote of the shareholders of CWS is required to approve or consummate the Merger.

OUR RECOMMENDATION TO CRYSTAL SHAREHOLDERS

         The Crystal Board believes that the Merger is in your best interest and unanimously recommends that you vote FOR the proposal to approve and adopt the Merger Agreement and the Merger.

         Shareholders of record of Crystal Common Stock at the close of business on July 9, 1999 (the "Record Date") are entitled to notice of and vote at the Crystal Special Meeting and any adjournment or postponement thereof. As of the Record Date, 99,311 shares of Crystal Common Stock were issued and outstanding, each of which will be entitled to one vote on the Merger.

         Crystal Shareholders' Special Meeting: The Crystal Special Meeting will be held on August 11, 1999 at 10:00 a.m., local time, at the offices of Crystal, 321 Main Street, Danielson, Connecticut.

THE MERGER

         The Merger Agreement is attached as Appendix A to this Proxy Statement/Prospectus. We encourage you to read the Merger Agreement as it is the legal document that governs the Merger.

WHAT CRYSTAL SHAREHOLDERS WILL RECEIVE
(SEE PAGE 25)

         As a result of the Merger, CWS will pay Crystal Shareholders 2.87 shares of CWS Common Stock for each share of Crystal Common Stock that they own. This "Exchange Ratio" is based on the assumption that the Merger was consummated on July 7, 1999 and that the Closing Price (based on the average closing prices for CWS Common Stock for prior dates, as described herein) is $26.0625. The Exchange Ratio is subject to adjustment based on the market price of CWS Common Stock shortly before the Merger, but the price will not be more than $31.00 or less than $24.00. If the market price at that time is above $26.0625, the Exchange Ratio will go down and if the market price is below $26.0625 the Exchange Ratio will go up.
(See "THE MERGER AGREEMENT -- Consideration" on page 25.)

         Crystal Shareholders will not receive fractional shares. Instead, they will receive a check in payment for any fractional shares based on the market value of CWS Common Stock.

         The following table sets forth the Exchange Ratio to be applied in the Merger and the aggregate Merger consideration assuming various Closing Prices.


                                                                           Aggregate Merger
                                               Exchange Rate                 Consideration
                      CWS                       (CWS Stock:                 (Shares of CWS
                 Closing Price                Crystal Stock)                 Common Stock)
                 -------------                --------------                 -------------
                      $24                        3.12:1.0                      310,346
                      $28                        2.67:1.0                      266,011
                      $31                        2.41:1.0                      240,268

         Thus, each shareholder of Crystal will receive between 2.41 and 3.12 shares of CWS Common Stock for each share of Crystal Common Stock owned.


Example: If you currently own 100 shares of Crystal Common Stock, then after the Merger you will be entitled to receive between 241 and 312 shares of CWS Common Stock and a check for the market value of the fractional share.

         THE VALUE OF THE CWS COMMON STOCK THAT HOLDERS OF CRYSTAL COMMON STOCK WILL RECEIVE IN THE MERGER IS SUBJECT TO FLUCTUATION DUE TO CHANGES IN THE MARKET PRICE OF CWS COMMON STOCK. CRYSTAL SHAREHOLDERS ARE URGED TO OBTAIN CURRENT MARKET QUOTATIONS FOR CWS COMMON STOCK. FOR CERTAIN RECENT STOCK PRICE DATA, SEE "CWS COMMON STOCK PRICE RANGE AND DIVIDENDS."

         Crystal Shareholders should not send in their stock certificates until instructed to do so after the Merger is completed.

WHAT WILL HAPPEN TO CRYSTAL

         If the Merger is completed, Crystal will merge and become a subsidiary of CWS. Individuals who owned stock in Crystal before the Merger will own stock in CWS after the Merger.

BOARD OF DIRECTORS AND MANAGEMENT OF CWS FOLLOWING THE MERGER
(SEE PAGES 38)

         If the Merger is completed, we expect that Marshall T. Chiaraluce will continue as President and Chief Executive Officer of CWS. We also expect that after the Merger, Roger Engle, who is the President of Crystal, will remain as President of Crystal until he retires on December 31, 1999, with Crystal operating as a wholly-owned subsidiary of CWS.

         The Board of Directors of CWS initially will remain unchanged.

OTHER INTERESTS OF OFFICERS AND DIRECTORS IN THE MERGER
(SEE PAGE 38)

         In considering the Crystal Board's recommendation that you vote in favor of the Merger, you should be aware that two officers of Crystal, who are also directors, have employment agreements that provide them with interests in the Merger that are different from, or in addition to, yours.

CONDITIONS TO THE MERGER
(SEE PAGE 29)

         The completion of the Merger depends upon meeting a number of conditions, including the following:

         (a) the approval of the holders of two-thirds of the stock of Crystal;

         (b) there shall have been no law enacted or injunction entered which effectively prohibits the Merger or which causes a material adverse effect on either of our companies;

         (c)      the approval of the DPUC without burdensome demands;

         (d) the Merger must qualify for pooling of interests accounting treatment; and

         (e) the receipt of an opinion of CWS's counsel to the effect that the Merger will not be a taxable transaction for Crystal Shareholders.

         Certain of the conditions to the Merger may be waived by the company entitled to assert the condition.

TERMINATION OF THE MERGER AGREEMENT
(SEE PAGE 30)

         We can agree to terminate the Merger Agreement without completing the Merger, and either of us can terminate the Merger Agreement if any of the following occurs:

         (a)      the Merger is not completed by December 31, 1999;

         (b) the approval of the holders of two-thirds of the stock of Crystal is not received or any other condition to the Merger has not been met;

         (c)      by mutual agreement of the parties; or

         (d) the Closing Price for CWS Common Stock at the time it is to be used in calculating the number of shares to be issued to Crystal Shareholders is $20 per share or less.

REGULATORY APPROVALS

         The Merger must be approved by the DPUC. The parties have made regulatory filings with the DPUC. As part of that review, the Department may look at the impact of the Merger on competition and on the customers of the companies.

         It is possible that the DPUC may impose conditions for granting approval. We cannot predict whether we will obtain the required regulatory approval within the time frame contemplated by the Merger Agreement or on conditions that would not be detrimental to either of us or the combined company.

ACCOUNTING TREATMENT
(SEE PAGE 32)

         We expect the Merger to qualify as a pooling of interests, which means that we will treat our companies as if they had always been combined for accounting and financial reporting purposes. However, if the cash value of the sum of the total number of CWS fractional shares sold and the number of Crystal shares for which appraisal rights are exercised is more than 10% of the total Merger consideration, the Merger will not qualify for pooling of interests accounting treatment.

NO OPINIONS OF FINANCIAL ADVISORS
(SEE PAGES 22-25)

         In deciding to approve the Merger, neither of our Boards considered opinions from financial advisors as to the fairness of the Exchange Ratio from a financial point of view.

MATERIAL FEDERAL INCOME TAX CONSEQUENCES
(SEE PAGE 31)

         We have structured the Merger so that Crystal Shareholders will not recognize any gain or loss for federal income tax purposes in the Merger (except for tax payable because of cash received instead of fractional shares or pursuant to the exercise of appraisal rights). We have conditioned the Merger on our receipt of a legal opinion that such is the case.

DISSENTERS' RIGHTS
(SEE PAGE 34)

         Under Connecticut law, Crystal Shareholders who do not vote in favor of the Merger and who comply with certain notice requirements and other procedures will have the right to be paid cash for the "fair value" of their shares. "Fair value" may be more or less than the value of CWS stock to be paid to other Crystal Shareholders according to the Merger Agreement. Dissenting Crystal Shareholders must precisely follow specific procedures to exercise this right, or the right may be lost. These procedures are described in this Proxy Statement/Prospectus, and the Connecticut law that grants the right is attached as Appendix B.

COMPARATIVE PER SHARE MARKET PRICE INFORMATION
(SEE PAGE 12)

         Shares of CWS Common Stock are traded on NASDAQ. On March 9, 1999, the last full trading day on the NASDAQ prior to the public announcement of the proposed Merger, CWS stock closed at $25.50 per share. On July 7, 1999, CWS Common Stock closed at $28.50 per share. Crystal Common Stock is not actively traded. To the knowledge of Crystal, the most recent sale price (January 1, 1999) for Crystal Common Stock was $25.00 per share.

DIVIDENDS AFTER THE MERGER
(SEE PAGE 13)

         We expect that the initial annualized dividend rate paid to CWS Common Shareholders after the completion of the Merger will be approximately $1.17 per share, subject to approval and declaration by the CWS Board of Directors. Crystal's annual dividend for 1998 was $1.20 per share. The annualized rate of $1.17 per share is equivalent to the historic dividend rate paid to CWS Stockholders. The payment of dividends by CWS in the future, however, will depend on business conditions, its financial position and earnings, and other factors.

RESALE OF CWS COMMON STOCK
(SEE PAGE 33)

         All shares of CWS Common Stock received by Crystal Shareholders in the Merger will be freely transferable, except that shares of CWS Common Stock received by persons who are deemed to be "affiliates" of Crystal prior to the Merger may be resold by them only in transactions permitted under the federal Securities Act of 1933, as amended (the "Securities Act").

RISK FACTORS

         In determining whether to vote for the Merger, you should understand that there may be some risks related to the Merger as well as some other factors that you should consider, including:

         o the need to obtain regulatory approval for the Merger, the time that will be required to obtain this approval and the possibility that regulatory authority may impose burdensome conditions;

         o the potential effect of market fluctuations on the value of the CWS Common Stock to be issued to Crystal Shareholders due to the fact that the number of shares of CWS to be issued to Crystal Shareholders is not now determinable but will be based on the market price of CWS Common Stock shortly before the closing;

         o certain officers and members of the Crystal Board of Directors may have interests in the Merger that are different from or in addition to the interests of Crystal Shareholders generally. (See "INTERESTS OF CERTAIN PERSONS IN THE MERGER" on page 38.)

               SUMMARY SELECTED HISTORICAL AND UNAUDITED PRO FORMA
                    COMBINED CONDENSED FINANCIAL INFORMATION

         We are providing the following financial information to aid you in your analysis of the financial aspects of the Merger. We derived this information from audited financial statements for 1994 through 1998 and unaudited CWS financial statements for the 3 months ended March 31, 1999. The information is only a summary and you should read it in conjunction with our historical financial statements (and related notes) contained in the annual reports and other information that CWS has filed with the Securities and Exchange Commission (the "SEC"). See "WHERE YOU CAN FIND MORE INFORMATION" on page 62 and the Crystal financial statements and related notes beginning on page F-1.

                     CWS - HISTORICAL FINANCIAL INFORMATION

                                    At or for the 3            At or for the Year Ended December 31,
                                    Months Ended              ----------------------------------------
                                    March 31, 1999            1998      1997     1996   1995      1994
                                    --------------            ----      ----     ----   ----      ----
                                    (unaudited)         (Dollars in Millions, Except for Per Share Amounts)
Operating revenues                          8.9               37.9     38.5     38.6     39.4    38.1

Income from continuing operations           1.4                6.9      6.8      6.6      6.3     5.8

Income from continuing operations
 per common share                          0.32               1.53     1.50     1.46     1.44    1.38

Cash dividends declared per
 common share                             .2933              1.167    1.153    1.133    1.120    1.10

Book value per common share               12.79              12.77    12.38    12.04    11.64   11.14

Total assets                              195.4              194.6    189.3    184.6    176.5   171.2

Long-term debt                             62.5               62.5     54.5     54.4     54.5    54.6

                   CRYSTAL - HISTORICAL FINANCIAL INFORMATION

                                                                At or for the Year Ended December 31,
                                                              ----------------------------------------
                                                              1998      1997     1996    1995     1994
                                                              ----      ----     ----    ----     ----
                                                        (Dollars in Millions, Except for Per Share Amounts)
Operating revenues                                             1.8       1.8      1.8      1.8      1.5

Income from continuing
 operations                                                    0.1       0.2      0.2      0.2      0.0

Income from continuing
 operations per common share                                  1.41      2.31     2.34     2.06     0.09

Cash dividends declared per
 common share                                                 1.20      1.10     0.90     0.60     0.00

Book value per common share                                  18.54     18.31    17.09    15.66    14.20

Total assets                                                   9.4       9.3      8.8      8.3      8.0

Long-term debt                                                 3.0       3.1      3.1      3.1      3.2


UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL INFORMATION

         We expect that the Merger will be accounted for as a "pooling of interests," which means that for accounting and financial reporting purposes we will treat our companies as if they had always been combined. For a more detailed description of pooling of interests accounting, see "ACCOUNTING TREATMENT" on page 32.

         We have presented below unaudited pro forma financial information that reflects the pooling of interests method of accounting and is intended to give you a better picture of what our businesses might have looked like had they always been combined. For purposes of the tables, we assumed an Exchange Ratio of 2.87:1.0 based on the assumption that the Merger was consummated on July 7, 1999. If the Merger had been consummated as of that date, the Closing Price would have been $26.0625 (based on the average of the CWS Common Stock closing prices for prior dates). See "THE MERGER AGREEMENT -- Consideration" on page 25. We prepared the pro forma income statement and balance sheet by adding or combining the historical amounts of each company. We then adjusted the combined amounts for significant differences in accounting methods used by the companies. The companies may have performed differently if they were combined. You should not rely on the pro forma information as being indicative of the historical results that we would have had or the future results that we will experience after the Merger.

                          UNAUDITED PRO FORMA COMBINED


                                                               At or for the Year Ended December 31,
                                                              ---------------------------------------
                                                              1998              1997             1996
                                                              ----              ----             ----
                                                        (Dollars in Millions, Except for Per Share Amounts)
Operating revenues                                            39.7              40.3              40.4

Income from continuing operations                              7.1               7.0               6.8

Income from continuing operations
 per common share                                            [1.47]            [1.45]            [1.42]

Cash dividends declared per
 common share (1)                                            [1.12]            [1.11]            [1.08]

Book value per common share                                 [12.39]           [12.02]           [11.67]

Total assets                                                 204.0             198.6             193.4

Long-term debt                                                65.5              57.6              57.6

-----------------
(1) We have announced that, upon consummation of the Merger, the initial annualized dividend rate will be equal to $1.17 per share of CWS Common Stock, subject to approval and declaration by the Board of Directors of CWS. The annualized rate of $1.17 per share of CWS Common Stock is equivalent to the historical dividend rate paid to CWS Shareholders. The cash dividends declared per common share in the Unaudited Pro Forma Combined Condensed Financial Information reflect the sum of the dividends declared by us divided by the number of shares that would have been outstanding for the periods presented after adjusting the Crystal shares by the Exchange Ratio.

COMPARATIVE PER SHARE INFORMATION

         We have summarized below the per-share information for our respective companies on a historical, pro forma combined, and equivalent basis. We have assumed that the Crystal Shareholders will receive 2.87 shares of CWS Common Stock in exchange for each share of Crystal Common Stock.

                        COMPARATIVE PER SHARE INFORMATION


                                                                At or for the Year Ended December 31,
                                                              ---------------------------------------
                                                              1998              1997             1996
                                                              ----              ----             ----
                                                       (Dollars in Millions, Except for Per Share Amounts)

UNAUDITED PRO FORMA COMBINED
Income from continuing operations
 per common share                                             1.47              1.45             1.42

Cash dividends declared per common
 share                                                        1.12              1.11             1.08

Book value per common share                                  12.39             12.02            11.67

CRYSTAL PER SHARE EQUIVALENTS
Income from continuing operations
 per common share                                             0.49              0.80             0.81

Cash dividends declared per common
 share                                                        0.42              0.38             0.31

Book value per common share                                   6.38              6.28             5.86

CRYSTAL - HISTORICAL
Income (loss) from continuing operations
 per common share                                             1.41              2.31             2.34

Cash dividends declared per common share                      1.20              1.10             0.90

Book value per common share                                  18.37             18.15            16.94

CWS - HISTORICAL
Income from continuing operations per
 common share                                                 1.53              1.50             1.46

Cash dividends declared per common share                     1.167             1.153            1.133

Book value per common share                                  12.77             12.38            12.04

                   CWS COMMON STOCK PRICE RANGE AND DIVIDENDS

         CWS Common Stock is traded on the NASDAQ under the symbol "CTWS". The following table sets forth the high and low closing sale prices as reported on NASDAQ and dividends paid for the period indicated.


                                                                             PRICE RANGE                  DIVIDENDS
                                                                                                           PAID PER
                                                                       HIGH                LOW               SHARE
                                                                  -------------     ---------------  -------------------
1997 QUARTER ENDED
  March 31........................................                  20                  18.33              .28668
  June 30.........................................                  19.67               18.33              .28668
  September 30....................................                  19.42               18.58              .29000
  December 31.....................................                  22.67               18.92              .29000
1998 QUARTER ENDED
  March 31........................................                  23.08               20.00              .29000
  June 30.........................................                  24.00               21.42              .29000
  September 30....................................                  24.420              22.917             .29333
  December 31.....................................                  28.375              25.00              .29333
1999 QUARTER ENDED
  March 31........................................                  27.75               24.00              .29333
  June 30.........................................                  29.00               21.75              .29333




         On July 7, 1999, the last reported sale price for CWS Common Stock on the NASDAQ was $28.50.

         On March 9, 1999, the date preceding the public announcement of the execution of the Merger Agreement, the last reported sale price per share of CWS Common Stock, as reported on NASDAQ, was 25.50.

         As of June 1, 1999, there were 5,210 holders of record of CWS Common Stock.

DIVIDEND RIGHTS AND RESTRICTIONS

         Holders of CWS Common Stock are entitled to receive such dividends as may be declared by the Board of Directors from the net profits and surplus of CWS. CWS has declared and paid quarterly dividends on its Common Stock without interruption since its affiliation with CWC in 1975. Dividends, when declared, are normally paid on the 15th day of March, June, September and December.

         While CWS's Board of Directors intends to continue the practice of declaring cash dividends on a quarterly basis, no assurance can be given as to future dividends or dividend rates since future dividends of CWS will be dependent upon timely and adequate rate relief, consolidated and parent company net income, availability of cash to CWS and CWC, the financial condition of CWS and CWC, the ability of CWS and CWC to sell their securities, the requirements of the construction program of CWC and other factors existing at the time.

         CWS is not permitted to pay any dividends on its Common Stock unless full cumulative dividends to the last preceding dividend date for all outstanding shares of CWS Cumulative Preferred Stock have been paid or set aside for payment.

         The income of CWS is derived principally from its investment in CWC, and CWS's future ability to pay dividends to holders of its Common Stock is dependent upon the continued payment by CWC of dividends to CWS. At December 31, 1998, the retained earnings of CWC aggregated $15,770,000. As a result of dividend restrictions contained in CWC's mortgage indenture, the amount of cash dividends payable on CWC's common equity out of CWC's retained earnings at that date was limited to $15,520,000.

         Although the terms of CWC's Preferred Stock prohibit payment of cash dividends on CWC Common Stock in the event of an arrearage in the payment of cumulative dividends on the Preferred Stock and limit cash dividends on such Common Stock whenever Common Stock equity is less than 30% of CWC's total capitalization, no such CWC Preferred Stock is presently outstanding. See "DESCRIPTION OF CWS CAPITAL STOCK".

DIVIDEND REINVESTMENT AND COMMON STOCK PURCHASE PLAN

         CWS has a Dividend Reinvestment and Common Stock Purchase Plan (the "Plan"). Under the Plan, holders of CWS Common Stock who elect to participate may automatically reinvest all or specified percentages of their dividends in additional shares of Common Stock and may also make optional cash payments of between $25 and $1,000 per month to purchase additional shares of Common Stock at 100% of said average market price. The Company may either issue authorized but unissued shares, or purchase in the open market shares, of Common Stock to meet the requirements of the Plan.

                              CRYSTAL COMMON STOCK

         There is no established trading market for the Crystal Common Stock.

         The following table sets forth the dividends paid by Crystal on the dates indicated.

                                              DIVIDENDS PAID
                                                 PER SHARE
                                              --------------
1997
   March 25, 1997                                 50(cent)
   October 23, 1997                               60(cent)

1998
   April 28, 1998                                 60(cent)
   October 6, 1998                                60(cent)

1999
   April 23, 1999                                 75(cent)


         At June 1, 1999, there were 77 record holders of Crystal Common Stock.

         Although there can be no assurance that Crystal would continue to pay any dividends to holders of Crystal Common Stock, the policy of the Board is to attempt to pay sufficient dividends to attract and maintain equity investors. Although there is no policy, the Crystal Board and management have in recent years believed that a dividend providing a return of 5.5-6% on the then value of the Crystal Common Stock has been sufficient.

                      CRYSTAL SPECIAL SHAREHOLDERS MEETING


DATE, TIME AND PLACE OF CRYSTAL SPECIAL MEETING

         This Proxy Statement/Prospectus is being furnished to the holders of Crystal Common Stock in connection with the solicitation of proxies by the Crystal Board for use at a Crystal Special Meeting to be held on August 11, 1999, at the offices of Crystal, 321 Main Street, Danielson, Connecticut, at 10:00 a.m., local time, and at any adjournment or postponement thereof.

         This Proxy Statement/Prospectus and accompanying proxy are first being mailed to the Crystal Shareholders on or about July 12, 1999.

BUSINESS TO BE TRANSACTED AT THE CRYSTAL SPECIAL MEETING

         At the Crystal Special Meeting, Crystal Shareholders will consider and vote upon a proposal to approve the Merger.

         A copy of the Merger Agreement (without the schedules thereto) is attached as Appendix A to this Proxy Statement/Prospectus. Pursuant to the Merger Agreement , upon satisfaction or waiver of certain conditions described in the Merger Agreement, (i) Crystal will be merged with NewCo, a wholly-owned subsidiary of CWS, (ii) each outstanding share of Crystal Common Stock will be converted into the right to receive that number of shares of CWS Common Stock equal to the Exchange Ratio, and (iii) Crystal, as the surviving corporation in the Merger, will thereafter be a wholly-owned subsidiary of CWS.

         David R. Daggett, independent certified public accountant of Crystal, will be present at the Crystal Special Meeting, and will have an opportunity to make a statement, if he so desires, and to respond to appropriate questions raised at the Crystal Special Meeting.

RECORD DATE; VOTING RIGHTS

         Only shareholders of record of Crystal Common Stock at the close of business on the Record Date will be entitled to vote at the Crystal Special Meeting. On that date, there were issued and outstanding 99,311 shares of Crystal Common Stock. Each share of Crystal Common Stock is entitled to one vote per share on the Merger, all exercisable in person or by properly executed proxy at the Crystal Special Meeting or any adjournment or postponement thereof.

VOTING REQUIREMENTS

         The presence, either in person or by proxy, of the holders of a majority of the shares of Crystal Common Stock outstanding on the Record Date is necessary to constitute a quorum for the transaction of business at the Crystal Special Meeting.

         Under the Connecticut Business Corporation Act ("CBCA"), the affirmative vote, either in person or by proxy, of the holders of at least two-thirds of the shares of Crystal Common Stock outstanding on the Record Date is required to approve the Merger. Abstentions have the effect of negative votes.

         All shares represented by properly executed proxies received prior to or at the Crystal Special Meeting and not revoked will be voted in accordance with the instructions indicated in such proxies. If no instructions are indicated on a properly executed returned proxy, such proxies will be voted FOR approval of the Merger. Brokers and nominees are precluded from exercising their voting discretion with respect to the approval and thus, absent specific instructions from the beneficial owner of such shares, are not empowered to vote such shares ("broker non-votes") with respect to the approval and adoption of the Merger.

         The management of Crystal does not know of any business to be presented at the Crystal Special Meeting other than such business described in this Proxy Statement/Prospectus. Should additional business properly come before the Crystal Special Meeting, the persons acting as the proxies will have discretion to vote in accordance with their own judgment on such business.

         Pursuant to the CBCA and CWS's Certificate of Incorporation and By-Laws, no vote of the CWS Shareholders is required to complete the Merger.

AFFILIATE OWNERSHIP

         As of the Record Date, directors, officers and affiliates of Crystal as a group owned approximately 40,600 shares of Crystal Common Stock, representing approximately 41% of the outstanding shares of Crystal Common Stock.

         Of these persons, holders whose ownership constitutes 40.8% of the Crystal Common Stock have committed to vote for the Merger. Accordingly, the Merger will be approved if 33,883 additional shares or 25.9% of Crystal Common Stock are voted in favor thereof.

REVOCABILITY OF PROXIES

         Any proxy given in response to this solicitation may be revoked by the person giving it any time before it is voted. Proxies may be revoked by (i) filing with the Secretary of Crystal, at or before the taking of the vote at the Crystal Special Meeting, a written notice of revocation bearing a later date than the proxy given, (ii) duly executing a proxy bearing a later date than the proxy given and delivering it to the Secretary of Crystal before the vote at the Crystal Special Meeting, or (iii) attending the Crystal Special Meeting and voting in person (although attendance at the Crystal Special Meeting will not in and of itself constitute a revocation of a proxy previously given). Any written notice of revocation or subsequent proxy should be sent so as to be delivered to: Crystal Water Utilities Corporation, 321 Main Street, Danielson, Connecticut 06239, Attention: Secretary, at or before the taking of the vote at the Crystal Special Meeting.

PROXY SOLICITATION

         All expenses of this solicitation (other than the SEC filing fee which will be paid by CWS), including the cost of preparing and mailing this Proxy Statement/Prospectus, will be borne by Crystal. In addition to solicitation by use of the mails, proxies may be solicited by directors, officers and employees of Crystal in person or by telephone, telegram or other means of communication. Such directors, officers and employees will not be additionally compensated for, but may be reimbursed for out-of-pocket expenses in connection with, such solicitations. Arrangements will also be made with custodians, nominees and fiduciaries for the forwarding of proxy solicitation materials to beneficial owners of Crystal Common Stock held of record by such custodians, nominees and fiduciaries, and Crystal may reimburse such custodians, nominees and fiduciaries for reasonable expenses incurred in connection therewith.

                                   THE MERGER

         The following information insofar as it relates to matters contained in the Merger Agreement is qualified in its entirety by reference to the Merger Agreement, which is incorporated herein by reference and attached hereto as Appendix A. Crystal Shareholders are urged to read the Merger Agreement in its entirety. All information contained in this Proxy Statement/Prospectus with respect to Crystal has been supplied by Crystal for inclusion herein and has not been independently verified by CWS. All information contained in this Proxy Statement/Prospectus with respect to CWS has been supplied by CWS for inclusion herein and has not been independently verified by Crystal.

BACKGROUND OF THE TRANSACTION

         Public water supply has been the core business of CWC since it was established in 1956 and it remains a core business of CWC's parent company, CWS. CWC's water supply business grew in Connecticut both through the legislative expansion of its utility franchise into areas which were previously not served by a public water supplier and through acquisition of water companies which served other Connecticut areas. In 1998, CWS entered into an agreement to acquire, by merger, all of the outstanding stock of Gallup and in 1997, CWC acquired the assets of two small water companies, all in eastern Connecticut. CWS's strategic objectives include the growth of its public water supply business, and the opportunity to acquire Crystal, which is in the same eastern Connecticut corridor and can therefore be operated economically in conjunction with these other acquisitions, will further CWS's attainment of those objectives. The acquisition of Crystal will also serve to extend CWS's public water supply business into a new area.

         Water quality regulation became more complex and costly as a result of amendments to the federal Safe Drinking Water Act in 1986. Water quality standards for public drinking water and related testing and treatment requirements demanded more operational expertise and capital investment by water suppliers, and the costs of compliance with water quality regulations have caused the rates charged for water to increase. Since the changes in the regulations became effective, Crystal has come under increasing regulatory pressure to comply with a myriad of orders, regulations and laws, many of which require considerable expenditures. Given the impact on rates, economic regulators such as the DPUC have scrutinized both operational and capital expenditures critically over the past several years. Crystal, as a smaller company, cannot raise capital as readily as larger water companies. CWS is the second largest investor-owned water company operating in New England, and it has considerable financial resources and an ability to attract additional equity capital.

BACKGROUND TO THE MERGER

         Public water supply has been and remains the core business of CWS through its subsidiary, CWC. The normal growth and expansion of the business has been enhanced by CWS's acquisition of smaller water utilities throughout Connecticut that are close to CWC's three operating regions. Since 1986, CWC has acquired 22 smaller systems adding 4,800 customers to its base. In recent years, CWS has more aggressively pursued viable water company acquisitions.

         In 1992, senior management of CWS began to consider ways to sustain and enhance the growth of CWS in the future. Mr. Chiaraluce, President and Chief Executive Officer of CWS, reviewed his thoughts with the Board of Directors of CWS. The Board of Directors concurred and requested that management develop a strategic vision for CWS based on the consolidation in the water industry.

         In connection with this strategic planning, CWS's management began to analyze possible acquisition candidates in Connecticut that would enable CWS to meet its growth objectives. As part of its strategy considerations, Crystal was a primary focus in CWS's analysis based on various factors, including: (i) Crystal's size in terms of customers; and (ii) the geographic proximity of Crystal's operations to CWS.

         Over the last seven years, CWS and Crystal have discussed numerous legislative, regulatory and operational water-related issues of their respective companies. The respective Presidents and staff of both utilities have enjoyed a good relationship in the water business over the years. Since there have been numerous occasions where both Presidents have been in contact with each other over the years, there were times that the possibility of combining the two companies was informally discussed.

         On October 18, 1996, Mr. Chiaraluce submitted a written offer to Mr. Roger Engle, the President of Crystal, proposing to acquire Crystal for CWS Common Stock having a fair market value of $2 million. Mr. Engle advised that the Crystal Board had not made any determination that Crystal was for sale and stated that he did not believe the offer reflected Crystal's value.

         In June 1997, CWS submitted a written offer to Mr. Engle that proposed a stock-for-stock reorganization with a purchase price based upon 130% of Crystal's balance sheet equity and preserving for Crystal Shareholders the proceeds of any sale of Crystal's reservoir. CWS was informed by Mr. Engle sometime in July 1997 that the offer was too low and would not be brought to the attention of the full Board of Directors of Crystal.

         In May of 1998, Mr. Engle was contacted by a third party seeking to enter into the water utility business in Connecticut by means of acquisition. Following a meeting with Mr. Engle on May 14, 1998, the party submitted a proposal to acquire Crystal for consideration consisting mainly of preferred stock for which there was no trading market and which could not be converted into common stock for a period of several years. Mr. Engle, after polling various Board members, informed the offeror that the proposed consideration was too speculative.

         On June 5, 1998, the same third-party offeror submitted a revised offer with certain enhancements based upon Crystal's future water utility growth and assumption of debt. Crystal's Board met on June 16, 1998, at which time Mr. Engle and Crystal's legal advisor briefed the Board on the offer and pertinent considerations. The Board considered the offer and determined that because it was based mainly on preferred stock that could not be converted into common stock for a long period, it was too uncertain and speculative to recommend to shareholders. The Board further considered that the offeror had no prior regulatory experience in Connecticut and had no track record with Connecticut regulators. The same offeror subsequently made an offer valued at almost $70 per share, plus the value of surplus land on September 28, 1998.

         In July and August 1998, Mr. Chiaraluce expressed CWS's continuing interest in acquiring Crystal, and Mr. Engle indicated that the price would have to be in the range proposed by the third-party offeror.

         In August 1998, Mr. Engle was contacted by another third party with water supply operations serving other areas of Connecticut. After discussions in August and September, on October 6, 1998, this third party expressed interest in an acquisition of Crystal for consideration involving $6 million and the assumption of debt.

         In October 1998, Mr. Chiaraluce called Mr. Engle to suggest that they meet again to explore the benefits of a possible merger of the two companies. They met on October 20, 1998. On October 27, 1998, CWS submitted a Letter of Intent to acquire Crystal at $70 per share, a price higher than that of the June 1997 CWS offer, conditioned upon specific regulatory rate treatment. Mr. Engle indicated that he would submit this offer to his Board for discussion.

         On November 5, 1998, the party which had expressed interest in Crystal on October 6, 1998 made a proposal to acquire Crystal in a stock transaction in which Crystal shares would be valued at $75. Mr. Engle asked if CWS would revise its offer in light of this offer. On November 5, 1998, CWS verbally offered to match the third party offer of $75 per share and Mr. Engle stated that he would take the offer to Crystal's Board.

         Over the next few days there was an exchange of additional information and a series of discussions between Mr. Chiaraluce and Mr. Engle regarding issues that would need to be resolved in order for a transaction to take place. On November 9, 1998, the parties signed a Letter of Intent outlining the general terms and agreed, subject to approval of Crystal's Board, to complete the due diligence review and negotiate a definitive merger agreement.

         The respective managements of Crystal and CWS reached agreement on the Exchange Ratio through arm's length negotiations. In reaching their understanding, each management considered factors described below under "CWS's Reasons for the Transaction" and "Crystal's Reasons for the Transactions"; Recommendation of Crystal's Board of Directors". The managements of the two companies did not assign relative or specific weights to any of such factors or analysis.

         On November 18, 1998, the Board of Directors of CWS met with Mr. Chiaraluce and senior management of CWS along with CWS's legal advisor to review and to approve the proposed Merger.

         On November 20, 1998, certain members of Crystal's senior management, together with Mr. Chiaraluce, Mr. Benoit and Mr. O'Neill of CWS and legal advisors, briefed the Crystal Board of Directors with respect to the status of discussions with CWS. At the meeting, the directors and management of Crystal and their legal advisor discussed with CWS various open issues, including the ability of Crystal Shareholders to be paid in either cash or CWS Common Stock. After the CWS representatives excused themselves from the meeting, Crystal's Board discussed the offer and the terms proposed by CWS, including the amount and form of consideration, CWS's financial performance and prospects, the proximity of CWS's operations to Crystal's water utility service area, and various economic, regulatory and service considerations. The Crystal Board determined that the price was fair and directed its senior management and legal advisor to seek to resolve certain open issues, including the registration of CWS shares to be issued to Crystal Shareholders.

         On December 21, 1998, Mr. Engle and Mr. Kempain of Crystal met with Crystal's legal advisor to review open issues and a draft merger agreement in preparation for a meeting with senior management of CWS.

         On January 5, 1999, Mr. Chiaraluce and Mr. Engle, along with senior executives of both companies and legal advisors, met to discuss items from their due diligence review and to negotiate the detailed terms and specific language of the Merger Agreement.

         Negotiations on the final terms of the Merger Agreement were completed in early March 1999. The companies executed the Merger Agreement as of March 10, 1999, and on that date issued an announcement of their agreement.

         On April 23, 1999, the Board of Directors of Crystal met with Mr. Engle and Crystal's senior management to review the final Merger Agreement. After a full discussion, Crystal's Board approved the transaction as presented in the Merger Agreement.

CRYSTAL'S REASONS FOR THE TRANSACTION; RECOMMENDATION OF CRYSTAL'S BOARD OF DIRECTORS

         The Crystal Board of Directors believes that the Merger should be approved by the Crystal Shareholders in light of the favorable exchange of investments that will be afforded the Crystal Shareholders and the immediate and long-term capital needs of Crystal. The material factors on which the Board based its determination, which are all of the material factors which the Board deemed relevant, are described below. The Directors believe that CWS's strategic business plan to build a profitable, expanding water supply business is consistent with the goals of Crystal. The Directors of Crystal and the management of Crystal, after careful study and evaluation of the economic, financial and legal factors involved, which are described below, believe that the Merger will provide CWS with an increased opportunity for expansion of its business, which in turn should benefit the Crystal Shareholders who become shareholders of CWS.

         The terms of the Merger Agreement were the result of arm's-length negotiations over an extended period of time. Among the positive factors considered by the Crystal Board in deciding to approve and recommend the Merger were: the monetary terms of the Merger Agreement, which management of Crystal believes constitute a fair price for the Common Stock of Crystal; the financial condition, business assets and liabilities and management of CWS and its subsidiaries; the financial and business prospects of CWS and its subsidiaries as a result of their becoming a larger, combined operating entity, including the achievement of economies of scale; the proximity of CWS's service area and the potential operational synergies resulting therefrom; and the existence of an active trading market for the CWS Common Stock on the NASDAQ, something that is lacking for Crystal Common Stock.

         The Crystal Board considers the Merger particularly advantageous to Crystal Shareholders, and considers the exchange of investments to be favorable, in that the Crystal Shareholders will receive a security which, in the opinion of the Crystal Directors, represents an investment of the same character that has significantly greater market liquidity than the Crystal Common Stock. The receipt of CWS shares as a result of the Merger is also intended to be a tax-free exchange, thereby affording Crystal Shareholders an equity participation in CWS without currently incurring federal income tax liability. See "CERTAIN FEDERAL INCOME TAX CONSEQUENCES". The Board did not perform any quantifiable analysis in concluding that the exchange of investments was favorable.

         The Crystal Board considered economic, financial and legal factors in reaching its conclusion to approve and recommend the transaction. The economic factors included the greater access to capital Crystal would have through CWS for the operation and expansion of its business, and cost impacts associated with compliance with an increasing number of laws and regulations affecting such business. This included economic regulation by the DPUC, environmental regulation and health-related regulation (including maintaining compliance with the Federal Safe Drinking Water Act and its amendments). The costs of maintaining compliance with such laws and regulations was imposing greater burdens on the revenue requirements and rates of companies the size of Crystal Water. It was also becoming apparent to the Board of Crystal that larger water companies could more effectively absorb the costs of regulatory compliance.

         The financial factors considered related primarily to whether the aggregate purchase price to be received by Crystal was fair. In addition, the Crystal Board considered the facts that the transaction would not have immediate tax consequences for the Crystal Shareholders, that the Crystal Shareholders would receive securities with a more active trading market and that CWS had a long record of paying uninterrupted dividends on its Common Stock. The legal factors considered included the structure and form of the transactions and the effect thereof on Crystal Shareholders, as well as the likelihood that CWS, as a Connecticut-based company with water supply operations proximate to Crystal's service area, could obtain necessary regulatory approval for the transaction.

         The Crystal Board made its determination without the assistance of a financial advisor and without a "fairness opinion". Crystal is in the regulated business of public water supply within the Sate of Connecticut and is experienced in regulation by the DPUC, which determines the rates water companies may charge for water service and which must approve the economic aspects of the Merger. The Crystal Board believed that it could rely on the regulatory and financial experience of its management in evaluating the transaction, without incurring the expense of a fairness opinion, in addition to the fact that Crystal received and considered other proposals relating to the possible acquisition of Crystal.

         The merger of Crystal and CWS will allow Crystal Shareholders to realize a significant increase in the value of their interest in Crystal through a tax-free transaction, while allowing Crystal Shareholders to continue to participate as investors in the water utility industry through ownership of a stronger, combined entity better able to take advantage of future consolidation in the industry and achieve some of the economies of scale that Crystal had been seeking.

         In addition, Crystal believes that the combined entity will provide more opportunities for its employees, moderate future rate increases to the companies' customers through the realization of economies of scale and provide continued excellent service to its customers. The combined entity will also be in a better position to support customer growth in the regions served.

         The foregoing discussion of the information and factors considered by the Crystal Board of Directors is not intended to be exhaustive, but includes all material factors considered by the Crystal Board. In reaching its determination to approve and recommend the Merger, the Crystal Board of Directors did not assign relative or specific weights to the foregoing factors, and individual directors may have given different weights to different factors.

         FOR THE REASONS DESCRIBED ABOVE, THE CRYSTAL BOARD OF DIRECTORS HAS DETERMINED THE MERGER TO BE FAIR AND IN THE BEST INTERESTS OF CRYSTAL AND ITS SHAREHOLDERS, CUSTOMERS AND COMMUNITIES SERVED. ACCORDINGLY, THE CRYSTAL BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT, AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE MERGER, AND UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" APPROVAL OF THE MERGER.

CWS'S REASONS FOR THE TRANSACTION

         CWS believes that the combination with Crystal can provide better opportunities to achieve significant benefits for both companies' shareholders, customers, employees and the regions that they serve than could be achieved by the two companies separately.

         CWS, through its regulated public utility subsidiary, CWC, has been acquiring and consolidating various small, privately owned water systems adjacent to its service territory in Connecticut. Beginning in 1986, CWS has acquired 23 water systems in Connecticut. CWS's management anticipates that the Merger will permit CWS to enter, and subsequently expand its customer growth in, the regions served by Crystal's operations in southeastern Connecticut.

         CWS has focused primarily on southeastern and eastern Connecticut as areas for expansion through acquisitions of other water companies. In 1997, CWS acquired three water systems in this part of the state, adding 530 customers to its customer base. In April 1999, CWS acquired Gallup. Gallup has 1,154 customers in Plainfield and Griswold. The Gallup water distribution system is within ten miles of the CWC distribution system. The ownership of both Gallup and Crystal would encompass a service area in Connecticut that is experiencing rapid growth. The proximity of the service areas would enable CWS to supervise and coordinate the operations of these companies with greater economy than could be achieved through their present separate ownership. The acquisition is therefore a natural geographic fit and would expand CWS's core water supply business, integrate water supply planning and create opportunities for operating efficiency. CWS would also benefit from the inclusion in this transaction of Crystal's reservoir and surrounding land holdings. The inactive status of this reservoir has placed the approximately 300 acres of surrounding land holdings in a position under which this land can be marketed for sale. The circumstance of readily disposable land holdings, operational synergies and an area where significant growth is occurring justify the price to be paid by CWS in the Merger.

         CWS has not retained an outside party to evaluate the proposed Merger but has instead relied upon the knowledge of its management concerning the business of public water supply in Connecticut (and in particular the business of Crystal), and utility regulation and ratemaking in Connecticut, in considering the financial viability of the Merger. The relatively small size of the transaction was also a factor in not retaining an outside financial advisor. The CWS Board believes that the Merger is justified by the overall benefit to CWS and is in the best interests of the CWS Shareholders.

                              THE MERGER AGREEMENT

         The following is a brief summary of certain provisions of the Merger Agreement, which is attached as Appendix A to this Proxy Statement/Prospectus and is incorporated herein by reference. Such summary is qualified in its entirety by reference to the Merger Agreement.

THE MERGER

         The Merger Agreement provides that, following the approval and adoption of the Merger Agreement by the Crystal Shareholders and the satisfaction or waiver of the other conditions to the Merger, on the Closing Date, Crystal will be merged with NewCo, a wholly-owned subsidiary of CWS, with Crystal becoming a wholly-owned subsidiary of CWS and continuing as the surviving corporation (the "Surviving Company"). As a result of the Merger and assuming an Exchange Ratio of 2.87:1.0, CWS would issue 2.87 shares of CWS Common Stock for each share of Crystal Common Stock. This share amount assumes that the Exchange Ratio is based upon a Closing Price of $26.0625, which, in turn, is based upon the assumption that the Merger had been consummated on July 7, 1999. See "THE MERGER AGREEMENT -- Consideration" on page 25. Cash will be paid in lieu of fractional shares. Holders of Crystal Common Stock are entitled to dissenters' rights in connection with the Merger. See "COMPARISON OF SHAREHOLDER RIGHTS -- Dissenters' Rights of Appraisal" and "THE MERGER AGREEMENT -- Conditions Precedent to the Merger".

         The Merger will become effective in accordance with the Plan of Merger to be filed with the Secretary of State of Connecticut. It is anticipated that such filing will be made immediately after the Closing.

SURVIVING COMPANY

         At the Effective Time, each issued and outstanding share of common stock of NewCo shall remain issued and outstanding and unaffected by the Merger. The Certificate of Incorporation of NewCo and the By-Laws of Crystal as in effect immediately prior to the Closing Date will be the Certificate of Incorporation and By-Laws of the Surviving Company after the Closing Date, until thereafter changed or amended as provided therein or by applicable law.

CONSIDERATION

         At the Closing Date, by virtue of the Merger and without any action by any holder of Crystal Common Stock, each share of Crystal Common Stock will be converted into the right to receive that number of shares of CWS Common Stock equal to the Exchange Ratio. The

Exchange Ratio will be calculated by dividing $75.00 by the Closing Price (as defined below); provided, however, that the Closing Price shall not be more than $31.00 or less than $24.00. The Closing Price is the average of the daily last sale prices of the CWS Common Stock for the ten consecutive business days commencing twenty business days before the Closing Date (as defined in the Merger Agreement).

         Based upon the capitalization of Crystal and CWS as of December 31, 1998 and an assumed Exchange Ratio of 2.87:1.0 (based on the assumption that the Merger was consummated on July 7, 1999), the holders of the then outstanding shares of Crystal Common Stock would own approximately 285,787 shares of CWS Common Stock or approximately 6% of the outstanding shares of CWS Common Stock as a result of the Merger.

FRACTIONAL SHARES

         No fractional shares of CWS Common Stock will be distributed pursuant to the Merger. If any Crystal Shareholder is not entitled to a whole number of shares of CWS Common Stock, the Crystal Shareholder will receive a cash payment in lieu of any entitlement to a fractional share of CWS Common Stock from the proceeds of a sale on NASDAQ by CWS of a sufficient number of shares of CWS Common Stock to settle the aggregate amount of fractional share distribution entitlements of all similarly situated shareholders of Crystal.

EXCHANGE OF SHARES

         At the Closing Date, the stock transfer books of Crystal shall be closed and there shall be no further registration of transfers of Crystal Common Stock. Immediately after the Closing Date, transmittal letters will be mailed to each holder of record of Crystal Common Stock to be used in forwarding his or her certificates evidencing such shares for surrender and exchange for certificates evidencing the shares of CWS Common Stock to which he or she has become entitled. After receipt of such transmittal form, each holder of certificates formerly representing Crystal Common Stock should surrender such certificates to the paying agent approved by CWS, and each such holder will receive in exchange therefor certificates evidencing the number of whole shares of CWS Common Stock to which such holder is entitled. Such transmittal letters will be accompanied by instructions specifying other details of the exchange. CRYSTAL SHAREHOLDERS SHOULD NOT SEND IN THEIR STOCK CERTIFICATES TO THE PAYING AGENT UNTIL THEY RECEIVE A TRANSMITTAL LETTER FOLLOWING THE CLOSING DATE.

NO FURTHER RIGHTS

         From and after the Closing Date, holders of certificates representing shares of Crystal Common Stock will cease to have any rights with respect to Crystal Common Stock. The sole right of holders of such certificates shall be the right to receive the number of shares of CWS Common Stock which the holder of such certificate is entitled to receive. The holder of such unexchanged certificate will not be entitled to receive any dividends or other distributions declared or made after the Closing Date with respect to CWS Common Stock until the certificate is surrendered. Subject to applicable laws, such dividends and distributions, if any, will be accumulated and, at the time of such surrender, all such unpaid dividends and distributions will be paid, without interest. None of CWS, Crystal, the paying agent or any other person will be liable to any holder of shares of Crystal Common Stock for any amount delivered in good faith to a public official pursuant to any applicable abandoned property, escheat or similar laws.

         If a certificate for Crystal Common Stock has been lost, stolen or destroyed, the paying agent will issue CWS Common Stock in accordance with the Merger Agreement upon receipt of appropriate evidence as to such loss, theft or destruction, appropriate evidence as to the ownership of such certificate by the claimant and appropriate and customary indemnification.

         For a description of the differences between the rights of the holders of CWS Common Stock and Crystal Common Stock, see "COMPARISON OF SHAREHOLDER RIGHTS".

GOVERNANCE OF CWS AND THE SURVIVING COMPANY

         The Merger Agreement sets forth certain matters related to the Board of Directors and the executive officers of CWS and the Surviving Company, from and after the Closing Date. See "MANAGEMENT FOLLOWING THE MERGER".

REPRESENTATIONS AND WARRANTIES

         The Merger Agreement contains certain representations and warranties of CWS regarding, without limitation, (i) due organization and good standing, (ii) validity and non-assessability of its Common Stock, (iii) absence of defaults,
(iv) corporate authority to enter into the contemplated transaction, (v) recent reports filed with the SEC, and (vi) absence of material adverse changes in CWS's business or other material events.

         The Merger Agreement contains certain representations and warranties of Crystal regarding, without limitation, (i) due organization and good standing,
(ii) authorized capital stock, (iii) ownership of subsidiaries and other investments, (iv) corporate authority to enter into the Merger, (v) absence of defaults, (vi) financial statements, (vii) absence of certain material adverse changes in Crystal's business or other material events, (viii) compliance with applicable laws, (ix) real and personal property, (x) employees and employee benefit plans, (xi) insurance, (xii) tax matters, (xiii) condition of assets,
(xiv) regulatory matters, including utility regulation, and (xv) the absence of certain undisclosed liabilities relating to (a) contractual defaults, (b) material changes or events, (c) litigation, (d) violations of law, (e) related party transactions, (f) bank accounts and/or credit, and (g) environmental matters.

CERTAIN COVENANTS

         All Parties.

         Pursuant to the Merger Agreement, CWS and Crystal have each agreed that prior to the Closing Date, each will, among other things, (i) treat information received from the other party as confidential, (ii) use its best efforts to take, or cause to be taken, all actions necessary to consummate the Merger,
(iii) not take any action that would result in any of the representations and warranties set forth in the Merger Agreement becoming untrue at the Closing Date, and (iv) use its best efforts to obtain all regulatory and other approvals required to consummate the Merger.

         CWS.

         In addition to the covenants above, CWS has agreed to, among other things, prepare and file with the SEC and duly seek effectiveness of a Registration Statement on Form S-4 containing this Proxy Statement/Prospectus.

         Crystal.

         In addition to the convents above, Crystal has agreed that among other things, prior to the Closing Date, except (A) as permitted or required by the Merger Agreement or (B) as consented to by CWS, it will, among other things, (i) carry on its business in the ordinary course so that its representations and warranties will be true at the Closing Date and so that the conditions to be satisfied by the Companies under the Merger Agreement will be satisfied on or prior to the Closing Date; (ii) co-operate with CWS to effect a satisfactory transition in the Companies' operations; (iii) not dispose of any Assets (as defined in the Merger Agreement) of the Companies having a value of $5,000 or more or dispose of assets having an aggregate value of $25,000 or more; (iv) not incur additional liabilities other than in the ordinary course of business in the aggregate amount of $25,000 or more whether for borrowed money of otherwise, or encumber of any of the Assets; (v) maintain in force all existing liability insurance policies and bonds; (vi) advise CWS in writing of any occurrence of any events which may be material and adverse to any of the Companies; (vii) maintain Assets in good condition; (viii) not enter into any new leases or contracts that would impose any aggregate obligation in excess of $25,000; (ix) not make any material alterations to the Assets; (x) not cancel, amend or modify in any material respect any material easement, license or other right held by either of the Companies; (xi) not increase any compensation payable to any officers or employees; (xii) not issue, sell or otherwise dispose of any the shares of capital stock of either of the Companies or agree to acquire any of the shares of such capital stock or grant any options, warrants or otherwise to acquire any of such capital stock; (xiii) pay no dividends or make any other distributions on any shares of capital stock except for regularly scheduled dividend payments by Crystal of $.75 per common share paid on April 1, 1999 and by Crystal at $.65 per common share payable on November 1, 1999 if the Merger has not been closed by that date; (xiv) give to CWS and its representatives reasonable access to all Assets, documents, etc.; (xv) notify CWS promptly of any lawsuit, inquiry or investigation involving a transaction contemplated in the Merger Agreement or which might have a material adverse effect on either of the Companies or any of the Assets; (xvi) use its best efforts to remain in compliance with all laws, regulations, etc.; (xvii) submit the Plan of Merger to shareholders of Crystal, recommend approval thereof and use its best efforts to solicit the requisite approval of the Merger by Crystal Shareholders; (xviii) provide CWS with ongoing, current information with respect to the Companies; and (xviv) give prompt notice to CWS of the occurrence of any event which would be likely to cause any representation or warranty contained in the Merger Agreement to be untrue or inaccurate or of any failure of either of the Companies or any officers, directors or employees to comply with any covenant or condition to be complied with pursuant to the Merger Agreement.

CONDITIONS PRECEDENT TO THE MERGER

         The respective obligations of each party to the Merger Agreement to effect the Merger are subject to the fulfillment prior to the Closing Date of certain conditions precedent.

         All Parties.

         The obligations of CWS and Crystal are subject to the fulfillment of each of the following conditions prior to the Closing Date, unless waived by both parties: (i) receipt of DPUC approval; (ii) the Merger shall have been approved by the requisite number of shareholders of Crystal; (iii) the Registration Statement of which this Proxy Statement/Prospectus is a part shall have become effective and shall not be the subject of a stop order or proceedings seeking a stop order; and (iv) the representations and warranties of CWS and Crystal set forth in the Merger Agreement will have been true and correct in all material respects.

         CWS.

         The obligation of CWS to effect the Merger is subject to the fulfillment of various conditions, prior to or at the Closing Date, unless waived by CWS, including, among others, (i) Crystal shall have performed and complied in all material respects with the obligations required to be performed by it prior to or at the Closing Date pursuant to the Merger Agreement; (ii) the holders of more than 10% of Crystal's capital stock shall not have exercised their appraisal rights under Connecticut law; (iii) the DPUC shall have authorized CWS, as owner of the Companies, to continue to charge the Companies' current rates for water service; (iv) Crystal shall have obtained consents necessary and appropriate to effect the transactions contemplated by the Merger Agreement; (v) there shall have been no material adverse change in the Assets, business, results of operations or condition, financial or otherwise, of either of the Companies taken as a whole; (vi) the Property shall be in good condition, comply with all applicable legal requirements and shall be free and clear of any management, leasing or other agreements or contracts; (vii) receipt of an opinion of Whitman Breed Abbott and Morgan LLP, counsel to Crystal, in form and substance reasonably satisfactory to CWS and its counsel; (viii) receipt of resignations of officers and directors of each of the Companies (except for Messrs. Engle and Kempain); (ix) execution by Messrs. Roger Engle, Kempain, Pezanko and Roger D. Engle of employment agreements, and (x) the Merger shall have met the requirements for pooling of interests accounting treatment (although the parties expect that the Merger will be treated as a pooling of interests, if the cash value of the sum of the total number of CWS fractional shares sold and the number of Crystal shares for which appraisal rights are exercised is more than 10% of the total Merger consideration, the Merger will not qualify for pooling).

         Crystal.

         The obligation of Crystal to effect the Merger is subject to the fulfillment of various conditions, prior to or at the Closing Date, unless waived by Crystal, including, among others, (i) CWS shall have performed and complied in all material respects with the obligations required to be performed by it prior to or at the Closing Date pursuant to the Merger Agreement; (ii) Crystal shall have received from Day, Berry & Howard LLP, counsel to CWS, an opinion as to such matters reasonably requested by Crystal and its counsel;
(iii) the Merger shall be treated as a reorganization, within the meaning of
Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code") (which will be evidenced by an opinion to that effect from Day, Berry & Howard, LLP, counsel for CWS); and (iv) Crystal Water and CWS shall have entered into satisfactory arrangements with Mr. Engle with respect to his subsequent employment and matters relating thereto.

TERMINATION OR AMENDMENT

         The Merger Agreement may be terminated at any time prior to the Closing Date, whether before or after approval of the Merger by Crystal Shareholders,
(i) by mutual written consent of CWS and Crystal; or (ii) by either CWS or Crystal if (1) the other party shall not have complied with or performed the conditions to said party's closing, (2) the Merger shall not have been consummated on or before December 31, 1999 (the "Termination Date"); or (3) the Closing Price shall be $20.00 or less.

         The parties to the Merger Agreement have agreed that, in the event of the termination of such Agreement, all obligations of all of the parties will terminate and no party will have any obligation or liability to any of the other parties with respect to any breach of the Merger Agreement, regardless of whether such breach is outstanding or curable at the date of termination of the Merger Agreement.

         The Merger Agreement can be amended by mutual written consent of Crystal and CWS and any failure of either Crystal or CWS to comply with any of the conditions set forth in the Merger Agreement may be waived in writing by the other party. The President of Crystal and the President or any Vice President of CWS have full power to interpret the Merger Agreement on behalf of their respective companies and any such interpretation shall be binding on such company.

FEES AND EXPENSES

         The Merger Agreement provides that each party will pay all of its own legal, accounting and other expenses incurred in the preparation of the Merger Agreement and the performance of the terms and provisions of the Merger Agreement.

                     CERTAIN FEDERAL INCOME TAX CONSEQUENCES

         The following summary discusses the material federal income tax consequences of the Merger. The summary is based upon the Code, applicable Treasury regulations thereunder and administrative rulings and judicial authority as of the date hereof. All of the foregoing are subject to change, possibly with retroactive effect, and any such change could affect the continuing validity of the following discussion. The discussion assumes that holders of Crystal Common Stock hold such stock as a capital asset for federal income tax purposes. Further, the discussion does not address the tax consequences that may be relevant to a particular shareholder subject to special treatment under certain federal income tax laws, such as dealers in securities, banks, insurance companies, tax-exempt organizations, non-United States persons, shareholders who acquired Crystal Common Stock through the exercise of options or otherwise as compensation or through a tax-qualified retirement plan, and holders of options under Crystal benefit plans. The discussion does not address any consequences arising under the laws of any state, locality or foreign jurisdiction.

         Neither Crystal nor CWS has requested a ruling from the Internal Revenue Service ("IRS") regarding any of the federal income tax consequences of the Merger. The opinion of counsel as to such federal income tax consequences described below will not be binding on the IRS and will not preclude the IRS from adopting a position contrary to that of the opinion.

         As of the date hereof, it is intended that the Merger will constitute a reorganization pursuant to Section 368(a) of the Code and that for federal income tax purposes, no gain or loss will be recognized by Crystal or the Crystal Shareholders to the extent they receive shares of CWS. The obligation of Crystal to consummate the Merger is conditioned on the Merger constituting a reorganization within the meaning of Section 368(a)(1) of the Code (which will be evidenced by an opinion of Day, Berry & Howard LLP counsel to CWS). Such opinion will be based upon facts, representations and assumptions set forth in such opinion and upon certificates of officers of Crystal and CWS.

         Assuming the Merger constitutes a reorganization under Section 368(a)(1) of the Code, no gain or loss will be recognized by holders of Crystal Common Stock as a result of the surrender of their Crystal Common Stock for CWS Common Stock pursuant to the Merger (except as discussed below with respect to cash received in lieu of fractional shares). The aggregate tax basis of the CWS Common Stock received in the Merger (including any fractional shares of CWS stock deemed received) will be the same as the aggregate tax basis of the Crystal Common Stock surrendered in exchange therefor in the Merger. The holding period of the CWS

Common Stock received in the Merger (including any fractional shares of CWS stock deemed received) will be the same as the holding period of the Crystal Common Stock surrendered in exchange therefor in the Merger.

         If a holder of Crystal Common Stock receives cash in lieu of a fractional share interest in CWS Common Stock in the Merger, such fractional share interest will be treated as having been distributed to the holder, and such cash amount will be treated as received in redemption of the fractional share interest. Under Section 302 of the Code, if such redemption is "not essentially equivalent to a dividend" after giving effect to the constructive ownership rules of the Code, the holder will generally recognize capital gain or loss equal to the cash amount received for the fractional share interest reduced by the portion of the holder's tax basis in the Crystal Common Stock surrendered that is allocable to the fractional share interest in CWS Common Stock. Under these rules, a holder of Crystal Common Stock should ordinarily recognize capital gain or loss on the receipt of cash in lieu of a fractional share interest in CWS Common Stock.

         THE PRECEDING DISCUSSION DOES NOT PURPORT TO BE A COMPLETE ANALYSIS OR DISCUSSION OF ALL POTENTIAL TAX EFFECTS RELEVANT TO THE MERGER. THUS, CRYSTAL SHAREHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES TO THEM OF THE MERGER, INCLUDING TAX RETURN REPORTING REQUIREMENTS, THE APPLICABILITY AND EFFECT OF FEDERAL, STATE, LOCAL AND OTHER APPLICABLE TAX LAWS AND THE EFFECT OF ANY PROPOSED CHANGES IN TAX LAWS.

                              ACCOUNTING TREATMENT

         The Merger is expected to qualify as a pooling of interests for accounting and financial reporting purposes. Under this accounting method, the assets and liabilities of Crystal will be carried forward to CWS on a consolidated basis at their historical recorded bases. Results of operations of CWS on a consolidated basis will include the results of Crystal for the entire fiscal year in which the Merger occurs. The reported balance sheet amounts and results of operations of the separate corporations for prior periods will be combined, reclassified and conformed, as appropriate, to reflect the combined balance sheets and statements of results of operations for Crystal and CWS. It is a condition to the obligations of CWS under the Merger Agreement that the transactions contemplated by the Merger Agreement, if consummated, will qualify as a transaction to be accounted for in accordance with the pooling of interests method of accounting under the requirements of generally accepted accounting principles (although the parties expect that the Merger will be treated as a pooling of interests, if the cash value of the sum of the total number of CWS fractional shares sold and the number of Crystal shares for which the appraisal rights are exercised is more than 10% of the total Merger consideration, the Merger will not qualify for pooling). See "UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL INFORMATION".

                      RESTRICTIONS ON RESALE OF SECURITIES

         The shares of CWS Common Stock to be issued to the Crystal Shareholders in connection with the Merger have been registered under the Securities Act. CWS Common Stock received by the Crystal Shareholders upon consummation of the Merger will be freely transferable under the Securities Act, except for shares issued to any person who may be deemed an "Affiliate" (as defined below) of Crystal within the meaning of Rule 145 under the Securities Act. "Affiliates" are generally defined as persons who control, are controlled by, or are under common control with Crystal at the time the Merger is submitted for vote or consent (generally, directors and executive officers of Crystal and major holders of Crystal Common Stock). Affiliates of Crystal may not sell their shares of CWS Common Stock acquired in connection with the Merger, except pursuant to an effective registration statement under the Securities Act covering such shares or in compliance with Rule 145 or another applicable exemption from the registration requirements of the Securities Act. In general, under Rule 145, for one year following the Closing Date, an Affiliate (together with certain related persons) would be entitled to sell shares of CWS Common Stock acquired in connection with the Merger only through unsolicited "brokers' transactions" or in transactions directly with a "market maker," as such terms are defined in Rule 144 under the Securities Act. Additionally, the number of shares to be sold by an Affiliate (together with certain related persons and certain persons acting in concert) during such one-year period within any three-month period for purposes of Rule 145 may not exceed the greater of 1% of the outstanding shares of CWS Common Stock or the average weekly trading volume of such stock during the four calendar weeks preceding such sale. Rule 145 would remain available to Affiliates only if CWS remained current with its periodic filings with the SEC under the Exchange Act. Beginning one year after the Closing Date, an Affiliate would be able to sell such CWS Common Stock without such manner of sale or volume limitations, provided that CWS was current with its Exchange Act filings and such Affiliate was not then an affiliate of CWS. Beginning two years after the Closing Date, an Affiliate would be able to sell such shares of CWS Common Stock without any restrictions so long as such Affiliate had not been an affiliate of CWS for at least three months prior to the date of such sale. Affiliates of CWS are subject to further limitations and may not sell their shares of CWS Common Stock except pursuant to an effective registration statement under the Securities Act covering such shares or in compliance with Rule 144 or another applicable exemption from the registration requirements of the Securities Act. Rule 144 permits affiliates to sell shares subject to the volume and manner of sale provisions described above and subject to the availability of certain public information about CWS and the filing of certain notices of sale. The Merger Agreement requires Crystal to cause each of its affiliates to execute a written agreement to the effect that such persons will not offer or sell or otherwise dispose of any of the shares of CWS Common Stock issued to such persons in the Merger in violation of the Securities Act or the rules and regulations promulgated by the SEC thereunder.

                                 NASDAQ LISTING

         CWS will file a Notification Form for the Listing of Additional Shares prior to the Closing Date with the NASDAQ National Market relating to the shares of CWS Common Stock to be issued in the Merger to the Crystal Shareholders. Although no assurance can be given that the NASDAQ National Market will accept the shares of CWS Common Stock to be so issued for listing, CWS anticipates that such shares of CWS Common Stock will be listed. It is not a condition to the consummation of the Merger that such shares of CWS Common Stock be listed on the NASDAQ National Market.

                        RIGHTS OF DISSENTING SHAREHOLDERS

         Any Crystal Shareholder who objects to the Merger Agreement shall have the right to be paid the fair value of all shares of Crystal Common Stock owned by such shareholder in accordance with the provisions of Sections 33-855 to 33-872 of the CBCA, a copy of which is set forth in Appendix B to this Proxy Statement/Prospectus. The right to be paid the value of such shares shall be such shareholder's exclusive remedy as holder of such shares with respect to the Merger, whether or not such shareholder proceeds as provided in CBCA Sections 33-855 to 33-872.

         Any Crystal Shareholder may elect to exercise such right by giving written notice to Crystal of such shareholder's intent to demand payment for such shareholder's shares as provided in CBCA Section 33-861(a) prior to the voting of the Crystal Shareholders on the proposal to approve the Merger Agreement and must not vote any of his or her shares in favor of the proposal. Such notice should be sent to Crystal Water Utilities Corporation, 321 Main Street, Danielson, Connecticut 06239, Attention: Secretary.

         A CRYSTAL SHAREHOLDER WHO VOTES IN FAVOR OF THE MERGER AGREEMENT WILL BE PRECLUDED FROM EXERCISING DISSENTERS' RIGHTS.

         A VOTE AGAINST THE MERGER AGREEMENT WILL NOT OF ITSELF SATISFY THE REQUIREMENT THAT A DISSENTING CRYSTAL SHAREHOLDER DELIVER HIS OR HER WRITTEN NOTICE OF INTENT TO DEMAND PAYMENT IF THE MERGER IS CONSUMMATED, NOR WILL SUCH VOTE SATISFY ANY OTHER NOTICE REQUIREMENT UNDER CONNECTICUT LAW WITH RESPECT TO DISSENTERS' RIGHTS.

         A demand for payment must be executed by or for the shareholder of record fully and correctly, as the shareholder's name appears on the share certificate. A beneficial owner of shares of Crystal Common Stock who is not the record owner may make such demand for payment with respect to all (but not less than all) shares held on his or her behalf if the beneficial owner submits to Crystal at or before the assertion of his or her dissenters' rights a written consent of the record holder. A record owner, such as a broker, who holds Crystal Common Stock for others, may make such demand for payment with respect to less than all of the shares of Crystal Common Stock held of record by such person. In that event, the record owner must make such demand with respect to all shares owned beneficially by the same person, and must provide Crystal with the name and address of each person on whose behalf such demand is being made.

         If the Merger Agreement is approved, any Crystal Shareholder notifying Crystal of his or her intent to demand payment for his or her shares as provided in CBCA Section 33-861(a), provided none of such shareholder's shares shall have been voted in favor of the Merger Agreement, may require Crystal to purchase such shareholder's shares at fair value. As provided in CBCA Section 33-862, Crystal shall send a dissenters' notice to shareholders who have complied with CBCA Section 33-861 no later than ten days after the consummation of the Merger. The dissenters' notice sent by Crystal shall state where the demand for payment must be sent and where and when certificates for certificated shares must be deposited; inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received; supply a form for demanding payment that includes the date of the first announcement to news media or to shareholders of the terms of the Merger Agreement (March 10, 1999); and require that each Crystal Shareholder asserting dissenters' rights certify whether or not such shareholder acquired beneficial ownership of the shares before that date. Finally, Crystal shall set a date by which Crystal must receive the payment demand, which date may not be fewer than 30 nor more than 60 days after the date that the written dissenters' notice is delivered by Crystal, and Crystal shall ensure that each such dissenters' notice is accompanied by a copy of CBCA Sections 33-855 to 33-872.

         After a Crystal Shareholder receives such written dissenters' notice by Crystal, such shareholder must demand payment for such shareholder's shares and certify whether such shareholder acquired beneficial ownership of such shares prior to the date of the first announcement to the news media or to shareholders of the terms of the Merger Agreement in accordance with the terms of the dissenters' notice, as provided in CBCA Section 33-863(a). Such shareholder who demands payment shall also be required to submit the certificate or certificates representing such shareholder's shares to Crystal in accordance with the terms of the dissenters' notice. A CRYSTAL SHAREHOLDER'S FAILURE TO DEMAND PAYMENT OR DEPOSIT HIS OR HER SHARE CERTIFICATES SHALL TERMINATE SUCH SHAREHOLDER'S RIGHTS UNDER CBCA SECTIONS 33-855 TO 33-872.

         If a Crystal Shareholder makes such demand for payment and submits such share certificates to Crystal, such shareholder shall retain all other rights of a Crystal Shareholder until these rights are canceled or modified by the consummation of the Merger as provided in CBCA Section 33-863(b). Any shareholder failing to make such demand as described above shall be bound by the terms of the Merger Agreement if it is approved.

         Pursuant to CBCA Section 33-864, Crystal is further entitled to restrict the transfer of uncertificated shares from the date the demand for payment by such shareholders is received until Crystal either consummates the Merger or fails to do so within 60 days after the date set for demanding payment and depositing share certificates. A Crystal Shareholder who has asserted dissenters' rights as to uncertificated securities retains all rights (other than the foregoing potential restriction on transfer) of a Crystal Shareholder until such rights are canceled or modified by the consummation of the Merger.

         After Crystal either receives such demand for payment by a Crystal Shareholder, or upon consummation of the Merger, Crystal shall pay each shareholder who makes a proper demand for payment pursuant to CBCA Section 33-863 the amount Crystal estimates to be the fair value of such shareholder's shares, plus accrued interest as provided in CBCA Section 33-865(a). The payment by Crystal to such shareholder shall be accompanied by: Crystal's balance sheet as of the fiscal year ending not more than 16 months before the date of payment; an income statement for that year; a statement of changes in shareholders' equity for that year; the latest available interim financial statements, if any; a statement of Crystal's estimate of the fair value of the shares; an explanation of how the interest was calculated; a statement of the dissenting shareholder's right to demand payment under CBCA Section 33-860; and a copy of CBCA Sections 33-855 to 33-872.

         Pursuant to CBCA Section 33-866, if the Merger is not consummated within 60 days after the date set for such shareholders' demand for payment and deposit of share certificates, Crystal shall return the deposited certificates and release the transfer restrictions imposed on uncertificated shares. If the Merger is consummated after the deposited certificates have been returned and the transfer restrictions have been released, Crystal shall send a new dissenters' notice under CBCA Section 33-862 and repeat the payment demand procedure.

         Crystal may elect to withhold payment to a shareholder who makes a demand for payment pursuant to CBCA Section 33-863 if such shareholder was not the beneficial owner of such shares of Crystal Common Stock before the date set forth in the dissenters' notice as the date of the first announcement to the news media or to shareholders of the terms of the Merger Agreement. Pursuant to CBCA Section 33-867(b), if Crystal elects to withhold payment to such shareholder and the Merger is consummated, Crystal shall estimate the fair value of such shareholder's shares, plus accrued interest, and shall pay this amount to such shareholder if such shareholder agrees to accept such payment in full satisfaction of such shareholder's demand. Crystal's offer to such shareholder shall be accompanied by a statement of Crystal's estimate of the fair value of such shares, an explanation of how the interest was calculated and a statement of such shareholder's right to demand payment under CBCA Section 33-868.

         Pursuant to CBCA Section 33-868, a dissenting Crystal Shareholder may notify Crystal in writing of such shareholder's own estimate of the fair value of his shares and the amount of interest due, and demand payment of his or her estimate, less any payment by Crystal under CBCA Section 33-865, or may reject Crystal's offer to purchase such shareholder's shares, and demand payment for the fair value of such shareholder's shares and interest owing provided, however, that such action may be taken only if (a) such shareholder believes that the amount paid under CBCA Section 33-865 or offered under CBCA Section 33-867 is less than the fair value of such shareholder's shares or that the interest due is incorrectly calculated; (b) Crystal fails to make payment under CBCA Section 33-865 within 60 days after the date set for such shareholder's demand for payment; or (c) if the Merger is not consummated, and Crystal fails to return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within 60 days after the date set for such shareholder's demand for payment. Such dissenting Crystal Shareholder must make a demand for payment pursuant to CBCA Section 33-868(a) within 30 days after Crystal makes or offers payment for such shareholder's shares. FAILURE TO MAKE SUCH A DEMAND WITHIN THE 30-DAY PERIOD WILL BE TREATED AS A WAIVER OF SUCH SHAREHOLDER'S RIGHT TO DEMAND PAYMENT IN AN AMOUNT EXCEEDING THE AMOUNT PREVIOUSLY PAID OR OFFERED BY CRYSTAL.

         If a Crystal Shareholder's demand for payment under CBCA Section 33-868 remains unsettled, Crystal shall commence a proceeding within 60 days after receipt of such shareholder's demand for payment and file a petition in the Connecticut Superior Court for the Judicial District of Windham at Putnam, Connecticut or before any judge thereof, requesting that the fair value of the shares of such shareholder and the accrued interest thereon be found and determined as provided in CBCA Section 33-871(a). If Crystal fails to timely commence such proceeding, Crystal shall pay each dissenting shareholder whose demand remains unsettled the amount demanded. All shareholders making such demand for payment as described above, whose demands remain unsettled, wherever residing, shall be made parties to the proceeding. A copy of the petition shall be served on each such shareholder who is a resident of Connecticut. Nonresident dissenting shareholders may be served by registered or certified mail or by publication as provided by law. The jurisdiction of the court shall be exclusive. The court may, if it so elects, appoint one or more persons as appraisers to receive evidence and recommend a decision on the question of fair value. The appraisers shall have such power and authority as shall be specified in the order of their appointment or an amendment thereof. Each Crystal Shareholder made a party to the proceeding is entitled to judgment for the amount, if any, by which the court finds the fair value of such shareholders' shares, plus interest, exceeds the amount paid by Crystal, or for the fair value, plus accrued interest, of the after-acquired shares of such shareholders for which Crystal elected to withhold payment under CBCA Section 33-867. The costs and expenses, including the reasonable compensation and expenses of court-appointed appraisers, of any such proceeding shall be determined by the court and shall be assessed against Crystal, but all or any part of such costs and expenses may be apportioned and assessed as the court may deem equitable against any or all shareholders who are parties to the proceeding to whom Crystal has made an offer to pay for the shares if the court finds that the action of such shareholders was arbitrary or vexatious or not in good faith in demanding payment under CBCA Section 33-868. Such expenses also may include the fees and expenses of counsel and experts employed by any party, and be entered against (a) Crystal in favor of any or all dissenting shareholders who are parties to the proceeding if Crystal failed to substantially comply with the requirements of CBCA Sections 33-860 to 33-868, inclusive, or (b) either Crystal or a dissenter, in favor of any other party, if the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously or not in good faith with respect to rights provided by CBCA Sections 33-855 to 33-872, inclusive. If the court finds that the services of counsel for any shareholder were of substantial benefit to other dissenting shareholders similarly situated, and that such fees should not be assessed against Crystal, the court may find that such fees should be paid out of the amounts awarded to the dissenting shareholders who were benefitted.

         The foregoing is only a summary of the rights of an objecting holder of Crystal Common Stock. Any holder of Crystal Common Stock who intends to object to the Merger Agreement should carefully review the text of the applicable provisions of the CBCA set forth in Appendix B to this Proxy Statement/Prospectus and should also consult with such holder's attorney. THE FAILURE OF A HOLDER OF CRYSTAL COMMON STOCK TO FOLLOW PRECISELY THE PROCEDURES SUMMARIZED ABOVE AND SET FORTH IN APPENDIX B MAY RESULT IN THE LOSS OF DISSENTERS' RIGHTS. No further notice of the events giving rise to dissenters' rights or any steps associated therewith will be furnished to holders of Crystal Common Stock, except as otherwise required by law.

         In general, any objecting shareholder who perfects the right to be paid the fair value of such holder's Crystal Common Stock in cash will recognize taxable gain or loss for federal income tax purposes upon receipt of such cash.

                   INTERESTS OF CERTAIN PERSONS IN THE MERGER

         Certain members of the Crystal Board of Directors and management may be deemed to have certain interests in the Merger which are in addition to their interests as shareholders of Crystal Common Stock, generally. These additional interests may be deemed to arise from certain requirements of the Merger Agreement with respect to providing employment contracts and certain benefits for certain officers and employees of Crystal after the Merger, two of which, Mr. Engle and Mr. Kempain, are also members of the Crystal Board of Directors. The Crystal Board of Directors was aware of these interests and considered them, among other matters, in approving the Merger Agreement and the transactions contemplated thereby.

                         MANAGEMENT FOLLOWING THE MERGER

         Following the consummation of the Merger, the composition of the CWS Board of Directors will consist of the then current members of the CWS Board of Directors. The CWS Board of Directors is divided into three classes, each of which have a nominal term of three years.

             INFORMATION CONCERNING CONNECTICUT WATER SERVICE, INC.

         CWS, founded in 1956, is a non-operating holding company whose income is derived principally from CWC. CWC's and CWS's other utility subsidiary, Gallup, supplies water to over 64,000 customers for residential, commercial, industrial and municipal purposes throughout 36 municipalities in the State of Connecticut. CWC operates through three non-contiguous regions with an estimated combined population of 224,000.

         CWC's and Gallup's water systems consist of some 1,025 miles of water main with reservoir storage capacity of approximately 6.8 billion gallons. The safe, dependable yield from their 99 active wells and 20 reservoirs is approximately 39 million gallons per day. Water supply sources vary among the regions. Overall, however, about 55% of the total dependable yield comes from reservoirs and 45% from wells.

         CWC and Gallup are subject to the regulations of the State of Connecticut, DPUC and various federal and state regulatory agencies concerning water quality and environmental standards. Generally, the profitability of CWC and Gallup, and the water industry in general, is materially dependent on the adequacy of approved water rates to allow for a fair rate of return on the investment in utility plant in service. The ability of CWC and Gallup to maintain their operating costs at the lowest level possible while providing good quality water service is beneficial to customers and shareholders. Profitability is also dependent on the timeliness of rate relief, when necessary, and numerous factors over which CWC and Gallup have little or no control, such as the quantity of rainfall and temperature in a given period of time, industrial demand, financing costs, energy rates, and compliance with environmental and water quality regulations.

         The mission of CWS is to provide good quality water service to our customers at a fair return to its shareholders through a work environment that will attract, retain and motivate employees to achieve a high level of performance.

         CWS, CWC and Gallup represent the second largest investor-owned water system in New England in terms of operating revenues and utility plant investment.

                         PRINCIPAL CWS SHAREHOLDERS AND
                          STOCK OWNERSHIP OF MANAGEMENT

         The following table sets forth certain information regarding the beneficial ownership of the CWS Common Stock by (i) each director of CWS, (ii) each named executive officer of CWS, (iii) all directors and executive officers of CWS as a group, and (iv) each person known by CWS to be the beneficial owner of more than 5% of the outstanding shares of CWS Capital Stock. Except as otherwise indicated, all shares are owned directly.

-------------------------------------------------------------------------------------------------------------------------
                                                                                           Amount
                                                                                        Beneficially         Percent
        Title of Class                        Name of Beneficial Owner                    Owned (1)         of Class
-------------------------------------------------------------------------------------------------------------------------
Common Stock                     OUTSIDE DIRECTORS
                                 ----------------------------------------------------------------------------------------
                                 Francis E. Baker, Jr.                                               287              *
                                 ----------------------------------------------------------------------------------------
                                 Harold E. Bigler, Jr.                                             3,500              *
                                 ----------------------------------------------------------------------------------------
                                 Mary Ann Hanley                                                     200              *
                                 ----------------------------------------------------------------------------------------
                                 Marcia L. Hincks                                                    510              *
                                 ----------------------------------------------------------------------------------------
                                 Ronald D. Lengyel                                                   500              *
                                 ----------------------------------------------------------------------------------------
                                 Rudolph Luginbuhl                                                   450              *
                                 ----------------------------------------------------------------------------------------
                                 Harvey G. Moger                                                   3,517              *
                                 ----------------------------------------------------------------------------------------
                                 Robert F. Neal                                                    1,000              *
                                 ----------------------------------------------------------------------------------------
                                 Warren E. Packard                                                   700              *
                                 ----------------------------------------------------------------------------------------
                                 Arthur C. Reeds                                                     300              *
                                 ----------------------------------------------------------------------------------------
                                 Donald B. Wilbur                                                  1,077              *
                                 ----------------------------------------------------------------------------------------



                                 EXECUTIVE OFFICERS
                                 Marshall T. Chiaraluce (& director)                          15,983 (2)              *
                                 ----------------------------------------------------------------------------------------
                                 David C. Benoit                                               4,017 (3)              *
                                 ----------------------------------------------------------------------------------------
                                 James R. McQueen                                              5,452 (4)              *
                                 ----------------------------------------------------------------------------------------
                                 Terrance P. O'Neill                                           2,923 (5)              *
                                 ----------------------------------------------------------------------------------------
                                 Maureen P. Westbrook                                          2,041 (6)              *
                                 ----------------------------------------------------------------------------------------
                                 Directors and Executive Officer Group                            42,457              *
-------------------------------------------------------------------------------------------------------------------------
$.90 Cumulative                  William Neal MacKenzie                                            1,476           5.0%
Preferred Stock,                 222 North Main Street
$16 par value                    Wallingford, Connecticut 06492
-------------------------------------------------------------------------------------------------------------------------
Cumulative Preferred             William Neal MacKenzie                                            1,850            12%
Stock--Series A,                  222 North Main Street
$20 par value                    Wallingford, Connecticut 06492
-------------------------------------------------------------------------------------------------------------------------
                                 Jeannette Vennewald                                               1,129           7.5%
                                 35 Terry Road
                                 East Hartford, Connecticut 06108
-------------------------------------------------------------------------------------------------------------------------

*    Indicates ownership of less than one percent of the class of securities.

(1)      All amounts owned are as of July 1, 1999.
(2) Includes 5,060 unrestricted and 3,870 restricted performance share Units under the CWS's Performance Stock Program.
(3) Includes 874 unrestricted and 780 restricted performance share units and 780 shares of restricted stock under the CWS's Performance Stock Program.

(4) Includes 1,161 unrestricted and 1,092 restricted performance share units and 469 shares of restricted stock under the CWS's Performance Stock Program.

(5) Includes 1,560 shares of restricted stock under the CWS's Performance Stock Program.

(6) Includes 1,560 shares of restricted stock under the CWS's Performance Stock Program.

           INFORMATION CONCERNING CRYSTAL WATER UTILITIES CORPORATION

CRYSTAL AND CRYSTAL WATER

         Crystal was incorporated in Connecticut in 1967. It is a holding company whose subsidiary, Crystal Water, is engaged in the regulated business of public water supply in northeastern Connecticut. Crystal owns all of the outstanding capital stock of Crystal Water.

         Crystal has one class of Common Stock, the holders of which have the exclusive voting power of the corporation and are entitled to receive dividends when and as declared by the Board of Directors of Crystal.

DESCRIPTION OF THE BUSINESS OF CRYSTAL WATER

         Crystal Water was incorporated by Special Act of the Connecticut legislature in 1882. It collects, treats and distributes water to residential, commercial and industrial customers in the Borough of Danielson, within the Town of Killingly, and portions of the Towns of Killingly, Brooklyn, Plainfield and Thompson, Connecticut. Crystal Water provides water directly to approximately 3,205 metered customers and public fire protection to nine fire districts through 203 public fire hydrants and private fire protection through 54 private hydrants.

         Crystal Water's supply comes exclusively from groundwater sources consisting of four wellfields having a total of 11 wells and a safe daily yield of 2.7 million gallons per day, calculated according to the methodology prescribed by the Connecticut Department of Public Health (the "DPH"). Crystal Water's Crystal Division has sufficient supply from its P.B. Hopkins and Brooklyn wellfields to meet anticipated demand through the year 2040. Projected population increases within Crystal Water's Plainfield Division suggest the need for additional sources of supply for that Division after 2010. Two replacement wells proposed for one of the wells in Crystal Water's Thompson Division wellfield which has been deemed to be under the influence of surface water will, if approved by state regulators, enable that Division to maintain an adequate margin of safety through 2040. As groundwater under the influence of surface water, the existing well would otherwise require costly improvements to comply with the Surface Water Treatment Rule of the Safe Drinking Water Act. Crystal Water's Chase and Hygeia Reservoirs were discontinued as active supply sources in 1982.

         Water from Crystal Water's wells is treated with a poly/orthophosphate blend for corrosion control and caustic potash for pH adjustments. Chlorination is also provided at some wells.

         Crystal Water distributes water from its wells to customers through approximately 70 miles of water mains. Five standpipes providing storage of 2,350,000 gallons help maintain system pressure, meet peak demands and provide water for fire protection. Crystal has three booster pumping stations which provide adequate water pressure for higher elevations in the system. Certain undersized mains and older galvanized iron mains within the system are deficient and require replacement.

         As a regulated utility, Crystal Water cannot raise or lower its rates without DPUC approval. In the absence of a rate increase, increased revenue can only come from customer growth. Such growth can occur only within Crystal Water's franchise area without DPUC approval. Crystal Water expects moderate growth in the future through a combination of new commercial and industrial users and modest residential development.

         All operations and maintenance activities of Crystal Water are carried on through its main office at 321 Main Street in Danielson, Connecticut through employees and, when required, outside contractors. In addition to its President and Vice President, Operations, Crystal Water also employs two full-time administrative personnel, four full-time field employees and two part-time employees.

SEASONALITY OF DEMAND

         The business of Crystal Water is subject to seasonal fluctuations and weather variations. The demand for water during the warmer months is greater than during the cooler months, due primarily to additional water requirements of customer cooling systems and various private and public outdoor uses, such as lawn sprinkling. From year to year and season to season, demand will vary with rainfall and temperature levels.

OPERATING AUTHORITY

         Crystal Water is incorporated under and operates as a public water utility by virtue of authority granted by Special Acts adopted by the Connecticut legislature (the "Acts"). These Acts afford franchises, unlimited in duration, to provide public water supply to private and public customers in designated municipalities and adjacent areas. The Acts also authorize Crystal Water to lay its mains and conduits in public streets, highways and public grounds, and to exercise the power of eminent domain in connection with lands, springs, streams or ponds and any rights or interests therein which are expedient to or necessary for furnishing public water supply. In the event of the exercise of any condemnation powers, appropriate compensation must be paid to those injuriously affected by the taking.

REGULATION

         Crystal Water is subject to regulation by the DPUC, which has jurisdiction with respect to rates, service, accounting procedures, issuance of securities, disposition of utility property and other related economic matters. Customer rates are subject to approval by the DPUC. Crystal Water has its own rate structure and is separately regulated for ratemaking and other purposes by the DPUC. The following table sets forth information regarding rate increase requests by Crystal Water, and increases granted by the DPUC, in its last three general rate proceedings.

Docket Number                               90-06-07                  93-05-19                  94-09-20
-------------                               --------                  --------                  --------
Decision Date                          January 10, 1991          January 5, 1994           March 16, 1995

Returns on Rate Base
   Requested                                13.07%                   9.99%                     10.30%
   Allowed                                  12.97%                   9.13%                     10.16%

Revenue Increase
   Requested in Dollars                   $340,500                $256,545                   $368,546
   Requested as a Percentage                27.51%                   6.80%                     24.10%

   Allowed in Dollars                     $304,552                $ 15,370                   $278,708
   Allowed as a Percentage                  24.15%                   1.01%                     18.10%

         Crystal Water is also subject to regulation by the DPH with respect to water quality matters, use of water from surface and subsurface sources, the location, construction and operation of water supply facilities and the sale of certain properties. Plans for new water supply systems or enlargement of existing water supply systems also must be submitted to the DPH for approval. DPH has primary enforcement responsibility for regulations promulgated by the federal Environmental Protection Agency under the Safe Drinking Water Act, and by the DPH itself, establishing minimum water quality standards and water treatment requirements for all public drinking water.

         The Connecticut Department of Environmental Protection (the "DEP") is authorized to regulate the operations of Crystal Water with respect to water pollution abatement, diversion of water from surface and subsurface sources, and the location, construction, alteration and operation of dams and other water obstructions and facilities that affect, or discharge effluents into, state or interstate waters. Aquifer protection legislation in Connecticut requires each water utility to conduct extensive groundwater data collection and groundwater mapping of critical well field areas. The DEP is also proposing land use regulations within these critical areas. The aquifer protection legislation also mandates that each municipality designate an aquifer protection agency to regulate land use in these areas.

         Developments with respect to the identification and measurement of various elements in water supplies and concern about the effect of such elements on public health, together with possible contamination of water sources, may in the future require Crystal Water to modify all or portions of its water supplies, to develop replacement supplies or to implement new treatment techniques. Any such developments would significantly increase Capital Water's operating costs and capital requirements.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                      OF FINANCIAL CONDITION AND RESULTS OF
                OPERATIONS OF CRYSTAL WATER UTILITIES CORPORATION

         The following discussion and analysis should be read in conjunction with "CRYSTAL CONSOLIDATED FINANCIAL STATEMENTS" and the Consolidated Financial Statements of Crystal and Notes thereto included elsewhere in this Proxy Statement/Prospectus. Except for the historical information contained herein, the discussion in this Proxy Statement/Prospectus contains certain forward-looking statements that involve risks and uncertainties, such as statements of Crystal's plans, objectives, expectations and intentions. When used in this Proxy Statement/Prospectus, the words "anticipate," "plan," "believe," "estimate,"expect" and similar expressions as they relate to Crystal or its management are intended to identify such forward-looking statements. The cautionary statements made in this Proxy Statement/Prospectus should be read as being applicable to all related forward-looking statements wherever they appear in this Proxy Statement/Prospectus. Crystal's actual results, performance or achievements could differ materially from the results expressed in, or implied by, these forward-looking statements. Factors that could cause or contribute to such differences include those discussed in "RISK FACTORS," as well as those discussed elsewhere herein.

CONSOLIDATED RESULTS OF OPERATIONS

YEAR ENDED DECEMBER 31, 1998 COMPARED WITH YEAR ENDED DECEMBER 31, 1997

         Net income decreased $89,000, from $229,000 for 1997 to $140,000 for 1998. The decrease was primarily attributable to an increase in operation expense in 1998 resulting from write-offs of costs deferred in prior years associated with potential system expansion that now appears less likely to occur.

YEAR ENDED DECEMBER 31, 1997 COMPARED WITH YEAR ENDED DECEMBER 31, 1996

         Net income decreased $2,000, from $231,000 for 1996 to $229,000 for 1997. This slight decrease was due to normal increases in operating expenses reflecting annual pay increases and additional depreciation and municipal tax expense associated with plant additions. These items were partially offset by increased water sales. The increased water sales did not translate into increased operating revenues due to a midyear 1997 5% rate reduction associated with the elimination of the Connecticut Gross Earnings tax.

FINANCIAL CONDITION AND LIQUIDITY

         During the three-year period from 1996 through 1998 Crystal invested $1,364,000 in gross additions to utility plant. It funded 34% of this investment through advances, contributions and funds from others and the remainder through internally generated funds. Crystal expects to be able to continue to fund its construction program, currently estimated to be between $250,000 and $350,000 annually net of amounts funded through advances, contributions and amounts provided by others, through internally generated funds. Crystal is currently highly leveraged with its debt to equity ratio at December 31, 1998 at 62% debt, 38% equity. If Crystal has to raise capital in the future, the DPUC might not approve an additional debt issuance unless Crystal increases its equity first. The DPUC in the past has directed utilities whose debt to equity ratios exceeded what the Department considered appropriate to reduce or curtail their dividends. In the past, Crystal has been directed to omit dividend payments.

YEAR 2000

         Like many organizations, Crystal is currently evaluating and responding to its exposure to the Year 2000 problem. In general terms, the problem arises from the fact that many existing computer systems and other equipment containing date-sensitive embedded technology (including non-information technology equipment and systems) use only two digits to identify a year in the date field, with the assumption that the first two digits of the year are always "19". As a result, such systems may misinterpret dates after December 31, 1999, which may result in miscalculations, other malfunctions or the total failure of such systems. Additional problems arise from the fact that the Year 2000 is a special case leap year. Because Crystal is dependent upon the proper functioning of computer systems and other equipment containing date-sensitive embedded technology, a failure of such systems and equipment to be Year 2000 compliant could have a material adverse effect on Crystal. If not remedied, potential risks include business interruption or shutdown, financial loss, regulatory actions and legal liability.

         Crystal has taken the following steps to address the Year 2000 problem:
(a) management reviewed the computer-dependency of various aspects of its business and determined that Crystal Water's water supply sources, water treatment and water distribution operations are not dependent on computerization and would not be materially affected by the Year 2000 problem; (b) management determined that certain computer applications involved in customer billing and accounting functions could be adversely affected by the Year 2000 problem and therefore engaged computer systems consultants to evaluate potential problems and recommend and implement solutions; (c) management intends to contact Crystal's major vendors to determine the status of their Year 2000 readiness but has not yet done so. Crystal Water's major vendors supply chemicals used for corrosion control and pH adjustment, pipes, fittings and valves and various operations and maintenance services. It is possible that the Year 2000 problem could affect outside vendors. Crystal anticipates that it will complete necessary Year 2000 remediation measures in the summer of 1999. Crystal has not developed a contingency plan for addressing unresolved Year 2000 problems.

         Crystal does not believe that the costs of addressing the Year 2000 problem, excluding the costs of the MIS, will be material to Crystal's financial condition. Crystal anticipates spending approximately $3,000 for effecting its Year 2000 program in 1999. Crystal has funded, and expects to continue to fund, the costs of its Year 2000 efforts through its operating cash flow.

         The costs of Crystal's Year 2000 program and the timetable for completing its Year 2000 preparations are based on current estimates, which reflect numerous assumptions about future events, including the continued availability of certain resources, the timing and effectiveness of third-party remediation plans and other factors. Crystal can give no assurance that these estimates will be achieved, and actual results could differ materially from those currently anticipated. In addition, there can be no assurance that Crystal's Year 2000 program will be effective or that its contingency plans will be sufficient. Specific factors that might cause such material differences include, but are not limited to, the availability and cost of personnel trained in this area, the ability to locate and correct relevant computer software codes and embedded technology, the results of internal and external testing and the timeliness and effectiveness of remediation efforts of third parties.

PRINCIPAL CRYSTAL SHAREHOLDERS AND STOCK OWNERSHIP OF CRYSTAL
MANAGEMENT

         The following table sets forth certain information known to Crystal regarding the beneficial ownership of Crystal Common Stock as of June 1, 1999, by (i) each director of Crystal; (ii) each named executive officer of Crystal;
(iii) all directors and executive officers of Crystal as a group; and (iv) each person known by Crystal to be the beneficial owner of more than 5% of the outstanding Crystal Common Stock. Except as otherwise indicated, all shares are owned directly.


                                                                 SHARES
                                                              BENEFICIALLY
NAME AND ADDRESS OF BENEFICIAL OWNER                             OWNED                  PERCENT OF CLASS
------------------------------------                             -----                  ----------------
Joseph and Claire Langevin
6 Charles Place
Plainfield, CT
(Joseph Langevin-Director of Crystal Water)                      14,975                        15%

Langevin Electric Inc.
Profit Sharing Fund
P.O. Box 208
Brooklyn, CT 06234                                               13,637                        13%

Georgette Pappas
7 Bonneville Street
Danielson, CT 06234                                               9,861                        10%

Advest, Inc., F.B.O. Donald Vachon
103 Main Street
Danielson, CT 06239                                                         5,228                 5.3%

DIRECTORS/OFFICERS -

Roger Engle, President/Asst. Treasurer                                      4,281                 4.3%
Randolph Kempain, V.P./Secretary                                              154                 *
Jayne L. Hebert, Treasurer                                                     30                 *
Peter Pezanko, Asst. Secretary                                                122                 *
John E. Cuneen                                                                421                 *
Edward J. Desaulnier                                                          103                 *
Philip B. Hopkins                                                           1,209                 1.2
Ernest Joly                                                                 4,207                 4.2
Hans H. Koehl                                                               1,461                 1.5
All directors and officers
as a group (9 persons).                                                    11,988                 12.1


*Less than 1% of the outstanding Crystal Common Stock

                        DESCRIPTION OF CWS CAPITAL STOCK

         The CWS Common Stock that will be delivered to holders of Crystal's Common Stock will be newly issued from the authorized but unissued shares of CWS's Common Stock. These shares, when delivered pursuant to the Merger Agreement, will be duly authorized, validly issued, fully paid and non-assessable. CWS is authorized to issue up to 7,500,000 shares of Common Stock, no par value (stated value $1), of which 4,546,850 shares were outstanding on June 1, 1999, 15,000 shares of Voting Cumulative Preferred Stock, Series A, $20 par value, all of which are outstanding and 50,000 shares of Cumulative Preferred Stock, Series $.90, $16 par value, of which 29,499 shares are outstanding. CWS is also authorized to issue 400,000 shares of an additional class of Preferred Stock, $25 par value, none of which is outstanding. CWS also has authorized 1,000,000 shares of Preference Stock, $1 par value. Other significant provisions of CWS's capital stock, including provisions relating to corporate governance, are described under the caption "COMPARISON OF SHAREHOLDER RIGHTS". The description herein and under the caption "COMPARISON OF SHAREHOLDER RIGHTS" include brief summaries of certain provisions relating to the CWS Common Stock and CWS's Preferred Stock and Preference Stock contained in its Certificate of Incorporation and the Rights Agreement, do not purport to be complete and are subject in all respects to the applicable provisions thereof.

COMMON STOCK

         Each share of the CWS Common Stock is entitled to dividends when and as declared by the Board of Directors out of sources legally available therefor, subject to the limitations set forth under "CWS COMMON STOCK PRICE RANGE AND DIVIDENDS". Each share of CWS Common Stock is entitled to three votes, voting on all matters as a single class with the holders of the $20 Par Cumulative Preferred Stock. Holders of CWS Common Stock do not have any cumulative voting rights, which means that the holders of more than 50% of the outstanding Common Stock voting in the election of directors can elect all of the directors if they so choose and, in such event, the holders of the remaining shares will not be able to elect any director.

         The Board of Directors is authorized to issue all unissued shares of the Common Stock from time to time, without any further action or authorization by shareholders. The holders of Common Stock have no preemptive or conversion rights. The shares of Common Stock presently outstanding are, and the shares issued in the Merger will be upon issuance, fully paid and nonassessable.

         Each of the outstanding shares of CWS Common Stock will share equally in respect to all dividends paid on such Common Stock. The Certificate of Incorporation empowers CWS's Board of Directors to issue Preferred Stock and/or Preference Stock with such preferences and other rights as the Board of Directors may provide in the resolutions providing for the issuance of such Preferred Stock and/or Preference Stock. Such preferences and other rights may restrict or otherwise limit the rights of holders of CWS Common Stock to receive dividends. Any future issues of Cumulative Preferred Stock or Preference Stock will increase the preference of such stock, as classes, over Common Stock as to matters such as dividends and liquidation rights.

         In the event of any liquidation, dissolution or winding up of the affairs of CWS, whether voluntary or involuntary, all assets available for distribution to its shareholders, after the payment to the holders of Preferred Stock and Preference Stock, if any, at the time outstanding of the full amounts to which they shall be entitled, shall be divided and distributed pro rata among the holders of CWS Common Stock.

         The CWS Common Stock is traded on NASDAQ.

         All holders of record of CWS Common Stock are eligible to participate in CWS's Dividend Reinvestment and Common Stock Purchase Plan. See "CWS COMMON STOCK PRICE RANGE AND DIVIDENDS -- Dividend Reinvestment and Common Stock Purchase Plan".

         The Transfer Agent and Registrar of CWS Common Stock is EquiServe, P.O. Box 8200, Boston, Massachusetts 02266-8200.

PREFERRED AND PREFERENCE STOCK

         $20 Par Value Cumulative Preferred Stock

         CWS's $20 Par Cumulative Preferred Stock is preferred as to dividends and on liquidation over the CWS Common Stock and is on a parity with CWS's $16 Par Cumulative Preferred Stock as to preferences on dividends and liquidation. It is entitled to one vote per share voting with the holders of Common Stock (entitled to three votes per share). Dividends on the presently outstanding Series A Preferred Stock are at the rate of 80 cents per annum and are cumulative. In the case of involuntary liquidation, shares of the $20 Par Cumulative Preferred Stock are entitled to a liquidation preference of $20 per share plus accrued dividends. In the case of voluntary liquidation or redemption, such shares are entitled to the applicable redemption price for the series thereof. The redemption price with respect to Series A is $21 per share plus accrued dividends. The $20 Par Cumulative Preferred Stock, voting as a single class with all Cumulative Preferred Stock (including the $16 Par Cumulative Preferred Stock) of CWS, is also entitled to elect a majority of the Board of Directors upon default in the payment of six quarterly dividends on any outstanding shares of Preferred Stock (including $16 Par Cumulative Preferred Stock) and upon certain other defaults. The shares of $20 Par Cumulative Preferred Stock have no conversion, sinking fund or preemptive rights. The shares of the $20 Par Cumulative Preferred Stock presently outstanding are fully paid and nonassessable.

         $16 Par Value Cumulative Preferred Stock

         The CWS $16 Par Cumulative Preferred Stock is similarly preferred as to dividends and on liquidation over the CWS Common Stock. It is entitled, voting as a single CWS class with all Cumulative Preferred Stock (including the $20 Par Cumulative Preferred Stock) of CWS, to elect a majority of the Board of Directors upon default in the payment of six quarterly dividends on any outstanding shares of Preferred Stock (including the $20 Par Cumulative Preferred Stock), and upon certain other defaults, but otherwise it has no voting rights except as provided by law. Dividends on the presently outstanding $16 Par Cumulative Preferred Stock are $.90 per share per annum and are cumulative. In the case of involuntary liquidation, shares of the $16 Par Cumulative Preferred Stock are entitled to a liquidation preference of $16 per share plus accrued dividends. In the event of voluntary liquidation or redemption, such shares are entitled to the applicable redemption price therefor, which, with respect to the $.90 Series Preferred Stock, is $16 per share plus accrued dividends. The shares of $16 Par Cumulative Preferred Stock have no conversion, sinking fund or preemptive rights. The shares of the $16 Par Cumulative Preferred Stock presently outstanding are fully paid and nonassessable.

         $25 Par Value Cumulative Preferred Stock

         CWS has authorized 400,000 shares of Preferred Stock, $25 par value per share, the general preferences, voting powers, restrictions and qualifications of which are generally similar to the Company's existing Cumulative Preferred Stock. No shares of the $25 Par Cumulative Preferred Stock have been issued to date.

         $1 Par Value Preference Stock

         CWS also has authorized 1,000,000 shares of Preference Stock, $1 par value per share. To the extent that CWS's Certificate of Incorporation does not otherwise provide, the Board of Directors has the authority to determine, from time to time, the terms, limitations and relative rights and preferences of the Preference Stock, to establish series and to fix and determine variations as among series of the Preference Stock. The Preference Stock is junior to CWS's existing Cumulative Preferred Stock (but ranks ahead of the Common Stock) in rights to dividends and on voluntary or involuntary liquidation of CWS. The Preference Stock has no preemptive, conversion or voting rights, except as may be specifically provided in the Board of Directors' resolutions creating any series of the Preference Stock. No shares of the Preference Stock have been issued, but 150,000 of such shares has been designated Series A Junior Participating Preference Stock and are reserved and available for issuance under the CWS Shareholder Rights Plan.

                        COMPARISON OF SHAREHOLDER RIGHTS

         Upon the consummation of the Merger, shareholders of Crystal, a Connecticut corporation, will become shareholders of CWS, also a Connecticut corporation. Differences between Crystal's Certificate of Incorporation, as amended ("Crystal's Certificate of Incorporation"), and By-Laws and CWS's Certificate of Incorporation, as amended ("CWS's Certificate of Incorporation"), and By-Laws will result in several changes in the rights of Shareholders of Crystal when the Merger is effected. A summary of the more significant changes is set forth below.

ISSUANCE OF SHARES

         The CBCA provides that, subject to the limitations contained in the certificate of incorporation of a corporation, the board of directors of a corporation may authorize the issuance of additional shares of the corporation's capital stock up to the amount authorized in its certificate of incorporation.

         Under Connecticut law, Crystal's Board of Directors may issue and sell all or any part of the shares of stock of any class of the corporation, from time to time, without further action by shareholders. In addition, although Crystal's Certificate of Incorporation currently authorizes only one class of stock, the no par value Common Stock, Crystal's Certificate of Incorporation authorizes the Board of Directors to determine the rights and preferences of any preferred or special capital stock that may be issued by Crystal.

         CWS's Certificate of Incorporation empowers the Board of Directors to issue and dispose of Preferred Stock, Preference Stock and Common Stock with such voting powers, full or limited, or no voting powers, and such designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations and restrictions thereof as the Board may decide. The CWS Board of Directors, without shareholder approval, can issue Preferred Stock with voting and conversion rights which could limit the voting rights of holders of CWS Common Stock. The issuance of Preferred Stock and/or Preference Stock may have the effect of delaying, deferring or preventing a change in control of CWS. CWS's Board of Directors has designated the Series A Junior Participating Preference Stock ("Series A Preference Stock"). No shares of this series are outstanding. However, the Series A Preference Stock is issuable in certain circumstances, and CWS has issued rights to purchase such Preference Stock to holders of Common Stock. The Preference Stock purchase rights are exercisable only in the event of certain threatened changes in control described more fully below.

VOTING RIGHTS

         The CBCA provides that every shareholder shall be entitled to one vote for each share of capital stock held by such shareholder unless otherwise specified in the certificate of incorporation. The CBCA also provides that the holders of outstanding shares of any class of stock (even non-voting stock) are entitled to vote as a class upon any proposed amendment to the certificate of incorporation submitted to shareholder vote which would have certain specified effects on their rights.

         Holders of Crystal's Common Stock have exclusive voting power and are entitled to vote and receive notice of any shareholders' meetings.

         Holders of CWS Common Stock are entitled to cast three votes per share, and holders of CWS Cumulative Preferred Stock, Series A are entitled to one vote per share, on each matter submitted to a vote of shareholders of CWS. The holders of the CWS Common Stock and Cumulative Preferred Stock, Series A vote together as one class. If issued, each share of Series A Preference Stock would have at least 300 votes per share.

PREEMPTIVE RIGHTS

         The Certificate of Incorporation of CWS eliminates preemptive rights to subscribe to any future issues of shares of Common Stock. Under Connecticut law, holders of Crystal Common Stock do have such preemptive rights.

DISSENTERS' RIGHTS OF APPRAISAL

         Dissenters' rights are the same for both CWS and Crystal Common Stock. The CBCA grants dissenters' rights to shareholders (i.e., the right to cash payment of the fair value of one's shares determined by judicial appraisal) in the case of a merger, consolidation or a sale of all or substantially all of the corporation's assets, and certain other corporate actions and transactions.
See "RIGHTS OF DISSENTING SHAREHOLDERS".

DIVIDENDS AND DISTRIBUTIONS

         Each of the outstanding shares of CWS Common Stock will share equally in respect to all dividends paid on such Common Stock but only after all dividends have been paid on the outstanding Preferred Stock and Preference Stock.

         Holders of CWS's Series A Preferred Stock, if issued, would be entitled to receive dividend, voting and liquidation rights which are at least 100 times the equivalent rights of one share of CWS Common Stock. The rights would become exercisable only if a person or group acquires, or announces or commences a tender or exchange offer for, 15% or more of CWS' Common Stock.

         In the event of any liquidation, dissolution or winding up of the affairs of CWS, whether voluntary or involuntary, all assets available for distribution to its shareholders, after the payment to the holders of Preferred Stock and Preference Stock, shall be divided and distributed pro rata among the holders of CWS Common Stock.

         Under Connecticut law, holders of Crystal's Common Stock are entitled to share equally in respect to all distributions as and if declared by the Crystal Board of Directors.

         In the event of any dissolution or liquidation of Crystal, whether voluntary or involuntary, the remaining assets shall be divided and distributed pro rata among the holders of Crystal Common Stock.

FILLING DIRECTOR VACANCIES

         The CBCA provides that unless otherwise specified in the certificate of incorporation, a vacancy occurring on a board of directors (including one resulting from an increase in the number of directors) may be filled by the shareholders or directors. In the event that the directors remaining in office constitute less than a quorum of the board, the directors remaining in office may fill the vacancy by a majority vote.

         CWS's Certificate of Incorporation and By-Laws provide that any newly created or vacated directorship may be filled only by a majority vote of the directors then in office, although less than a quorum.

         Crystal's By-Laws provide that, upon the occurrence of a vacancy of any director or directors by reason other than an increase in the number of directorships, a majority of the remaining directors, although less than quorum, may choose a successor or successors. A vacancy created by an increase in the number of directorships shall only, and any other vacancy may, be filled by the vote of the Crystal Shareholders at a shareholder's meeting.

STANDARDS OF CONDUCT FOR DIRECTORS

         The CBCA generally requires that a director shall discharge his or her duties in good faith, with the care an ordinarily prudent person in a like position would exercise under similar circumstances and in a manner that such director reasonably believes to be in the best interests of the corporation.

         In addition, directors of corporations such as CWS with a class of voting stock registered under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), shall consider, in determining what such director believes to be in the best interests of the corporation (i) the long-term as well as the short-term interests of the corporation; (ii) the long-term and short-term interests of the shareholders of the corporation, including the possibility that those interests may be best served by the continued independence of the corporation; (iii) the interests of the corporation's employees, customers, creditors and suppliers; and (iv) community and societal considerations including those of the community in which any office or other facility of the corporation is located.

REMOVAL OF DIRECTORS

         The CBCA allows shareholders to remove directors, with or without cause, unless the corporation's certificate of incorporation provides that directors may be removed only for cause, if the number of votes cast in favor of his or her removal exceeds the number cast against removal. In addition, a director may be removed in a judicial proceeding commenced either by the corporation or its shareholders holding at least ten percent of the outstanding shares of any class of stock.

         CWS's By-Laws and Certificate of Incorporation provide that, subject to the rights of Preferred and Preference Shareholders, any director, or the entire Board of Directors, may be removed from office at any time, but only for cause and only by the affirmative vote of the holders of at least 80 percent of the combined voting power of all of the then-outstanding shares of the voting stock, voting together as a class.

         Crystal's By-Laws provide that one or more directors may be removed from office at any time, with or without cause, by the vote of a majority of the corporation's issued and outstanding voting shares, or by action of a majority of the directors in the case of a removal for reasonable cause.

AMENDMENTS TO CERTIFICATE OF INCORPORATION

         Under the CBCA, unless the CBCA or the corporation's certificate of incorporation or directors requires a greater vote, amendments to the certificate of incorporation generally require the affirmative vote of the majority of the voting power of the shares entitled to vote thereon, and if any class of shares is entitled to vote thereon as a class, by the affirmative vote of the holders of the shares of each class of shares entitled to vote thereon as a class.

         For Connecticut corporations such as Crystal, which were incorporated prior to January 1, 1997, and have less than one hundred shareholders of record, the CBCA requires the affirmative vote of at least two-thirds of the voting power of the shares of each class of stock outstanding and entitled to vote thereon with respect to any amendment submitted for shareholder approval.

         Under the CBCA, the holders of the outstanding shares of any class of stock (even non-voting stock) are entitled to vote as a class upon any proposed amendment to the certificate of incorporation submitted to shareholder vote which would affect their rights in certain specified ways.

         CWS's Certificate of Incorporation requires a supermajority vote of 80% of the combined voting power of all of the then-outstanding shares of the voting stock to alter, amend or repeal the provisions in the Certificate of Incorporation (or to amend comparable By-Law provisions) covering certain change-in-control type matters including membership and classification of the Board, filling of Board vacancies, removal of directors, shareholder action, calling of special meeting of shareholders, quorum at Board meetings, business combinations with certain shareholders or their affiliates and amendment of the foregoing voting requirements.

AMENDMENTS TO BY-LAWS

         Under the CBCA, the board of directors of a Connecticut corporation may adopt, amend or repeal the corporation's by-laws unless: (1) the corporation's certificate of incorporation reserves this power to the corporation's shareholders; or (2) the shareholders, in amending or repealing a particular by-law, provide expressly that the board of directors may not amend or repeal that by-law. Furthermore, the CBCA allows a corporation's shareholders to amend or repeal a corporation's by-laws even though the by-laws may also be amended or repealed by its board of directors.

         Crystal's By-Laws provide that the By-Laws may be amended or repealed by the affirmative vote of a majority of the holders of the Common Stock issued and outstanding and entitled to vote; or may be altered or amended by the affirmative vote of a majority of the Board of Directors at any regular or special meeting of the Board.

         Both CWS's Certificate of Incorporation and By-Laws provide that CWS's By-Laws may be amended by the Board of Directors with the exception that amendment of certain provisions requires the affirmative vote of 80% of the outstanding shares entitled to vote. Those By-Law provisions are those relating to membership and classification of the Board, filling of Board vacancies, removal of directors, shareholder action, calling of special meeting of shareholders, quorum at Board meetings, business combinations with certain shareholders or their affiliates and amendment of the foregoing voting requirements.

PROVISIONS RELATING TO CHANGE IN CONTROL

         Change in control issues may be specifically addressed in a corporation's certificate of incorporation, and are also governed in certain circumstances under the CBCA provisions relating to Business Combinations (see discussion below under the heading "Business Combination Statute").

         The CWS Certificate of Incorporation provides that the Board of Directors of CWS, when evaluating any offer of another party (1) to make a tender or exchange offer for any equity security of CWS, (2) to merge or consolidate CWS with or into another corporation or (3) to purchase or otherwise acquire all or a substantial part of the properties and assets of CWS or any of its subsidiaries, may, in connection with the exercise of its judgment in determining what it reasonably believes is in the best interests of CWS as a whole, give consideration to all such factors as the Board of Directors determines to be relevant, including, without limitation:

                  (i) the interests of the CWS shareholders, long-term as well as short-term, including the possibility that those interests may be best served by the continued independence of the Company;

                  (ii)  the interest of the customers of CWC;

                  (iii) whether the proposed transaction might violate Federal or State law;

                  (iv) the form and amount of consideration being offered in the proposed transaction not only in relation to the then-current market price for the outstanding capital stock of CWS, but also in relation to the market price for the capital stock of CWS over a period of years, the estimated price that might be achieved in a negotiated sale of CWS or CWC as a whole or in part to either public or private entities or through orderly liquidation, the estimated future value of CWS, the premiums over market price paid for the securities of other corporations in similar transactions, current political, economic and other factors bearing on securities prices, and CWS's financial condition and future prospects; and

                  (v) the social, legal and economic effects upon employees, customers, suppliers and others that have similar relationships with CWS or CWC, and the communities in which CWS and CWC conduct business, including, without limitation, the public interest obligations imposed on CWC as an operating public utility and the effect or impact of any such transaction on the ability of CWS, any subsidiaries or any successor entity to provide prudent, adequate and effective water supply service to the areas served by CWC.

         In connection with such evaluation, the Board of Directors may conduct such investigations and engage in such legal proceedings as the Board of Directors may determine. None of the foregoing provisions may be altered, amended or repealed without the affirmative vote of the holders of at least 80 percent of all of the then-outstanding shares of the voting stock of CWS, in addition to any affirmative vote of the holders of any particular class or series of such voting stock required by law or CWS's Certificate of Incorporation.

         Crystal has no comparable provision and is thus governed solely by the provisions of the CBCA referenced above.

BUSINESS COMBINATION STATUTE

         CBCA Sections 33-840 through 33-845 (the "CBCA Business Combination Statute") provide for limitations and prohibitions on certain business combinations. In general, a "business combination" includes mergers, combinations, certain transfers, or issuances of equity securities to interested shareholders and their affiliates, liquidation/dissolution resolutions passed by such persons or reclassifications of securities that result in the proportionate increase of ownership of outstanding shares by such persons.

         The CBCA Business Combination Statute generally requires that in addition to any vote otherwise required by law or the certificate of incorporation, a business combination shall first be approved by the Board of Directors and then be approved by the affirmative vote of at least (i) the holders of eighty percent (80%) of the voting power of the outstanding shares of the corporation, and (ii) the holders of two-thirds of the voting power of the outstanding shares of the corporation (other than shares held by the interested shareholder and any affiliates).

         The CBCA Business Combination Statute also generally prohibits a corporation from engaging in any business combination with any interested shareholder for a period of five years following the date that such shareholder became an interested shareholder, unless:

         (1) prior to such date the board of directors of the corporation and a majority of non-employee directors (of which there must be at least two) approved either the business combination or the transaction which resulted in the shareholder becoming an interested shareholder; or

         (2) the business combination is otherwise excepted from the five-year prohibition by applicable provisions of the CBCA.

         In general, "interested shareholder" is defined as the holder of 10% of the outstanding voting stock of the corporation.

         The CBCA Business Combination Statute generally applies to CWS, although CWS might qualify for certain available exceptions to its application depending upon the nature of the transaction. Because Crystal is not a reporting company under the Exchange Act, the CBCA Business Combination Statute would generally not apply to it.

CLASSIFICATION OF THE BOARD OF DIRECTORS

         Under the CBCA, a Connecticut corporation may have a classified board of directors.

         CWS's Certificate of Incorporation provides that directors (other than directors who may be elected by Preferred or Preference Shareholders) are to be classified into three classes, which are to hold office in staggered three-year terms.

         Crystal's Board of Directors is not classified into classes.

SHAREHOLDER MEETINGS

         Under the CBCA, any action which may be taken at a meeting of shareholders may be taken without a meeting by unanimous written consent or, if so provided by the certificate of incorporation, by the written consent of a majority of the voting power of shares. The CBCA also provides that special meetings of the shareholders may be called only by the board of directors, or by such person or persons as may be authorized by the certificate of incorporation or the bylaws or upon the written request of the holders of at least 10% (35% for certain public corporations such as CWS, but not Crystal) of all of the votes entitled to be cast at the meeting.

         CWS's Certificate of Incorporation provides that shareholder action may only be taken at an annual or special meeting of shareholders and not by written consent. Special meetings of shareholders may be called only by the Board of Directors and otherwise by shareholders as expressly permitted by applicable statute.

         Crystal's By-Laws provide that shareholder action may only be taken at an annual or special meeting of shareholders. Special meetings of shareholders may be called by the President or by resolution of the Board of Directors and shall be called by the President upon the request of any two directors or one or more shareholders holding at least one-tenth of the total number of shares entitled to vote at the meeting.

PREFERRED STOCK PURCHASE RIGHTS

         CWS has reserved 150,000 shares of its Series A Preference Stock for issuance under its Preference Stock Purchase Rights Plan. Each share of CWS Common Stock, including the shares to be issued to holders of Crystal Common Stock in the Merger, is entitled to one right to buy (the "Right" or "Rights"), under certain circumstances, one one-hundredth of a share of Series A Preference Stock at a price of $90.00 per one one-hundredth of a share.

         Subject to certain terms and conditions, each Right shall entitle the registered holder to purchase from CWS one one-hundredth of a share of Series A Preference Stock, $1 par value, of CWS at a price of $90 per one one-hundredth of a share of Series A Preference Stock (the "Purchase Price"), subject to adjustment. The description and terms of the Rights are set forth in a Rights Agreement dated as of August 12, 1998, as the same may be amended from time to time (the "Rights Agreement"), between CWS and State Street Bank and Trust Company, as Rights Agent (the "Rights Agent").

         Until the earlier to occur of (i) 10 days following a public announcement that a person or group of affiliated or associated persons (with certain exceptions, an "Acquiring Person") have acquired beneficial ownership of 15% or more of the outstanding shares of CWS Common Stock or (ii) 10 business days (or such later date as may be determined by action of the CWS Board of Directors prior to such time as any person or group of affiliated persons becomes an Acquiring Person) following the commencement of, or announcement of an intention to make, a tender offer or exchange offer the consummation of which would result in the beneficial ownership by a person or group of 15% or more of the outstanding shares of CWS Common Stock (the earlier of such dates being called the "Distribution Date"), the Rights will be evidenced, with respect to any of the CWS Common Stock certificates outstanding as of the record date, by such CWS Common Stock certificates together with a copy of the Summary of Rights sent to holders of such CWS Common Stock on the record date (the "Summary of Rights").

         The Rights Agreement provides that, until the Distribution Date (or earlier redemption or expiration of the Rights), the Rights will be transferred with and only with the CWS Common Stock. Until the Distribution Date (or earlier redemption or expiration of the Rights), new CWS Common Stock certificates issued after the record date upon transfer or new issuances of CWS Common Stock, including issuances under the CWS Dividend Reinvestment and Common Stock Purchase Plan, will contain a notation incorporating the Rights Agreement by reference. Until the Distribution Date (or earlier redemption or expiration of the Rights), the surrender for transfer of any certificates for shares of CWS Common Stock, even without such notation or a copy of the Summary of Rights, will also constitute the transfer of the Rights associated with the shares of CWS Common Stock represented by such certificate. As soon as practicable following the Distribution Date, separate certificates evidencing the Rights ("Right Certificates") will be mailed to holders of record of the CWS Common Stock as of the close of business on the Distribution Date and such separate Right Certificates alone will evidence the Rights.

         The Rights are not exercisable until the Distribution Date. The Rights will expire on October 11, 2008 (the "Final Expiration Date"), unless the Final Expiration Date is advanced or extended or unless the Rights are earlier redeemed or exchanged by CWS, in each case as described below.

         The Purchase Price payable, and the number of shares of Series A Preference Stock or other securities or property issuable, upon exercise of the Rights are subject to adjustment from time to time to prevent dilution (i) in the event of a stock dividend on, or a subdivision, combination or reclassification of, the Series A Preference Stock, (ii) upon the grant to holders of the Series A Preference Stock of certain rights or warrants to subscribe for or purchase Series A Preference Stock at a price, or securities convertible into Series A Preference Stock with a conversion price, less than the then-current market price of the Series A Preference Stock, or (iii) upon the distribution to holders of the Series A Preference Stock of evidences of indebtedness or assets (excluding regular periodic cash dividends or dividends payable in Series A Preference Stock) or of subscription rights or warrants (other than those referred to above).

         The number of outstanding Rights is also subject to adjustment in the event of a stock split of the CWS Common Stock or a stock dividend on the CWS Common Stock payable in shares of CWS Common Stock or subdivisions, consolidations or combinations of the CWS Common Stock occurring, in any such case, after August 12, 1998 and prior to the Distribution Date; provided, however, that no such adjustment was made with respect to any such dividend or subdivision approved by the Board of Directors of CWS on August 12, 1998, including the stock split effected on September 1, 1998.

         Shares of Series A Preference Stock purchasable upon exercise of the Rights will not be redeemable. Each share of Series A Preference Stock will be entitled, when, as and if declared, to a minimum preferential quarterly dividend payment of $1 per share but will be entitled to an aggregate dividend of 100 times the dividend declared per share of CWS Common Stock. In the event of a liquidation, dissolution or winding up of CWS, the holders of the Series A Preference Stock will be entitled to a minimum preferential liquidation payment of $100 per share (plus any accrued but unpaid dividends) but will be entitled to an aggregate payment of 100 times the payment made per share of CWS Common Stock. Each share of Series A Preference Stock will have 100 votes, voting together with the CWS Common Stock. Finally, in the event of any merger, consolidation or other transaction in which shares of CWS Common Stock are converted or exchanged, each share of Series A Preference Stock will be entitled to receive 100 times the amount received per share of CWS Common Stock. These rights are protected by customary antidilution provisions.

         Because of the nature of the Series A Preference Stock's dividend, liquidation and voting rights, the value of the one one-hundredth interest in a share of Series A Preference Stock purchasable upon exercise of each Right should approximate the value of one share of CWS Common Stock.

         In the event that any person or group of affiliated or associated persons becomes an Acquiring Person, each holder of a Right, other than Rights beneficially owned by the Acquiring Person (which will thereupon become void), will thereafter have the right to receive upon exercise of a Right at the then current exercise price of the Right, that number of shares of CWS Common Stock having a market value of two times the exercise price of the Right.

         In the event that, after a person or group has become an Acquiring Person, CWS is acquired in a merger or other business combination transaction or 50% or more of its consolidated assets or earning power are sold, proper provision will be made so that each holder of a Right (other than Rights beneficially owned by an Acquiring Person, which will have become void) will thereafter have the right to receive, upon the exercise thereof at the then current exercise price of the Right, that number of shares of common stock of the person with whom CWS has engaged in the foregoing transaction (or its parent), which number of shares at the time of such transaction will have a market value of two times the exercise price of the Right.

         At any time after any person or group becomes an Acquiring Person and prior to the acquisition by such person or group of 50% or more of the outstanding shares of CWS Common Stock or the occurrence of an event described in the prior paragraph, the Board of Directors of CWS may exchange the Rights (other than Rights owned by such person or group, which will have become void), in whole or in part, at an exchange ratio of one share of CWS Common Stock, or one one-hundredth of a share of Series A Preference Stock (or of a share of a class or series of CWS's Series A Preference Stock or Preferred Stock having equivalent rights, preferences and privileges), per Right (subject to adjustment).

         With certain exceptions, no adjustment in the Purchase Price will be required until cumulative adjustments require an adjustment of at least 1% in such Purchase Price. No fractional shares of Series A Preference Stock will be issued (other than fractions which are integral multiples of one one-hundredth of a share of Series A Preference Stock, which may, at the election of CWS, be evidenced by depositary receipts) and in lieu thereof, an adjustment in cash will be made based on the market price of the Series A Preference Stock on the last trading day prior to the date of exercise.

         At any time prior to the earlier of (i) the close of business on the tenth day following the first public announcement by CWS or an Acquiring Person that an Acquiring Person has become such or such earlier date as a majority of the CWS Board of Directors shall become aware of the existence of an Acquiring Person, subject to extension by the CWS Board, or (ii) the close of business on the Final Expiration Date, the Board of Directors of CWS may redeem the Rights in whole, but not in part, at a price of $.01 per Right (the "Redemption Price"). The redemption of the Rights may be made effective at such time, on such basis and with such conditions as the CWS Board of Directors in its sole discretion may establish. Immediately upon any redemption of the Rights, the right to exercise the Rights will terminate and the only right of the holders of Rights will be to receive the Redemption Price.

         For so long as the Rights are then redeemable, CWS may, except with respect to the Redemption Price, amend the Rights in any manner. After the Rights are no longer redeemable, CWS may, except with respect to the Redemption Price, amend the Rights in any manner that does not adversely affect the interests of holders of the Rights.

         Until a Right is exercised, the holder thereof, as such, will have no rights as a shareholder of CWS, including, without limitation, the right to vote or to receive dividends.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

         The CBCA states that, unless its certificate of incorporation otherwise provides, a corporation formed under Connecticut law prior to January 1, 1997 is obligated to indemnify a director to the same extent the corporation is permitted to provide indemnification to a director pursuant to Section 33-771. This obligation to indemnify is subject to certain limitations set forth in
Section 33-775 of the CBCA, which requires a determination in each case that indemnification of the director is permissible and authorized. Under the CBCA, a director may also apply to a court of competent jurisdiction for indemnification. The CBCA provides that a corporation incorporated under Connecticut law prior to January 1, 1997 shall also indemnify each officer, employee or agent who is not a director to the same extent.

         In general, Section 33-771 provides that a corporation may indemnify an individual made a party to a proceeding because he is a director against liability incurred in the proceeding if: (1) (A) he conducted himself in good faith; (B) he reasonably believed (i) in the case of conduct in his official capacity, that his conduct was in the best interests of the corporation and (ii) in all other cases, that his conduct was at least not opposed to the best interests of the corporation; and (C) in the case of any criminal proceeding, he had no reasonable cause to believe his conduct was unlawful; or (2) he engaged in conduct for which broader indemnification has been made permissible or obligatory under a provision of the corporation's certificate of incorporation.
Section 33-775 also provides that, unless ordered by a court, a corporation may not indemnify a director (1) in connection with a proceeding by or in the right of the corporation except for reasonable expenses incurred in connection with the proceeding if it is determined that the director has not met the relevant standard of conduct under 33-771; or (2) in connection with any proceeding with respect to conduct for which he was adjudged liable on the basis that he received a financial benefit to which he was not entitled whether or not involving action in his official capacity.

         The CBCA provides that a corporation may provide indemnification of or advancement of expenses to a director, officer, employee or agent only as permitted therein.

         CWS's Certificate of Incorporation provides that the personal liability of any person who is or was a director of CWS to CWS or its shareholders for monetary damages for breach of duty as a director is limited to the amount of the compensation received by the director for serving CWS during the year or years in which the violation occurred so long as such breach did not (i) involve a knowing and culpable violation of law by the director, (ii) enable the director or an associate to receive an improper personal economic gain, (iii) show a lack of good faith and a conscious disregard for the duty of the director to CWS under circumstances in which the director was aware that his or her conduct or omission created an unjustifiable risk of serious injury to CWS, (iv) constitute a sustained and unexcused pattern of inattention that amounted to an abdication of the director's duty to CWS, or (v) create liability under Section 33-757 of the Connecticut General Statutes.

         CWS's Certificate of Incorporation requires CWS to indemnify and pay for or reimburse the expenses of directors and officers to the fullest extent permitted by law; and permits CWS to indemnify and pay for or reimburse the expenses of employees or agents not otherwise entitled to indemnification on such terms and conditions as may be established by the Board of Directors.

         CWS's By-Laws also provide that CWS, through action by its Board of Directors, may purchase and CWS has purchased indemnity insurance for directors, officers, employees or agents of CWS.

         Crystal's Certificate of Incorporation and By-Laws are silent on this issue. Crystal's ByLaws provide that its Board may indemnify Crystal's officers and employees to the extent allowed by law. Thus, indemnification is governed solely by the CBCA provisions described above. Crystal has purchased indemnity insurance for directors and officers.

                                     EXPERTS

         The audited financial statements and schedules of CWS included (incorporated by reference) in this Prospectus and elsewhere in this Proxy Statement/Prospectus have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

         The financial statements, consolidated balance sheets and related consolidated statements of income and cash flows of Crystal set forth in this Prospectus and elsewhere in this Proxy Statement/Prospectus have been audited by David R. Daggett, CPA, as indicated in his report with respect thereto, and are included herein in reliance upon the authority of said individual as an expert in giving said reports.

                                  LEGAL MATTERS

         The validity of the issuance of the CWS Common Stock to be delivered at the Merger Closing Date will be passed upon by Day, Berry & Howard LLP, Hartford, Connecticut, general counsel to CWS.

                       WHERE YOU CAN FIND MORE INFORMATION

         THIS PROXY STATEMENT/PROSPECTUS INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED IN OR DELIVERED WITH THIS PROXY STATEMENT/PROSPECTUS.

         All documents filed by CWS pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this Proxy Statement/Prospectus and before the date of the Crystal Special Meeting are incorporated by reference into and to be part of this Proxy Statement/Prospectus from the date of filing of those documents.

         YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR THE DOCUMENTS TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT.

         The following documents, which were filed by CWS with the SEC, are incorporated by reference into this Proxy Statement/Prospectus:

         CWS's Annual Report on Form 10-K for the year ended December 31, 1998, Quarterly Reports on Form 10-Q for the quarter ended March 31, 1999 and the CWS Proxy Statement dated March 17, 1999 for the CWS Annual Meeting of Shareholders held on April 23, 1999.

         Any statement contained in a document incorporated or deemed to be incorporated by reference into this Proxy Statement/Prospectus will be deemed to be modified or superseded for purposes of this Proxy Statement/Prospectus to the extent that a statement contained in this Proxy Statement/Prospectus or any other subsequently filed document that is deemed to be incorporated by reference into this Proxy Statement/Prospectus modifies or supersedes the statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this Proxy Statement/Prospectus.

         The documents incorporated by reference into this Proxy Statement/Prospectus are available from us upon request. We will provide a copy of any and all of the information that is incorporated by reference in this Proxy Statement/Prospectus (not including exhibits to the information unless those exhibits are specifically incorporated by reference into this Proxy Statement/Prospectus) to any person, without charge, upon written or oral request. Requests for documents should be directed to Corporate Secretary, Connecticut Water Service, Inc., 93 West Main Street, Clinton, Connecticut 06413 (telephone 860-669-8630, extension 305). In order to ensure timely delivery of the documents, any request should be made by August 2, 1999.

         CWS files reports, proxy statements and other information with the SEC. Copies of such CWS reports, proxy statements and other information may be inspected and copied at the public reference facilities maintained by the SEC at:


Judiciary Plaza              Citicorp Center                   Seven World Trade Center
Room 1024                    500 West Madison Street           13th Floor
450 Fifth Street, N.W.       Suite 1400                        New York, New York 10048
Washington, D.C. 20549       Chicago, Illinois 60661

Reports, proxy statements and other information concerning CWS may also be inspected at:

         The National Association of Securities Dealers
         1735 K Street, N.W.
         Washington, D.C. 20006

         Copies of these materials can also be obtained by mail at prescribed rates from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Washington, D.C. 20549 or by calling the SEC at 1-800-SEC-0330. The SEC maintains a Website that contains reports, proxy statements and other information regarding CWS. The address of the SEC Website is http://www.sec.gov.

         Crystal is not subject to the informational requirements of the Exchange Act and financial and other information about Crystal and its subsidiary is not publicly available other than as set forth in this Proxy Statement/Prospectus.

         CWS has filed a Registration Statement on Form S-4 under the Securities Act with the SEC with respect to CWS's Common Stock to be issued to Crystal Shareholders in the Merger. This Proxy Statement/Prospectus constitutes the prospectus of CWS filed as part of the Registration Statement. This Proxy Statement/Prospectus does not contain all of the information set forth in the Registration Statement because certain parts of the Registration Statement are omitted in accordance with the rules and regulations of the SEC. The Registration Statement and its exhibits are available for inspection and copying as set forth above.

         THIS PROXY STATEMENT/PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO PURCHASE, THE SECURITIES OFFERED BY THIS PROXY STATEMENT/PROSPECTUS, OR THE SOLICITATION OF A PROXY, IN ANY JURISDICTION TO OR FROM ANY PERSON TO WHOM OR FROM WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER, SOLICITATION OF AN OFFER OR PROXY SOLICITATION IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROXY STATEMENT/PROSPECTUS NOR ANY DISTRIBUTION OF SECURITIES PURSUANT TO THIS PROXY STATEMENT/PROSPECTUS SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE INFORMATION SET FORTH OR INCORPORATED INTO THIS PROXY STATEMENT/PROSPECTUS BY REFERENCE OR IN OUR AFFAIRS SINCE THE DATE OF THIS PROXY STATEMENT/PROSPECTUS. THE INFORMATION CONTAINED IN THIS PROXY STATEMENT/PROSPECTUS WITH RESPECT TO CWS AND ITS SUBSIDIARIES WAS PROVIDED BY CWS AND HAS NOT BEEN INDEPENDENTLY VERIFIED BY CRYSTAL AND THE INFORMATION CONTAINED IN THIS PROXY STATEMENT/PROSPECTUS WITH RESPECT TO CRYSTAL AND ITS SUBSIDIARY WAS PROVIDED BY CRYSTAL AND HAS NOT BEEN INDEPENDENTLY VERIFIED BY CWS.

                STATEMENTS REGARDING FORWARD-LOOKING INFORMATION

         This Proxy Statement/Prospectus and the documents incorporated by reference into this Proxy Statement/Prospectus contain forward-looking statements within the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995 with respect to our financial condition, results of operations and business, and on the expected impact of the Merger on CWS's financial performance. Words such as "anticipates," "expects," "intends," "plans," "believes," "seeks," "estimates" and similar expressions identify forward-looking statements. These forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties that could cause actual results to differ materially from the results contemplated by the forward-looking statements.

         In evaluating the Merger, you should carefully consider the discussion of risks and uncertainties in the section entitled "SUMMARY -- Risk Factors" on page 7 of this Proxy Statement/Prospectus.

                       CRYSTAL WATER UTILITIES CORPORATION
               INDEX TO CRYSTAL CONSOLIDATED FINANCIAL STATEMENTS

2.       Annual Financial Statements:

         Report of Independent Public Accountant                                       F-1

         Consolidated Balance Sheets at December 31, 1998 and December 31, 1997        F-2

         Consolidated Statements of Income for the years ended December 31, 1998,
         1997 and 1996                                                                 F-4

         Consolidated Statements of Cash Flows for the years ended December 31,
         1998, 1997 and 1996                                                           F-5

         Notes to Consolidated Financial Statements                                    F-6

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



REPORT OF INDEPENDENT PUBLIC ACCOUNTANT

To the Board of Directors and Stockholders of Crystal Water Utilities Corporation and Subsidiary:

I have audited the accompanying consolidated balance sheets of Crystal Water Utilities Corporation (a Connecticut corporation) and Subsidiary as of December 31, 1998 and 1997, and the related consolidated statements of income and cash flows for each of the three years in the period ended December 31, 1998. These financial statements are the responsibility of the Company's management. My responsibility is to express an opinion on these financial statements based on my audits.

I have conducted my audit in accordance with generally accepted auditing standards. Those standards require that I plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. I believe that my audits provide a reasonable basis for my opinion.

In my opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Crystal Water Utilities Corporation and Subsidiary as of December 31, 1998 and 1997, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1998, in conformity with generally accepted accounting principles.

David R. Daggett, CPA

July 8, 1999

CONSOLIDATED BALANCE SHEETS

December 31, (Thousands of dollars)                           1998            1997
                                                          ------------    ------------

ASSETS
Utility Plant
  Utility Plant                                           $     10,304    $      9,936
  Utility Plant Acquisition Adjustments                            (21)            (35)
                                                          ------------    ------------
                                                                10,283           9,901
  Accumulated Provision for Depreciation                        (2,802)         (2,568)
                                                          ------------    ------------

    Net Utility Plant                                            7,481           7,333
                                                          ------------    ------------

Investments
  Nonutility Property                                               55              52
  Other                                                              1              18
                                                          ------------    ------------

    Total Investments                                               56              70
                                                          ------------    ------------

Current Assets
  Cash and Cash Equivalents                                        244             333
  Accounts Receivable                                              269             315
  Accrued Unbilled Revenues                                        118             130
  Materials and Supplies, at Average Cost                           60              49
  Prepayments and Other Current Assets                              37               5
                                                          ------------    ------------

    Total Current Assets                                           728             832
                                                          ------------    ------------

Deferred Charges and Regulatory Assets
  Unamortized Debt Issuance Expense                                 72              77
  Income Taxes                                                     859             786
  Other Costs                                                      169             211
                                                          ------------    ------------

    Total Deferred Charges and Regulatory Assets                 1,100           1,074
                                                          ------------    ------------

         Total Assets                                     $      9,365    $      9,309
                                                          ------------    ------------

CAPITALIZATION AND LIABILITIES

December 31, (Thousands of dollars)                           1998           1997
                                                          ------------   ------------

Capitalization
  Common Stockholders' Equity:
      Common Stock                                        $      1,198   $      1,189
       Retained Earnings                                           626            606
  Long-Term Debt                                                 2,977          3,092
                                                          ------------   ------------
         Total Capitalization                                    4,801          4,887
                                                          ------------   ------------



Current Liabilities
  Current Portion of Long-Term Debt                                122            120
  Accounts Payable                                                  67             41
  Accrued Taxes                                                     13             41
  Accrued Interest                                                   0             29
  Other                                                             96             64
                                                          ------------   ------------

         Total Current Liabilities                                 298            295
                                                          ------------   ------------


Advances for Construction                                           78             78
                                                          ------------   ------------

Contributions in Aid of Construction                             2,628          2,611
                                                          ------------   ------------

Deferred Federal Income Taxes                                      563            506
                                                          ------------   ------------

Unfunded Future Income Taxes                                       809            731
                                                          ------------   ------------

Unamortized Investment Tax Credits                                  32             34
                                                          ------------   ------------

Accrued Pension cost                                               156            167
                                                          ------------   ------------

         Total Capitalization and Liabilities             $      9,365   $      9,309
                                                          ------------   ------------

CONSOLIDATED STATEMENTS OF INCOME

For the Years Ended December 31,  (In thousands except per share amounts)         1998            1997            1996
                                                                              ------------    ------------    ------------
Operating Revenues                                                            $      1,796    $      1,824    $      1,837
                                                                              ------------    ------------    ------------

Operating Expenses
   Operation                                                                           953             802             811
   Maintenance                                                                          81              92              63
   Depreciation                                                                        233             223             208
   Income Taxes                                                                         65             108              87
   Taxes Other Than Income Taxes                                                       105             140             189
                                                                              ------------    ------------    ------------

       Total Operating Expenses                                                      1,437           1,365           1,358
                                                                              ------------    ------------    ------------

Utility Operating Income                                                               359             459             479
                                                                              ------------    ------------    ------------

Other Income (Deductions)
   Interest and Dividend Income                                                         12              12              10
   Gain on Sale of Property                                                              0               1               0
   Non-Water Sales Earnings                                                             59              37              22
   Miscellaneous Income (Deductions)                                                    (5)             (4)             (1)
   Taxes on Other Income                                                               (26)            (16)             (9)
                                                                              ------------    ------------    ------------

       Total Other Income (Deductions)                                                  40              30              22
                                                                              ------------    ------------    ------------

Interest and Debt Expenses
   Interest on Long-Term Debt                                                          254             255             264
   Other Interest Charges                                                                0               0               1
   Amortization of Debt Expense                                                          5               5               5
                                                                              ------------    ------------    ------------

       Total Interest and Debt Expenses                                                259             260             270
                                                                              ------------    ------------    ------------

Net Income Applicable to Common Stock                                         $        140    $        229    $        231
                                                                              ------------    ------------    ------------

Weighted Average Common Shares Outstanding                                            99.1            99.0            98.9
                                                                              ------------    ------------    ------------

Basic and Fully Diluted Earnings Per Average Common Share                     $       1.41    $       2.31    $       2.34
                                                                              ------------    ------------    ------------

CONSOLIDATED STATEMENTS OF CASH FLOWS

For the Years Ended December 31,  (Thousands of dollars)          1998            1997            1996
                                                              ------------    ------------    ------------
Operating Activities:
  Net Income Applicable to Common Stock                       $        140    $        229    $        231
                                                              ------------    ------------    ------------

  Adjustments to Reconcile Net Income to Net Cash
  Provided by Operating Activities:
        Depreciation                                                   233             223             208
        Change in Assets and Liabilities:
             (Increase) Decrease in Accounts Receivable and
                  Accrued Unbilled Revenues                             59              (9)            (29)
            (Increase) Decrease in Other Current Assets                (43)             19              17
            (Increase) Decrease in Other Non-Current Items              50             (65)            230
            Increase (Decrease) in Accounts Payable,
              Accrued Expenses and Other Current
                 Liabilities                                           (38)            (10)             78
            Increase in Deferred Income Taxes and
                 Investment Tax Credits, Net                            60              58            (241)
                Total Adjustments                                      321             216             263
                                                              ------------    ------------    ------------

               Net Cash Provided by Operating Activities               461             445             494
                                                              ------------    ------------    ------------

Investing Activities:
  Gross Additions to Utility Plant                                    (325)           (433)           (606)
                                                              ------------    ------------    ------------

Financing Activities:
   Proceeds from Issuance of Long-Term Debt                              0             140           2,700
   Reduction of Long-Term Debt Including Current                      (131)            (97)         (2,735)
   Portion
  Proceeds from Issuance of Common Stock                                 9               0               6
  Advances, Contributions and Funds from
     Others for Construction, Net                                       17               0             452
  Costs Incurred to Issue Long-Term Debt                                 0               0             (17)
  Cash Dividends Paid                                                 (120)           (109)            (89)
                                                              ------------    ------------    ------------
          Net Cash Provided by (Used in) Financing                    (225)            (66)            317
      Activities
                                                              ------------    ------------    ------------

Net Increase (Decrease) in Cash                                        (89)            (54)            205
Cash at Beginning of Year                                              333             387             182
                                                              ------------    ------------    ------------
Cash at End of Year                                           $        244    $        333    $        387
                                                              ------------    ------------    ------------

Supplemental Disclosures of Cash Flow Information:
  Cash Paid During the Year for:
    Interest                                                  $        281    $        227    $        283
    State and Federal Income Taxes                            $         90    $         60    $          0

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1:  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES



GENERAL -The Company is a holding company whose subsidiary, The Crystal Water Company of Danielson, is engaged in the regulated utility business of public water supply serving approximately 3,200 customers in Danielson, CT and surrounding communities. The Subsidiary's largest customer, the Town of Danielson, accounts for approximately 15% of the total operating revenues.

PRINCIPLES OF CONSOLIDATION - The consolidated financial statements include the accounts of the Company and its subsidiary, and all intercompany transactions have been eliminated.

PUBLIC UTILITY REGULATION - The Subsidiary is regulated by the State of Connecticut Department of Public Utility Control (DPUC) and as such maintains its accounts in accordance with the DPUC Uniform System of Accounts prescribed for Water Utilities Class A.

USE OF ESTIMATES - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from these estimates.

REVENUES - The Subsidiary accrues an estimate for the amount of water sold but not billed as of the balance sheet date.

UTILITY PLANT - The cost of additions to utility plant and improvements are capitalized. Costs include labor, materials, services and charges for such indirect costs as engineering, supervision, payroll taxes, employee benefits, transportation and certain preliminary survey and investigation. The cost of repairs and maintenance is expensed. When depreciable utility plant is retired or disposed of its book cost along with the cost of removal, less salvage, is charged to accumulated depreciation.

NON-UTILITY PLANT -The Subsidiary owns land, buildings and equipment with an original cost of $132,000 that is not now used in utility service. Depreciation in the amount of $77,000 was accumulated during the period these items were in service and for financial statement presentation this amount is netted against the original cost. No depreciation for this property is currently being charged against income. Upon retirement or disposal of this plant the book cost, accumulated depreciation and any salvage are netted and any gain or loss is recognized in the statement of income.

The land not being used consists mostly of a reservoir retired from service which the Subsidiary estimates have a fair market value of $2 - 3 million. If such land was sold, the sale must be approved by the DPUC and a portion of the gain, decided upon by the DPUC, may accrue to the benefit of the customers.

DEPRECIATION -The Company and Subsidiary use the straight-line method for financial statement purposes and straight-line and accelerated depreciation methods for income tax purposes. See note on income taxes which follows. No depreciation for financial statement purposes is charged against income relating to utility plant constructed with developers' contributions after 1990 as the DPUC does not allow the Subsidiary to recover this expense through rates.

CUSTOMERS' ADVANCES FOR CONSTRUCTION AND CONTRIBUTIONS IN AID OF
CONSTRUCTION Under the terms of construction contracts with real estate developers and others, the Subsidiary receives advances for the costs of new main installations. Refunds are made, without interest, as services are connected to the main, over periods not exceeding ten years and not in excess of the original advance.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


Unrefunded balances, at the end of the contract period, are credited to contributions in aid of construction (CIAC) and are no longer refundable.

INCOME TAXES - The Company provided deferred taxes for all temporary book-tax differences using the liability method. Under the liability method, deferred income taxes are recognized at currently enacted income tax rates to reflect the tax effect of temporary differences between the financial reporting and tax bases of assets and liabilities. Such temporary differences are the result of provisions in the income tax law that either require or permit certain items to be reported on the income tax return in a different period than they are reported in the financial statements. To the extent such income taxes increase or decrease future rates, an offsetting regulatory asset and liability have been recorded in the accompanying consolidating balance sheets.

Income taxes paid relating to developers' contributions which were taxable in prior years (January 1987 through June 1996) are recorded as a deferred charge are being amortized over the tax life of the related asset.

Investment credits are normalized ratably over the lives of the properties giving rise to the credits.

The Company believes that all deferred income tax assets will be realized in the future.

OTHER DEFERRED COSTS - Costs of certain administrative projects of the Subsidiary relating to regulatory processes and costs of items which benefit more than one accounting period are deferred and amortized against income over their respective lives and/or periods allowed by the DPUC. Costs which are "not year amortizable" may be entirely charged against income if and when the DPUC does not allow the Subsidiary to recover these costs through rates. During 1998 the Subsidiary charged $88,000 against income for deferred costs it believes would not be recovered in future rates. As of December 31, 1998 the following costs have been deferred:

                                                               1998    1997
                                                               ----    -----
         Rate Case Costs                                       $  6    $  23
         Tank Painting                                           46       50
         Water Supply Plan                                       20        0
         Gas Spill Monitoring                                     0       30
         Preliminary Survey and Investigation Charges            72       93
         Other Studies                                            6        0
         Notes Receivable Employees (A)                          19       15
                                                               ----    -----

                                      Total                    $169    $ 211

(A) The Company has notes receivable from four (4) employees of the Subsidiary totaling $19,000 on the balance sheet date. These notes bear interest at one (1) percent over prime and are adjusted annually on the anniversary date of each note.


EARNINGS PER SHARE - Earnings per share is computed on the weighted average number of common shares outstanding during each year. Basic and fully diluted earnings per share are the same amounts.

RECLASSIFICATION - Certain reclassifications have been made to conform previously reported data to the current presentation.


NOTE 2: ACCOUNTS RECEIVABLE

The balance of accounts receivable, stated at the estimated amounts to be collected, as of December 31, 1998 and 1997 is comprised of the following:

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Thousands of dollars)
                                                                                1998      1997
                                                                               -----     -----
         Water customers                                                       $ 254     $ 291
         Merchandising & Jobbing and Other                                        15        24
                                                                               -----     -----
                                                                               $ 269     $ 315

NOTE 3:  INCOME TAXES

Income tax expense for the year ended December 31, 1998, 1997 and 1996 is as follows:

(Thousands of dollars)                      1998          1997          1996
                                         ----------    ----------    ----------
Income Taxes Accrued                     $       31    $       66    $        6
Deferred Income Taxes                            57            56            88
Normalization of Prepaid Income Taxes             6             5             5
Normalization of Investment Credit               (3)           (3)           (3)
                                         ----------    ----------    ----------
              Total Income Tax Expense   $       91    $      124    $       96


The consolidated income tax returns of the Company and its Subsidiary have been audited through 1993 by the Internal Revenue Service with no changes.

NOTE 4:  COMMON STOCK

The Company has 200,000 authorized shares of common stock, no par value. A summary of the changes in the common stock accounts for the period January 1, 1996 through December 31, 1998, appears below:

(Thousands of dollars except share amounts)           Shares           Total
                                                      ------          ------

Balance, January 1, 1996                              98,566          $1,183

   Stock issued to Employees                             382               6
                                                      ------          ------

Balance, December 31, 1996                            98,948           1,189

   Stock issued to Employees                               0               0
                                                      ------          ------

Balance, December 31, 1997                            98,948           1,189

   Stock issued to Employees                             363               9
                                                      ------          ------

Balance, December 31, 1998                            99,311          $1,198

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 5:  ANALYSIS OF RETAINED EARNINGS

The summary of the changes in Retained Earnings for the period January 1, 1996 through December 31, 1998, appears below:

(Thousands of dollars)           1998       1997       1996
                               --------   --------   --------
Balance at Beginning of Year   $    606   $    486   $    344
Net Income                          140        229        231
                               --------   --------   --------

                                    746        715        575
                               --------   --------   --------


Dividends Declared:
   Common Stock:
       1998 $1.20 Per Share         120         --         --
       1997 $1.10 Per Share          --        109         --
       1996 $0.90 Per Share          --         --         89
                               --------   --------   --------

                                    120        109         89
                               --------   --------   --------

Balance at End of Year         $    626   $    606   $    486

NOTE 6:  LONG-TERM DEBT

Long-Term Debt at December 31, consisted of the following:

(Thousands of dollars)                                                                       1998           1997
                                                                                            ------          ------
   New London Trust
       8.0%       Maturing Dec., 2017                                                          $137           $140
   The Farmers' Home Administration
       6.25%      Maturing April 2015                                                            18              0
   Connecticut Development Authority
       7.82%      Maturing Oct., 2020                                                           528            539
   New London Trust
       8.0%       Maturing Jan., 2011                                                         2,416          2,533

                  Less Due Amounts in One Year                                                (122)          (120)
                                                                                            ------          ------

           Net Long-Term Debt                                                               $2,977          $3,092

Principal payments due in future years are as follows: 1999 - $122,000; 2000 - $142,000; 2001 - $154,000; 2002 - $167,000; 2003 - $181,000

The long-term mortgage obligations are secured by the Company's real estate and by substantially all assets of the Subsidiary, by a pledge of the Subsidiary's stock and a guarantee by the Company.

NOTE 7:  UTILITY PLANT AND CONSTRUCTION PROGRAM

The components of utility plant and equipment at December 31, are as follows:

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Thousands of dollars)                                                                      1998           1997
                                                                                          -------          ------
Source of Supply                                                                              722             717
Pumping                                                                                       590             545
Water Treatment                                                                               163             159
Transmission and Distribution                                                               7,797           7,597
General (including intangible)                                                              1,032             919
Plant Acquisition Adjustment                                                                  (21)            (35)
                                                                                          -------          ------

         Total                                                                            $10,283          $9,901

The amounts of depreciable plant at December 31, 1998 and 1997 included in total plant were $9,397,000 and $9,029,000, respectively.

The Subsidiary is engaged in a continuous construction and mapping programs. The Subsidiary's estimated annual capital expenditures, net of amounts financed by customer advances and contributions in aid of construction, are expected to be $250,000 to $350,000 annually over the next five (5) years for these projects.

NOTE 8:  TAXES OTHER THAN INCOME TAXES

Taxes Other than Income Taxes consist of the following:

(Thousands of dollars)                                                         1998            1997           1996
                                                                                ----           ----           ----
Municipal Property Taxes                                                       $  67           $ 60           $ 58
Payroll Taxes                                                                     38             35             34
Connecticut Gross Earnings Tax (A)                                                --             45             97
                                                                                ----           ----           ----

         Total                                                                  $105           $140           $189


(A) This tax was legislatively eliminated for water companies effective July 1, 1997. The Subsidiary's rates were correspondingly reduced at the same time.


NOTE 9:  PENSION

PENSION - The Subsidiary has a defined benefit pension plan covering employees who have completed six (6) months of service and attained the age of 20 1/2. Accrued pension costs and required contributions to the plan are actuarially calculated annually taking into account the employees' service to date and their expected future earnings. The following tables set for the plan's funded status as of December 31, 1998 and 1997 and the net pension cost of $14,365 and $27,024 for the years then ended.

(Thousand of Dollars)                                   1998            1997            1996
                                                   ------------    ------------    ------------
Actuarial present value of benefit obligations     $      1,008    $        556    $        483
Projected benefit obligation for salary increase            367             357             310

Projected benefit obligation                              1,375             913             793

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Plan assets at fair value                                 1,503           1,171             875
Unfunded (overfunding) projected benefits                  (128)           (258)            (82)
Unrecognized (gains) / loss                                 663             475             347
Unrecognized prior service cost                            (350)            (18)              0
Unrecognized transition obligation                          (29)            (32)            (52)
                                                   ------------    ------------    ------------
      Accrued pension costs                        $        156    $        167    $        213

Service costs                                      $         49    $         44    $         40
Interest cost of benefit obligation                          73              63              58
Return on assets                                            (96)            (73)             (5)
Amortization of unrecognized gain / loss                    (15)             (9)            (49)
Amortization of prior service cost                            1               0               0
Amortization of transition asset                              2               2               2
                                                   ------------    ------------    ------------
     Net pension cost                              $         14    $         27    $         46


The weighted average discount rate and rate of increase in future compensation levels used in determining the actuarial present value of the projected benefit obligation were 8.0%. The expected long-term rate of return on assets was 8.0%.

NOTE 10: RELATED PARTY TRANSACTIONS

The Subsidiary purchases services, materials, and supplies from professional firms, contractors and retailers whose principals are also shareholders and directors of the Company. During 1998 the amount of these purchases approximated $13,000.

NOTE 11: CONTINGENT LIABILITY

During 1998 two (2) of the Subsidiary's diversion permits lapsed and it continues to operate as if the lapses has not occurred. It timely paid the renewal fee and subsequently filed necessary applications for reinstatement of these permits with the Department of Environmental Protection, (D.E.P.). The D.E.P. may accept these applications or may require the Subsidiary to perform more studies, and/or pay fines, the cost of which cannot be estimated but such costs could be substantial.

NOTE 12: NON-CASH TRANSACTIONS

On December 30, 1998 the Subsidiary acquired the transmission and distribution system and the customers of the Powdrell and Alexander Memorial Water Association, Inc. (P&A). The Subsidiary also acquired the current assets of P&A and assumed all of P&A's debt. In exchange the Subsidiary is obligated to provide water, at no charge, to the former P&A customers for one year. During 1997 and 1996 there were no non-cash transactions.

NOTE 13: SUBSEQUENT EVENT

The Company has entered into an agreement to be acquired by Connecticut Water Service, Inc., in a non-taxable exchange of stock. This transaction is subject to approval by the DPUC and the Company's shareholders.

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 21           EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

                  Exhibits filed or incorporated by reference in the original Registration Statement on Form S-4 (Registration No. 333-80947) are hereby incorporated herein by reference and shall be deemed to be a part of this Amendment No. 1 to said Registration Statement.

                  Exhibits indicated below are filed herewith.



EXHIBIT                                                         DESCRIPTION
-------                                                         -----------
5.1*                   Opinion of Day, Berry & Howard LLP regarding validity of securities being registered
8.1*                   Opinion of Day, Berry & Howard LLP regarding certain tax aspects of the
                       Merger
23.1*                  Consent of Day, Berry & Howard LLP (included as part of its opinions filed as Exhibit 5.1 and Exhibit 8.1, respectively and incorporated herein by reference)
23.2*                  Consent of Arthur Andersen LLP
23.3*                  Consent of David R. Daggett, CPA

ITEM 22.  UNDERTAKINGS

The undersigned Registrant hereby undertakes:

(1) that, for the purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(2) that before any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form;

(3) that every prospectus (i) that is filed pursuant to paragraph (2) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the Registration Statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(4) to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11 or 13 of this Form S-4 under the Securities Act of 1933, within one business day of receipt of any such request, and to send the incorporated documents by first-class mail or other equally prompt means, including information contained in documents filed after the effective date of the Registration Statement through the date of responding to such request; and

(5) to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

Insofar as indemnification for liabilities under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in Item 20 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. If a claim of indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in a successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                                 POWER OF ATTORNEY

         Pursuant to the requirements of the Securities Exchange Act of 1934, this amendment to the Registration Statement has been signed by the following persons on behalf of Connecticut Water Service, Inc. in the capacities and on the dates indicated.


                     SIGNATURE                                     TITLE                              DATE
                     ---------                                     -----                              ----
                                                                                       By /s/ Michael F. Halloran
/s/ Marshall T. Chiaraluce                            Director and                        ----------------------------
-------------------------------------------           President and                         Michael F. Halloran
Marshall T. Chiaraluce                                Chief Executive Officer               Attorney-in-Fact
(Principal Executive Officer)                                                               July 12, 1999




/s/ David C. Benoit                                   Vice President -                 By /s/ Michael F. Halloran
-------------------------------------------           Finance,                            ---------------------------
David C. Benoit                                       Accounting, and                       Michael F. Halloran
(Principal Financial and                              Treasurer                             Attorney-in-Fact
Accounting Officer)                                                                         July 12, 1999


                                                                                       By /s/ Michael F. Halloran
                                                                                          ---------------------------
/s/ Francis E. Baker, Jr.                                                                   Michael F. Halloran
-------------------------------------------           Director                              Attorney-in-Fact
Francis E. Baker, Jr.                                                                       July 12, 1999


                                                                                       By /s/ Michael F. Halloran
                                                                                          ---------------------------
/s/ Harold E. Bigler, Jr.                                                                   Michael F. Halloran
-------------------------------------------           Director                              Attorney-in-Fact
Harold E. Bigler, Jr.                                                                       July 12, 1999


                                                                                       By /s/ Michael F. Halloran
                                                                                          ---------------------------
/s/ Mary Ann Hanley                                                                         Michael F. Halloran
-------------------------------------------           Director                              Attorney-in-Fact
Mary Ann Hanley                                                                             July 12, 1999

                                                                                       By /s/ Michael F. Halloran
                                                                                          ---------------------------
/s/ Marcia Hincks                                                                           Michael F. Halloran
-------------------------------------------           Director                              Attorney-in-Fact
Marcia Hincks                                                                               July 12, 1999


                                                                                       By /s/ Michael F. Halloran
                                                                                          ---------------------------
/s/ Ronald D. Lengyel                                                                       Michael F. Halloran
-------------------------------------------           Director                              Attorney-in-Fact
Ronald D. Lengyel                                                                           July 12, 1999



                                                                                       By /s/ Michael F. Halloran
                                                                                         ---------------------------
/s/ Rudolph E. Luginbuhl                              Director                              Michael F. Halloran
-------------------------------------------                                                 Attorney-in-Fact
Rudolph E. Luginbuhl                                                                        July 12, 1999

                                                                                       By /s/ Michael F. Halloran
                                                                                         ---------------------------
                                                                                            Michael F. Halloran
-------------------------------------------           Director                              Attorney-in-Fact
Harvey G. Moger                                                                             July 12, 1999



                                                                                       By /s/ Michael F. Halloran
                                                                                         ---------------------------
/s/ Robert F. Neal                                    Director                              Michael F. Halloran
-------------------------------------------                                                 Attorney-in-Fact
Robert F. Neal                                                                              July 12, 1999


                                                                                       By /s/ Michael F. Halloran
                                                                                         ---------------------------
/s/ Warren C. Packard                                                                       Michael F. Halloran
-------------------------------------------           Director                              Attorney-in-Fact
Warren C. Packard                                                                           July 12, 1999


                                                                                       By /s/ Michael F. Halloran
                                                                                         ---------------------------
                                                                                            Michael F. Halloran
-------------------------------------------           Director                              Attorney-in-Fact
Arthur C. Reeds                                                                             July 12, 1999



                                                      Director                         By /s/ Michael F. Halloran
/s/ Donald B. Wilbur                                                                     ---------------------------
-------------------------------------------                                                 Michael F. Halloran
Donald B. Wilbur                                                                            Attorney-in-Fact
                                                                                            July 12, 1999

                                   SIGNATURES

         Pursuant to requirements of the Securities Act, the Registrant has duly caused this amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Clinton, State of Connecticut, on July 7, 1999.


CONNECTICUT WATER SERVICE, INC.



By: /s/ Marshall T. Chiaraluce                        By /s/ Michael F. Halloran
    --------------------------------------------         -----------------------
    Name: Marshall T. Chiaraluce                         Michael F. Halloran
    Title: President and Chief Executive Officer         Attorney-in-Fact
                                                         July 12, 1999

                                                                      APPENDIX A


                                MERGER AGREEMENT


         This Merger Agreement dated as of March 10, 1999 (the "Agreement") by and among Connecticut Water Service, Inc., a Connecticut corporation (together with its subsidiaries and affiliates or successors in business, hereinafter individually and collectively ("CWS"), and Crystal Water Utilities Corporation, a Connecticut corporation ("Crystal").

         WHEREAS, Crystal owns all of the issued and outstanding shares of the common stock of Crystal Water Company of Danielson (the "Subsidiary"; Crystal and the Subsidiary being herein collectively referred to as the "Companies");

         WHEREAS, Crystal desires to merge with a subsidiary ("Newco") of CWS to be formed prior to the Closing Date, with the shareholders of Crystal receiving shares of Common Stock of CWS in exchange for all of the outstanding shares of capital stock of Crystal (the "Shares"), all on the terms and subject to the conditions hereinafter set forth;

         WHEREAS, Crystal and CWS desire that the transaction set forth herein qualify as a tax-free "A" Reorganization for federal income tax purposes and corresponding provisions of applicable state income tax law of Connecticut and that this Agreement be interpreted accordingly;

         WHEREAS, the Subsidiary owns and operates water systems located in the towns of Plainfield, Brooklyn, Killingly and Thompson, Connecticut, consisting of the Crystal Water, Plainfield, Williamsville and Thompson systems (collectively the "Systems"), and are subject to the jurisdiction of the Connecticut Department of Public Utility Control ("DPUC"), the Connecticut Department of Environmental Protection ("DEP") and the Connecticut Department of Public Health ("DPH").

         NOW, THEREFORE, in consideration of these premises and the mutual agreements, representations and warranties set forth in, and subject to the terms and conditions of, this Agreement, the parties agree as follows:

1.       MERGER
         1.1      Merger.
         (a)      Upon the Closing Date:

                  (i) Newco will be merged into Crystal, with Crystal, as the surviving corporation (the "Merger") continuing the business of Crystal under the name of Crystal, (Crystal in its capacity as the surviving corporation being sometimes referred to as the "Surviving Corporation");

                  (ii) the outstanding Common Stock of Newco will become Common Stock of the Surviving Corporation; and

                  (iii) the outstanding Common Stock of Crystal will be exchanged for Common Stock of CWS as provided herein.

         (b) The merger of Newco into Crystal will be effected pursuant to the Certificate and Plan of Merger attached hereto as Exhibit A (the "Plan of Merger").

         1.2      Title and Survey.

         Within 10 days of the execution of this Agreement, Crystal shall provide CWS with a copy of the due diligence materials listed in Schedule 1.2.1. Crystal represents to CWS that there are no due diligence materials listed in
Schedule 1.2.1 within Crystal's or the Companies' possession and control that will not be so delivered to CWS. CWS shall have until thirty days after receipt of all of said materials to give Crystal a written notice (the "Title Objection Notice") setting forth any objections (the "CWS Title Objections") that CWS has to title or survey matters affecting the real property constituting part of the Assets (as that term is defined in Section 3.2 hereof) (the "Property"). For purposes of this Agreement, the standards of title of the Connecticut Bar Association, to the extent applicable, shall govern the determination of marketable title. Crystal shall have the option to cure the CWS Title Objections within 30 days after the date of such notice. If Crystal elects not to cure or is unable to cure the CWS Title Objections by said date, CWS shall have the option (in its sole discretion) of either (a) accepting the title as it then is and proceeding to carry out the transactions contemplated herein, or (b) terminating this Agreement, whereupon this Agreement shall terminate and CWS and Crystal shall have no further obligations or liabilities hereunder other than CWS's indemnity obligation under Section 1.3. Except for liens securing the debt set forth on Crystal's December 31, 1997 audited consolidated financial statements provided pursuant to
Section 3.10 hereof and liens securing debt set forth on Schedule 1.2.2 hereto which debt CWS will assume (the "Assumed Debt"), any other mortgages and liens securing Crystal's obligations for borrowed money will be satisfied by Crystal on or prior to the Closing Date or, if not so satisfied, shall be satisfied on the Closing Date out of the proceeds otherwise payable to Crystal.

         1.3      Due Diligence

         Until the termination of this Agreement, CWS, through its authorized agents or representatives, shall be entitled, upon reasonable advance notice to Crystal, to enter upon the Property during normal business hours, and shall have the right to make such reasonable investigations and conduct such reasonable tests, including engineering studies, soil tests, and environmental studies, as CWS deems necessary or advisable (the "Testing Rights"), subject to the following limitations: (a) CWS shall give Crystal written or telephonic notice at least one (1) business day before conducting any inspections on the Property, and a representative of Crystal shall have the right to be present when CWS or its agents or representatives conducts its or their investigations on the Property; (b) neither CWS nor its representatives shall materially interfere with the use, occupancy or enjoyment of the Property by the Companies; (c) neither CWS nor its agents or representatives shall damage the Property or any portion thereof, except for any immaterial damage caused by invasive tests, all of which shall promptly be repaired by CWS; and (d) CWS shall indemnify, hold harmless and defend the Companies against all costs (including reasonable attorneys' fees) and direct damages caused by the activities of CWS or its agents or representatives under this Section 1.3, provided, however, that such indemnity shall not include any costs or damages caused by (1) the acts of the Companies or their agents or representatives or (2) any pre-existing condition of the Property. The foregoing indemnification obligation shall survive the Closing Date or termination of this Agreement for a period of six (6) months.

         1.4      Inspection Period

         CWS shall have the period (the "Inspection Period") from the date hereof to and ending at 5 p.m. on the date that is forty (40) days from the date hereof to exercise CWS's Testing Rights and to otherwise conduct such due diligence as CWS, in its sole and absolute discretion, deems appropriate. CWS may elect to extend the Inspection Period for an additional thirty (30) days by giving notice to Crystal within the Inspection Period, so long as CWS has diligently pursued its investigative efforts but has been unable to complete such efforts. At any time before the end of the Inspection Period, CWS may, in its discretion, give written notice thereof to Crystal setting forth any objections (the "CWS Objections") that the CWS has resulting from its investigation. Crystal shall have the option to cure the CWS Objections within 30 days after the date of such notice. If Crystal elects not to cure or is unable to cure the CWS Objections by said date, CWS shall have the option (in its sole discretion) of either (a) accepting the situation as it then is and proceeding to carry out the transactions contemplated herein, or (b) terminating this Agreement, whereupon this Agreement shall terminate and CWS and Crystal shall have no further obligations or liabilities hereunder other than CWS's indemnity obligation under Section 1.3. If

CWS does not give such a notice setting forth any CWS objections, this Agreement shall remain in full force and effect.

         1.5      Instruments of Title

         At least forty (40) days prior to the Closing Date, Crystal will provide to CWS proper legal descriptions and surveys (to the extent such surveys presently exist) for the real property constituting part of the Assets. On the Closing Date, upon consummation of the Merger, CWS will acquire full indirect ownership of the Companies which will then own all of the Assets referred to in
Section 3.2 hereof, and Crystal will deliver to CWS all such documents as shall be necessary or desirable, in the reasonable discretion of CWS or its counsel, to evidence that the Companies hold good title in and to all of the Assets, and good and marketable title in and to the Property, free and clear of all liens and encumbrances other than liens and encumbrances securing the Assumed Debt (the "Permitted Encumbrances") including, without limitation, the following documents, fully and properly executed, to CWS and, with respect to items 4 and 5 in the forms attached hereto as Schedule 1.5.

                  1. Corporate resolution of Crystal (including Secretary's
                     Certificate);

                  2. Good standing certificates for the Companies;

                  3. Certified vote of shareholders of Crystal approving the
                     Merger;

                  4. Affidavit of the Companies re assets and public roads;

                  5. Certificate of the Companies;

                  6. Opinion of counsel for the Companies;

                  7. Releases of mortgages and liens other than the Permitted
                     Encumbrances encumbering the Property; and

                  8. UCC-3 termination statements of any financing statements other than those relating to the Permitted Encumbrances.

         At the request of CWS after the Closing Date, Crystal or its successor in interest will execute and deliver any such further instruments of conveyance and transfer or confirmation thereof and will take such other action as may reasonably be requested by CWS in order further to make effective and to assure the transfers of the Assets and vesting of title as provided for by this Agreement.

         1.6      Closing Date

         The transactions provided for in this Agreement shall take place at the offices of Day, Berry & Howard LLP, CityPlace, Hartford, Connecticut, at 10:00 A.M. on the first business day after a period of twenty-five (25) days following the receipt of the last of the approvals described in Section 6.1 hereof, or on such other date or at such other place as the parties may mutually agree upon (the "Closing Date").

         Crystal and Newco will effect the Merger by executing and filing a Certificate of Merger in the manner provided by the Business Corporation Act of the State of Connecticut.

2.       MERGER CONSIDERATION

         2.1      Exchange

         Crystal's shareholders will receive CWS common shares registered with the Securities and Exchange Commission and freely tradeable (subject to certain restrictions pursuant to Section 12.3 hereof) on NASDAQ, and, having a market value of $75 per share for each share of Crystal's Common Stock, such market value to be determined as provided in the next succeeding paragraph.

         For the purpose of valuing the CWS Common Stock for purposes of this
Section 2.1, the market price per share of the CWS Common Stock shall be deemed to be the average of the daily closing prices for the ten consecutive business days commencing twenty business days before the Closing Date. The closing price for each day shall be the last reported sales price regular way on NASDAQ, or, if there is no transaction on any such day, the average of the bid and asked prices regular way on such day; provided, however, that the maximum price of CWS Common Stock for such ten-day period shall be $31.00 per share and the minimum price for such ten-day period shall be $24.00 per share.

3.       REPRESENTATIONS AND WARRANTIES OF CRYSTAL

         Crystal hereby represents and warrants as follows:

         3.1 Organization and Good Standing of the Companies; Status of the Companies and Crystal

         The Subsidiary is a public service company as defined in Section 16-1 of the General Statutes of Connecticut and is legally authorized to sell and distribute water in the towns in which it presently sells and distributes water. Each of the Companies is a corporation duly organized, validly existing and in good standing under the laws of the State of Connecticut, and has all other requisite power and authority and all necessary licenses and permits to own, lease or operate the Assets and to carry on its business as it is now being conducted. The Subsidiary is legally authorized to charge the rates which it has been charging. Except for the Subsidiary, Crystal has no other subsidiaries or affiliates. Crystal possesses full legal and other capacity to enter into and carry out the provisions of this Agreement, and is under no receivership, impediment or prohibition imposed by any court, regulatory commission, board, administrative body, arbitration board or tribunal or other federal, state or municipal government instrumentality (any such entity herein referred to as a "Governmental Body") that would render any of the Companies unable to enter into and carry out the provisions of this Agreement.

         3.2      Title to Properties; Use of Water

         The Companies have good title to (i) all assets of the Companies including, without limitation, the complete and operating Systems shown on the maps attached hereto as Schedule 3.2.1, the real property, wells, transmission and distribution mains, reservoirs, tanks and standpipes, pumps and pumping stations, hydrants, meters and personal property described on pages 400 - 401 of the Companies' Annual Report to the DPUC for the year ended December 31, 1997, which pages are attached hereto as Schedule 3.2.2, and those acquired subsequent to December 31, 1997, and all of the Companies' right, title and interest in and to the curb stops, service connections (to the extent curb stops and service connections may be owned by the Companies) and easements, rights of way and leases, and any and all franchise rights, including without limitation all franchise and related rights set forth in the Public Acts described in Section II of the Crystal Water Supply Plan (outside binder dated November, 1999; inside title page dated October 1998), (ii) all documents, reports, maps and customer records pertaining to the Systems including, but not limited to, all engineering, laboratory and operating reports, customer service records including meter readings and fixture surveys, financial books and records, property maps, distribution maps, gate drawings, main laying specifications and tap and service cards, the Companies' cash and bank deposits,
(iii) all materials, supplies, prepayments and customer deposits, (iv) any accounts receivable of the Companies for service rendered prior to the Closing Date, and (v) any accounts payable, taxes accrued, accrued interest, tax collections payable, deferred credits, or accumulated deferred income taxes of the Companies. The property (real, personal and mixed, tangible and intangible), rights, privileges and assets now and hereafter owned by any of the Companies and/or to be indirectly acquired by CWS pursuant to the Merger, are hereinafter referred to as the "Assets". Except for the Permitted Encumbrances or as set forth on Schedule 3.2.3, all of the Assets are free and clear of all mortgages, liens, pledges, security interests, restrictions on transfer, claims or encumbrances of any nature whatsoever and no other assets or property interests are necessary for the conduct and operation of the Companies' water supply businesses and the distribution and delivery of water to each of the Companies' water customers. The Companies have the right to use the water they are now using in the manner in which they are using such water and such rights may be indirectly transferred to CWS pursuant to the Merger upon approval by the DPUC without the consent or permission of any other third party except as set forth on Schedule 3.2.3. All water supply sources, pump stations and storage facilities for the Systems are located on real estate owned by the Companies in fee simple, and all mains and service connections are located on real estate owned by the Companies in fee simple, within the public rights-of-way, or within sufficient permanent easements of record in favor of the Companies, and all services to customer premises from mains are located entirely on such customer's premises, on public rights-of-way or on property owned by the Companies in fee simple, except as may otherwise be set forth in
Schedule 3.2.3 attached hereto. Except for the stock of the Subsidiary owned by Crystal and 100 shares of stock of New England Service Company, the Companies do not own, and on the Closing Date will not own, any securities of, or any other direct or indirect interest in, any other firm, corporation or other entity (including without limitation any joint venture or partnership).

         3.3      Location and Use of Assets

         The location and present use of the Assets conforms in all material respects to all zoning, building, building line and similar restrictions or the Companies have obtained the necessary variances therefor. The Assets are located in the Towns of Plainfield, Brooklyn, Killingly and Thompson, Connecticut. The Systems map attached hereto as Schedule 3.2.1, showing the land, wells, transmission and distribution mains, reservoirs and standpipes and pumps and pumping stations of the Systems, is accurate in all material respects.

         3.4      Certificate of Incorporation, By-Laws and Resolutions

         The copies attached hereto, or previously delivered to CWS, of the Companies' Certificates of Incorporation and By-laws and of the resolutions adopted by Crystal's Board of Directors authorizing the execution and delivery of this Agreement, all of which copies have been certified by Crystal's Secretary, are true and complete copies of said documents, and said Certificates, By-laws and resolutions are in full force and effect and include any and all amendments thereto.

         3.5      Authorization of Agreement

         The execution, delivery and performance of this Agreement by Crystal has been duly and validly authorized by all requisite action on the part of Crystal. This Agreement has been duly executed and delivered by Crystal and constitutes a valid and legally binding obligation of Crystal, enforceable in accordance with its terms. Except as set forth on Schedule 3.2.3, approval by the DPUC and approval by Crystal's shareholders are the only other actions required in order to authorize Crystal to consummate the transactions contemplated by this Agreement. The directors and officers of the Companies are listed on Schedule 3.5 hereto.

         3.6      Absence of Defaults

         Except as specified in Schedule 3.6, the execution and delivery of this Agreement do not and, upon approval thereof by the DPUC and Crystal's shareholders, the consummation of the transactions contemplated hereby will not
(a) violate any provision of the Certificate of Incorporation or By-laws of any of the Companies; (b) violate, conflict with or result in the breach or termination of, or constitute a default under the terms of, any agreement or instrument to which any of the Companies is a party or by which it or any of the Assets may be bound; (c) result in the creation of any lien, charge or encumbrance upon any of the Assets pursuant to the terms of any such agreement or instrument; (d) violate any judgment, order, injunction, decree, license, permit, award, rule or regulation against, or binding upon, any of the Companies or upon any of the Assets; or (e) constitute a violation by any of the Companies of any law or regulation of any jurisdiction as such law or regulation relates to any of the Companies, the Systems or any of the Assets. Crystal has obtained all consents, releases or waivers from governmental authorities and third parties which may be necessary to prevent the execution of this Agreement or the consummation of the transactions contemplated herein from resulting in any violation, breach, default or other event referred to in this Section 3.6.

         3.7      Litigation, Orders, Etc.

         Except as set forth in Schedule 3.7 hereto, there are no actions, suits, proceedings or governmental investigations pending, or insofar as is known to Crystal, in prospect or threatened, against or relating to any of the Companies, any of the Assets or the transactions contemplated by this Agreement in or before any Governmental Body. Except as set forth in Schedule 3.7 hereto, the Systems, and the Companies in their capacity as owners or operators of the Systems, are not subject to or in violation of any judgment, order, decree, injunction or award of any Governmental Body entered in any proceeding to which they were a party or of which they had knowledge, including, without limitation, decisions, letter requests or proceedings of the DPUC, the DPH, the DEP, the Internal Revenue Service and the Towns of Plainfield, Brooklyn, Killingly or Thompson, Connecticut, where such judgment or order or said violation could have a material adverse effect on either of the Companies. No proceedings are pending or, to the knowledge of Crystal, threatened against the rates now being charged by any of the Companies.

         3.8      Contracts; Liabilities

         Schedule 3.8 contains a true and complete list of, and copies of, all contracts, agreements and leases involving $5,000 or more, pertaining, directly or indirectly, in whole or in part, to the ownership or operation of the Systems or to which either of the Companies is a party or to which any of the Assets are subject. Except as set forth in Schedule 3.8, each of such contracts, agreements, and leases are valid, binding and in full force and effect and enforceable in accordance with its terms, and neither of the Companies nor, to the best of Crystal's knowledge, any other party to any such contract, agreement or lease has breached any material provision of, or is in default in any material respect under the terms of, any such contract, agreement or lease. Except as is set forth to the contrary in Schedule 3.8, all contracts, agreements and leases of either of the Companies will remain in full force and effect notwithstanding the Merger and the Merger can be effected without obtaining the consent of any other party or such consent has been given in a form reasonably satisfactory to CWS.

         3.9      No Brokers

         All negotiations relative to this Agreement have been carried on by Crystal directly with CWS, without the intervention of any person as a result of any act of Crystal in such manner as to give rise to any valid claim against any of the parties hereto for a brokerage commission, finder's fee or other like payment.

         3.10     Financial Statements; Annual Reports

         The audited financial statements of the Companies for each of the years of 1995, 1996 and 1997 and the unaudited financial statements for the nine months ended September 30, 1998, heretofore furnished to CWS, are true, correct and complete, were prepared in accordance with generally accepted accounting principles consistently applied (except that the September 30, 1998 unaudited statements do not contain footnotes and usual year-end adjustments) and present fairly the consolidated financial position and the results of the operations of the Companies at the dates and for the periods indicated. Such financial statements do not contain any items of special or nonrecurring revenue or income or any other income not earned in the ordinary course of business, except as expressly specified therein. The Companies have no liabilities or obligations of any nature, whether accrued, absolute, contingent, known, unknown, determinable, indeterminable, liquidated, unliquidated, or otherwise, whether now due or to become due, which are not shown and adequately described in such financial statements. Neither of the Companies is a guarantor, indemnitor, accommodation party or surety for any person, entity, liability or obligation except for liabilities or obligations to each other. All annual reports filed by either of the Companies with respect to the Companies and the Systems with the DPUC from and after

1995 are correct and complete in all material respects and accurately represent in all material respects for the respective periods and dates covered by such reports the financial condition and operations of the Companies.

         3.11     Absence of Adverse Change

         Since December 31, 1997, except as may be reflected in the contracts referred to in Schedule 3.8, there has not been any change in the financial position, results of operations, assets, liabilities or business of either of the Companies as described in the financial statements described in Section 3.10 hereof, other than changes in the ordinary course of business which have not been material.

         3.12     Compliance with Laws; No Environmental Hazards

                  3.12.1 The location and construction, occupancy, operation and use of all improvements now and hereafter attached to or placed, erected, constructed or developed as a portion of any of the Systems (the "Improvements") do not violate any applicable law, statute, ordinance, rule, regulation, policy, order or determination of any Governmental Body, or any restrictive covenant or deed restriction affecting any portion of the Companies or the Systems including, without limitation, any applicable health, environmental, rates, utility, water quality, antitrust, hiring, wages, hours, collective bargaining, safety, price and wage controls, payment of withholding and social security taxes, zoning ordinances and building codes, flood and disaster laws, rules and regulations (hereinafter collectively called the "Applicable Laws") which violations could have a material adverse effect on either of the Companies.
Schedule 3.12.1
discloses a list of and copies of all material governmental licenses, permits, certifications and approvals of any governmental authority possessed by or granted to either of the Companies ("Licenses") and used or relied upon in the operation of either of the Companies or the Systems. Except as set forth in
Schedule 3.12.1, Crystal knows of no reason why any material License used in or necessary for the operation of either of the Companies, the Assets or the Systems should terminate prior to its stated expiration date or not be renewed in accordance with past practices of the Companies, and neither of the Companies is in violation of any term or condition of any License.

                  3.12.2 Without in any way limiting the generality of Section
3.12.1 above, except as disclosed on Schedule 3.12.2, neither any of the Assets nor any of the Companies are the subject of any pending or, to the best of Crystal's knowledge, threatened investigation or inquiry by any Governmental Body, or are subject to any remedial obligations under any Applicable Laws pertaining to health or the environment, including, without limitation, the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended ("CERCLA"), the Resource Conservation Recovery Act of 1987, as amended ("RCRA"), the Safe Drinking Water Act, as amended ("SDWA"), the Clean Water Act, as amended ("CWA"), the Toxic Substances Control Act ("TSCA"), the Connecticut Water Pollution Control Act ("WPCA") or any other applicable provision of Title 22a of the Connecticut General Statutes (all collectively hereinafter referred to as "Applicable Environmental Laws").

                  3.12.3 Except as set forth on Schedule 3.12.2, each of the Companies is in material compliance with Applicable Environmental Laws and is not required to obtain any permits, licenses or authorizations to construct, occupy, operate or use any portion of the Assets as it is now being used by reason of any Applicable Environmental Laws.

                  3.12.4 Except as set forth in Schedule 3.12.2 to the best knowledge of Crystal, no prior use of any of the Assets, either by any of the Companies or the prior owners of any of the Assets, has occurred which violates any Applicable Environmental Laws. Neither of the Companies has at any time, directly or indirectly "treated", "disposed of", "generated", "stored" or "released" any "toxic or hazardous substances", as each term is defined under the Applicable Environmental Laws, or arranged for such activities, in, on or under any of the Assets or any parcel of land, whether or not owned, occupied or leased by either of the Companies.

                  3.12.5 To the best of Crystal's knowledge and belief, there has been no litigation brought or threatened nor any settlement reached by or with any parties alleging the presence, disposal, release, or threatened release, of any toxic or hazardous substance or solid wastes from the use or operation of any of the Assets, and none of the Assets are on any federal or state "Superfund" list, or subject to any environmentally related liens.

         3.13     Insurance

         The Companies maintain insurance in connection with the Assets and the Systems against hazards and risks and liability to persons and property to the extent and in the manner set forth on

Schedule 3.13. Except for workmen's compensation insurance, no such insurance provides for a retroactive premium adjustment or other experienced-based liability on the part of either of the Companies.

         3.14     Condition of Assets

         Except as specifically set forth in Schedule 3.14 hereto, the Assets were designed and installed in material compliance with good waterworks engineering practice and the applicable rules and regulations of the DPUC. The Assets have been adequately maintained and are in good operating condition and repair, ordinary wear and tear excepted, are fit for their intended purpose and conform in all material respects to all restrictive covenants, applicable laws, regulations and ordinances relating to their construction, use and operation.

         3.15     Tax Matters

         Each of the Companies has prepared in accordance with good practices and filed or caused to be filed with all appropriate governmental authorities all tax returns, reports or other filings required to be filed by it on its behalf before such returns, reports and filings were past due. All such tax returns and reports are complete in all material respects and accurately reflect all material matters therein required to be reflected. Each of the Companies has provided to CWS true and complete copies of such tax returns for the three-year period ended December 31, 1997. Except as disclosed in Schedule 3.15, all taxes owed to any governmental authority for the periods covered by such returns, reports and filings, and all claims, demands, assessments, judgments, interest, penalties, costs and expenses connected therewith have been paid in full.

Except as disclosed in Schedule 3.15, each of the Companies has complied with all requirements applicable to it with respect to all income, withholding, sales, use, gross earnings, real and personal property, business, franchise, intangibles, excise and other taxes. Except as disclosed in Schedule 3.15, none of the Companies has executed or filed with any governmental authority any agreement extending the period of assessment or the collection of any tax. None of the Companies has been the subject of any audit by any state or federal agency for any years completed within six years of the Closing Date, except as stated in Schedule 3.15. There are no unpaid federal, state or local employment or payroll taxes with respect to present or former employees of any of the Companies ("Employees"), except for such taxes not yet required to be paid or deposited. None of the Companies is a party to any pending action or proceeding, nor to the best knowledge of Crystal is any action or proceeding threatened, by any governmental authority for assessment or collection of any tax, and no claim for assessment or collection of taxes has been asserted against any of the Companies.

         3.16     Employees

         Schedule 3.16 contains a true and complete list of all present full and part-time Employees of each of the Companies and the hourly wage rate or biweekly salary and dates of employment of such Employees and a list of all written or oral employment contracts (including severance arrangements or any other arrangements under which the Employees will be entitled to receive payment, or accelerate any payment due from either of the Companies, as a result of the transactions contemplated by this Agreement). Except as set forth in
Schedule 3.16, neither of the Companies has any liability to any employee or to any Governmental Body or any other person for any damages, wages, bonus, salary, commission, deferred compensation, vacation pay, health or hospital insurance, worker's compensation benefits or unemployment insurance premium with respect to any Employee, except for the last pay period or any portion thereof immediately preceding the Closing Date. None of the Employees of either of the Companies are represented by any labor union or labor organization. During the past three years, there has not been any existing or threatened labor grievance or work stoppage by Employees or any investigation or proceeding of any kind pending or threatened by any Employee, and, to the best knowledge of Crystal, there exists no set of facts which would give rise to any of the foregoing. There are no unfair labor practices or discrimination or sexual harassment charges pending or threatened with respect to either of the Companies or any Employee and, to the best knowledge of Crystal, there exists no set of facts which would give rise to any such charge.

         3.17     Related Party Transactions.

         Except as shown on Schedule 3.17, there are no existing transactions or agreements between either of the Companies and any shareholder, officer, director, or affiliate of either of the Companies.

         3.18     Employee Benefit Plans

         Schedule 3.18 lists all "employee pension benefit plans" (as such term is defined in Section 3(2) of the Employee Retirement Income Security Act of 1974 ("ERISA")), and all "employee welfare benefit plans" (as such term is defined in Section 3(1) of ERISA), including, without limitation, all formal or informal plans, practices, programs, contracts or arrangements

(excluding workers' compensation, unemployment compensation and other government-mandated programs) which are maintained, administered or contributed to by either of the Companies or in which any Employees participate (each such employee welfare benefit plan, practice, program, contract or arrangement being hereinafter referred to as a "Plan"). No liability under ERISA or the Internal Revenue Code (the "Code") has been or, through the Closing Date will be, incurred with respect to any Plan or with respect to any "employee benefit plan" (as such term is defined in Section 3(3) of ERISA) of any trade or business (whether or not incorporated) which is under common control, or a member of an affiliated service group, with either of the Companies (within the meaning of Section 4001(b)(1) of ERISA or Section 414(b), (c) or (m) of the Code) which could result in a lien or other claim upon any of the assets of either of the Companies, and no such liability will be incurred as a result of the transactions contemplated by this Agreement. Each Plan has been, and will continue through the Closing Date to be, operated in material compliance with the applicable provisions of such Plan, employee benefit plan, ERISA and the Code. Currently, there are, and as of the Closing Date there will be, no pending or threatened claims, suits or other proceedings by any Employees or Plan participants or beneficiaries, spouses or representatives of any of them, or governmental agencies against any Plan, the assets held thereunder, the trustees of any such Plan's assets, or any of the Companies, involving any Plan. Except as set forth in Schedule 3.18, CWS will not have or incur any liability or obligation to any Employee as a result of or after the consummation of the transactions contemplated hereby.

         Neither of the Companies is or has been since 1984 a party to any "multiemployer plan" (as such term is defined in Section 3(37) of ERISA).

         3.19     Capitalization

         As of the date of this Agreement, the authorized capital stock of Crystal consists of 200,000 shares of Common Stock, of which 99,311 shares of such capital stock are presently outstanding.

         The authorized and outstanding shares of capital stock of the Subsidiary is 5,000 shares of Common Stock authorized and 4,375 shares outstanding.

         Crystal is the sole record and beneficial owner of all of the shares of capital stock of the Subsidiary, free and clear of any liens, encumbrances, security interests, rights and restrictions of any nature. Neither of the Companies is a party to any proxy, power-of-attorney, voting agreement, voting trust or shareholder agreement with respect to any of the Shares. As of the date of this Agreement, no shares of stock are held by either of the Companies in their respective treasuries.

         Except as set forth in Schedule 3.19, as of the Closing Date there will be, and as of the date hereof there are, no existing options, warrants, calls or other rights or other agreements committing either of the Companies to resell, transfer, issue or sell any shares of capital stock of either of the Companies, except as contemplated in this Agreement. The Merger will be effective to transfer good title to CWS of the Shares, free and clear of any liens, encumbrances, security interests, rights and restrictions of any nature other than those imposed under federal or state securities laws.

         The issued and outstanding shares of capital stock of each of the Companies have been duly and validly issued and are fully paid and nonassessable. None of the shares of capital stock of either of the Companies have been issued in violation of, nor are they subject to, any preemptive rights.

         3.20     Corporate Records

         The stock registers delivered at the Closing, and the minutes of all directors' and shareholders' meetings heretofore exhibited to CWS, constitute all of the transfer books and minute books and are true in all material respects, complete and accurate records of all material proceedings of the shareholders and directors of the Companies, and the issuance and record ownership of all shares of capital stock of the Companies. The accounting books and records of the Companies are in all material respects true, correct and complete, and have been maintained in accordance with good business practices.

         3.21     Disclosure

         No representation or warranty in this Article 3 or in any information, list, schedule or certificate furnished or to be furnished by or on behalf of any of the Companies pursuant to this Agreement contains or will contain any untrue statement of a material fact or omits or will omit a material fact necessary to make the statements contained herein or therein not misleading.

         3.22     Investigation

         Any investigation or examination of the business, property or operations of any of the Companies by CWS shall not affect the representations and warranties of Crystal herein contained.

         3.23     Bank Accounts and/or Credit

         Schedule 3.23 sets forth a true, correct and complete list of all financial institutions or vendors in which an account is maintained by, or loans, lines of credit or other credit commitments have been secured by or for, either of the Companies, together with the names of all persons authorized to draw thereon. Except as disclosed in Schedule 3.23, the Companies do not have any loan or other agreements for the borrowing of money and none of the loans or lines of credit impose any prepayment restrictions. Except as set forth in
Schedule 3.23, there are no loans or other agreements which upon the transfer of the Shares as contemplated by this Agreement will accelerate to maturity, increase the rate or charges or otherwise change their terms or provisions.

4. REPRESENTATIONS AND WARRANTIES OF CWS CWS hereby represents and warrants as follows:

         4.1      Organization and Good Standing

         CWS is a is a corporation duly organized, validly existing and in good standing under the laws of the State of Connecticut.

         4.2      Authority Relative to this Agreement

         The execution and delivery of this Agreement by CWS has been duly and validly authorized by all requisite action on the part of CWS. Approval by the DPUC is the only other action required in order to authorize CWS to consummate the transactions contemplated by this Agreement. Subject to such approval, this Agreement has been duly executed and delivered by CWS and constitutes a valid and legally binding obligation of CWS, enforceable in accordance with its terms.

         4.3      Absence of Defaults

         The execution and delivery of this Agreement does not and, upon approval thereof by the Board of Directors of CWS and the DPUC, the consummation of the transactions contemplated hereby will not (a) violate any provision of the Certificate of Incorporation or Bylaws of CWS; (b) violate, conflict with or result in the breach or termination of, or constitute a default under the terms of, any agreement or instrument to which CWS is a party or by which it or any of its assets may be bound; (c) violate any judgment, order, injunction, decree, award, rule or regulation against, or binding upon, CWS; or (d) constitute a violation by CWS of any law or regulation of any jurisdiction as such law or regulation relates to CWS.

         4.4      No Brokers

         All negotiations relative to this Agreement have been carried on by CWS directly with Crystal without the intervention of any person as a result of any act of CWS in such manner as to give rise to any valid claim against any of the parties hereto for a brokerage commission, finder's fee or other like payment.

         4.5      CWS Common Stock

         When delivered to Crystal's shareholders as provided in this Agreement, the shares of CWS Common Stock will be duly authorized, validly issued, fully paid, nonassessable and free and clear of any preemptive rights, liens, encumbrances, security interests, rights and restrictions of any nature and will be duly registered pursuant to an effective registration statement filed pursuant to the Securities Act of 1933, as amended, in form reasonably acceptable to Crystal and duly registered or qualified pursuant to applicable state blue sky laws.

         4.6      CWS's Investment Representations

         CWS has, by reason of its business or financial experience, the capacity to protect its own interest in connection with the transaction contemplated by this Agreement. CWS is purchasing the Shares for its own account and not with a view to or for sale in connection with any distribution of the Shares hereby acquired. The offer and sale of the Shares has not been, to the best of CWS's knowledge, accomplished by the publication of any advertisement.

         4.7      SEC Filings

         CWS has delivered to Crystal true and complete copies of its (i) Annual Report on Form 10-K for the year ended December 31, 1997, as filed with the SEC, and its Annual Report to Stockholders of such year; (ii) proxy statements relating to all of CWS's meetings of stockholders (whether annual or special) since December 31, 1997; and (iii) all other reports, statements and registration statements (including Quarterly Reports on Form 10-Q and Current Reports on Form 8-K) filed by CWS with the SEC since December 31, 1997 (collectively, the "SEC Filings"). As of their respective dates, the SEC Filings (including all exhibits and schedules thereto and documents incorporated by reference therein) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading. The financial statements of CWS and its subsidiaries included or incorporated by reference in the SEC Filings (including the related notes and schedules) have been prepared in accordance with generally accepted accounting principles applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present the consolidated assets, liabilities and financial position of CWS and its consolidated subsidiaries as of the dates thereof and the consolidated results of their operations and changes in financial position for the periods then ended (subject, in the case of any unaudited interim financial statements, to normal year-end adjustments).

         4.8      Absence of Adverse Change

         Since December 31, 1997, there has not been any change in the financial position, results of operations, assets, liabilities or business of CWS as described in the financial statements described in the SEC Filings, other than changes in the ordinary course of business which have not been material or adverse or changes reflected in one or more of the SEC Filings.

5.       CONDUCT OF THE PARTIES PENDING THE CLOSING DATE AND AGREEMENTS OF THE
         SELLER

         5.1      Approvals and Consents

         Crystal and CWS will use their best efforts to secure the approval of the transactions contemplated by this Agreement by the DPUC and of all other parties whose consent is required by law or under the terms of any indenture, contract or agreement to which either of the Companies or CWS is a party.

         5.2      Conduct of Companies' Business

         Until the Closing Date, each of the Companies will conduct its business and affairs with respect to the Systems only in the ordinary course and so that the representations and warranties contained in Article 3 hereof will be true and correct at and as of the Closing Date, except for changes permitted or contemplated by this Agreement, and so that the conditions to be satisfied by each of the Companies on or prior to the Closing Date shall then have been satisfied. Each of the Companies will use its best efforts to maintain and preserve the business and operations of the Companies, and to preserve its relationships with persons or entities having business relations with the Companies. Each of the Companies will cooperate with CWS on and after the Closing Date to effect a satisfactory transition in the operation of the Systems.

         Without limiting the generality of the foregoing, pending the Closing Date, without the prior written consent of CWS:

                  5.2.1 Neither of the Companies will dispose of any of the Assets having a value of $5,000 or more, or dispose of Assets having in the aggregate a value of $25,000 or more.

                  5.2.2 Except for normal expenses incurred in the ordinary course of business, neither of the Companies will incur any additional liabilities in an aggregate amount of $25,000 or more, whether for borrowed money or otherwise, or encumber any of the Assets.

                  5.2.3 Neither of the Companies will take any action that might adversely affect its ability to consummate the transactions contemplated hereby.

                  5.2.4 Each of the Companies will maintain in force all existing liability insurance policies and fidelity bonds relating to the Systems or the Assets, or policies or bonds providing substantially the same coverage;

                  5.2.5 Each of the Companies will advise CWS in writing of any material adverse change or of any event, occurrence or circumstance which is likely to cause a material adverse change in any of the Assets or liabilities (whether absolute, accrued, contingent or otherwise) or operations of either of the Companies.

                  5.2.6 Each of the Companies will maintain the Assets in good condition, reasonable wear and tear excepted.

                  5.2.7 Neither of the Companies shall enter into any new leases or contracts or material modifications or renewals of any existing leases or contracts that would impose any aggregate obligations on CWS or on any of the Assets in excess of $25,000.

                  5.2.8 Neither of the Companies shall (i) make any material alterations or additions to the Assets, except as may be required by law or as may reasonably be required for the prudent repair and maintenance of the Assets,
(ii) change or attempt to change (or consent to any change in) the zoning or other legal requirements applicable to the Property, or (iii) cancel, amend or modify in any material respect any material easement, license, permit or other rights held by either of the Companies.

                  5.2.9 If either of the Companies becomes aware during the term of this Agreement of any matters that render any of the representations or warranties untrue, it shall promptly disclose such matters to CWS in writing.

                  5.2.10 Neither of the Companies will increase the compensation payable to any of its officers or employees.

                  5.2.11 Neither of the Companies has issued, sold or disposed of, and will not issue, sell or otherwise dispose of or agree to issue, sell or otherwise dispose of, any shares of capital stock of either of the Companies, or any other security convertible into or exchangeable for shares of either of the Companies' capital stock. Neither of the Companies has acquired or agreed to acquire or will acquire or agree to acquire (through redemption, repurchase or otherwise) any of its shares of capital stock. Neither of the Companies has authorized, granted or agreed to grant and will not authorize, grant or agree to grant any options, warrants or other rights to acquire any of its shares of capital stock, or any other security convertible into or exchangeable for shares of capital stock of any of the Companies.

                  5.2.12 There have been no dividends or other distributions declared or paid since November 1, 1998 in respect of any of the shares of capital stock of any of the Companies, and neither of the Companies will declare or pay any other dividends or make any other distributions in respect of any of the shares of its capital stock, except for regularly scheduled dividend payments by Crystal of $.75 per common share (and by the Subsidiary of $17.02 per common share) payable on April 1, 1999 to shareholders of record as of March 31, 1999 and of $.65 per common share (and by the Subsidiary of $17.02 per share) payable on November 1, 1999 to shareholders of record as of October 31, 1999, which amounts may be payable by the Companies only if the Closing Date has not occurred as of the applicable record date.

         5.3      Information and Access

         Crystal will give to CWS and to CWS's representatives reasonable access at such times and locations as are mutually agreed upon by CWS and Crystal to all the Assets, and to the books, contracts, documents, records, and files of the Companies, and will furnish to CWS all such documents and records and copies of documents and records with respect to each of the Companies' business as CWS may reasonably request. Said access shall specifically include access to and the right to copy (i) all personnel records of any of the Companies; (ii) all contracts and agreements referred to in Section 3.8 hereof;
(iii) all files and records described in Section 3.2; and (iv) the Systems.

         5.4      Lawsuits

         Crystal shall notify CWS promptly of any lawsuit, claim, proceeding or investigation that may be threatened, brought, asserted or commenced (a) involving the transaction contemplated by this Agreement or (b) which might have a material adverse effect on either of the Companies or any of the Assets.

         5.5      Compliance with Laws

         From the date hereof, each of the Companies shall use its best efforts to remain in compliance with all foreign, federal, state, local and other laws, statutes, ordinances, rules, regulations, orders, judgments, and decrees applicable to either of the Companies and any of their operations or Assets, the non-compliance with which could have a material adverse effect on either of the Companies.

         5.6      Shareholder Approval

         Crystal will submit the Plan of Merger to the shareholders of Crystal at the earliest practicable date and the Board of Directors and management of Crystal will recommend approval of the Merger, and use their best efforts to solicit the requisite approval of the Merger by the Crystal shareholders.

         5.7      Additional Documents

         Each of the Companies and their respective officers shall execute and deliver such other documents as CWS may reasonably request for the purpose of carrying out this Agreement.

         5.8      Prospectus

         Crystal will furnish CWS all information relating to the Companies as is necessary to enable CWS to comply in all material respects with the requirements of federal and applicable state law in connection with the Registration Statement to be filed with the Securities and Exchange Commission (the "SEC") and any information statement/preliminary prospectus (hereinafter the "preliminary prospectus") and Prospectus to be sent to Crystal's shareholders for purposes of the meeting of shareholders. The information provided by the Companies contained in the Registration Statement and Prospectus will not contain any untrue statements of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, except that Crystal makes no representation or warranty in respect of any information contained in such proxy statement furnished by CWS expressly for use therein. Crystal will cooperate with CWS and will provide CWS with its shareholder lists, including correct addresses, to enable CWS to send the Prospectus and any preliminary prospectus to Crystal's shareholders. Crystal will cooperate with CWS to allow CWS to send to Crystal's shareholders amendments or supplements to the Prospectus as may be necessary, in the light of developments occurring subsequent to the mailing of such Prospectus, to ensure that the Registration Statement and Prospectus as so amended or supplemented, will not, on the date of the meeting of shareholders, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

         5.9      Confidentiality

         CWS and Crystal agree that they will, and will cause their directors, officers, other personnel and authorized representatives to, hold in strict confidence, and not to use, any data and information obtained from each other (other than information which is a matter of general public knowledge or which has heretofore been or is hereafter published for public distribution or filed by the applicable party as public information with any governmental authority other than as a result of a breach of this covenant) and will not, and will ensure that such other persons do not, disclose or use such data and information unless required by legal process or applicable governmental regulations. If this Agreement is terminated for any reason, CWS and Crystal will not disclose or use such data and information and will promptly return to the other party all tangible evidence (and all copies thereof) of such data and information which said other party has furnished to CWS or Crystal, as the case may be.

         5.10     Other Requested Information

         With reasonable promptness, the Companies and their respective officers, employees, accountants and other agents will (i) deliver to CWS all financial statements and audit reports that became available subsequent to the date hereof and such other information as CWS from time to time may reasonably request, and (ii) supplement or amend the Schedules to this

Agreement with respect to any matters hereafter arising which, if existing or occurring before or as of the date of this Agreement, would have been required to be set forth or described in the Schedules to this Agreement.

         5.11     Current Information

         Crystal shall make available to CWS prior to the Closing Date any financial information with respect to the Companies reasonably required by CWS. During the period from the date of this Agreement to the Closing Date, the Companies will make available one or more of their designated representatives to confer on a regular and frequent basis with a representative of CWS and to report the general status of the ongoing operations of the Companies. Crystal will promptly notify CWS of any material change in the normal course of business or in the operations or the properties of the Companies and of any governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated), or the institution or the threat of significant litigation involving either of the Companies, and will keep CWS fully informed of such events and permit CWS's representative access to all materials prepared in connection therewith.

         5.12     Further Assurances

         Crystal and CWS agree to execute and deliver such instruments and take such other action as CWS or Crystal may reasonably require in order to carry out the purpose and intent of this Agreement.

         5.13     No Inconsistent Action

         Crystal and CWS shall not take any action inconsistent with their obligations under this Agreement or which could materially hinder or delay the consummation of the transactions contemplated by this Agreement.

         5.14     Notification of Certain Matters

         Upon actual notice thereof, Crystal shall give prompt notice to CWS, of
(i) the occurrence, or failure to occur, of any event which occurrence or failure would be likely to cause any representation or warranty contained in this Agreement to be untrue or inaccurate in any respect at any time from the date hereof to the Closing Date, and (ii) any failure of either of the Companies as the case may be, or any officer, director, employee or agent thereof, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder.

6.       COVENANTS OF CWS

         6.1      Cooperation

         CWS will use best efforts (a) to prevent any CWS representation or warranty contained in this Agreement from becoming inaccurate, (b) to satisfy the requirements, covenants, and agreements applicable to it as set forth in this Agreement, and (c) to satisfy the conditions to the consummation of the transactions contemplated by this Agreement.

         6.2      Lawsuits

         CWS shall promptly notify Crystal of any lawsuit, claim, proceeding or investigation which may be threatened, be brought, asserted or commenced involving the transactions called for in this Agreement or which might have an adverse impact upon CWS.

         6.3      Prospectus Preparation

         CWS will expeditiously prepare and file the Registration Statement with the SEC and send shareholders of Crystal for purposes of the meeting of Crystal's shareholders any preliminary prospectus and the Prospectus, all of which will comply in all material respects with the requirements of federal and applicable state law. The information contained in the Registration Statement, any preliminary prospectus or the Prospectus will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, except that CWS makes no representation or warranty in respect of any information contained in the Registration Statement, any preliminary prospectus, or the Prospectus furnished by either of the Companies expressly for use therein. CWS also makes no representations or warranties regarding the accuracy or completeness of Crystal's shareholder list which Crystal will have provided. CWS will send to Crystal's shareholders such amendments and supplements to the Prospectus as may be necessary, in the light of developments occurring subsequent to the mailing of the Prospectus, to ensure that the Prospectus, as so amended or supplemented, will not, on the date of the meeting of Crystal's shareholders, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. CWS shall give Crystal, its representatives and counsel a reasonable opportunity to participate in the drafting of the Registration Statement, any preliminary prospectus or the Prospectus and any amendments or supplements thereto and to review the Registration Statement, any preliminary prospectus and the Prospectus prior to being sent to the SEC for review and to Crystal's shareholders.

7.       CONDITIONS OF CWS'S OBLIGATIONS

         The obligations of CWS to be performed by it under this Agreement shall be subject on or prior to the Closing Date to the following conditions in addition to any other conditions precedent in favor of CWS as may be expressly set forth elsewhere in this Agreement. Each condition may be waived in whole or in part only by written notice of such waiver from CWS to Crystal.

         7.1      Required Approvals

                  7.1.1 This Agreement shall have been approved by (a) the shareholders and the Board of Directors of Crystal in the manner required by law and by Crystal's Certificate of Incorporation or By-Laws to approve this Agreement, the Plan of Merger, the Merger and the other transactions contemplated hereby; and (b) the DPUC.

                  7.1.2 The holders of more than 10% of Crystal's capital stock shall not have exercised their appraisal rights under Connecticut law.

                  7.1.3 The DPUC shall have authorized CWS, as owner of the Companies, to continue to charge the Companies' current rates for water service.

                  7.1.4 Within ten (10) days of receipt of the relevant decision, order or other communication from the DPUC, CWS shall advise Crystal in writing as to whether it deems such communication complies with the requirements of this Section 7.1 and as to whether or not CWS intends to proceed with the transactions contemplated herein.

         7.2      Consents

         Each of the Companies shall have obtained the consents necessary or appropriate in the reasonable opinion of counsel for CWS in order to effect the transactions contemplated by this Agreement.

         7.3      Performance by the Company and Crystal

         The representations and warranties of Crystal contained in this Agreement or in any document delivered by or on behalf of any of the Companies to CWS pursuant to this Agreement shall be true, complete and correct in all material respects at and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of such date, and except for changes permitted or contemplated by this Agreement, each of the Companies shall have performed and complied with all agreements and conditions required by this Agreement to be performed or complied with by it on or prior to the Closing Date, and Crystal shall have certified to such effect in writing to CWS. If Crystal is unable to certify to such effect, Crystal shall provide a certificate which details the exceptions from the certifications required by the preceding sentence, including any supplements or amendments to Schedules hereto required by Section 5.10. CWS shall have three days to review and discuss such exceptions, and within such three day period, CWS shall have the option, in its sole discretion, of either waiving the requirements of the first sentence of this Section 7.3 or terminating this Agreement.

         7.4      Adverse Change

         Since the date of this Agreement, there shall have been no material adverse change in the Assets or in the business, results of operations, or condition, financial or otherwise, of either of the Companies taken as a whole.

         7.5      Instruments of Transfer

         All such assignments and instruments of conveyance and transfer necessary, in the reasonable opinion of counsel for CWS, to convey the Companies and the Assets shall have been duly executed by the Companies in such form as to be effective under Connecticut law to convey to CWS ownership of each of the Companies which, in turn, shall have good title and all rights in and to the Assets.

         7.6      Title Insurance Policy

         On the Closing Date, CWS shall have obtained, at its sole cost and expense, an owner's title insurance policy (on the current ALTA Form B) in the amount of the purchase price, together with any required endorsements, insuring good and indefeasible fee simple title to the Property in the Companies, subject only to Permitted Encumbrances and to the provisions of Section 1.4, or other evidence of such title in the Companies acceptable to CWS.

         7.7      Condition of Property

         On the Closing Date, (i) the Property shall be in the condition required hereby, reasonable wear and tear excepted, (ii) except as disclosed herein, there shall be no judicial or administrative or condemnation proceeding pending or threatened concerning the Property which could have a material adverse effect on the Companies, (iii) the Property and the use and operation thereof shall comply in all material respects with all applicable legal requirements, and (iv) except as disclosed herein, the Property shall be free and clear of any management, leasing or other agreements or contracts.

         7.8      Form of Documents.

         All actions, proceedings, instruments and documents required to carry out this Agreement or incidental thereto and all other related matters shall have been approved by CWS, which determination shall be reasonable.

         7.9      Litigation

         No suit, action, proceeding or governmental investigation shall be threatened, pending or reasonably believed by CWS or its counsel to be in prospect before or by any Governmental

Body which could, in the reasonable opinion of CWS or its counsel, have a material adverse effect on either of the Companies.

         7.10     Opinion of Counsel for the Company

         CWS shall have received an opinion of counsel to Crystal, dated the Closing Date, in form and substance reasonably satisfactory to CWS and its counsel. In rendering such opinion, Crystal's counsel shall be entitled to rely as to matters of fact on certificates of public officials and of officers of either of the Companies.

         7.11     Resignations

         At the Closing, Crystal shall deliver to CWS written resignations of the officers and directors of each of the Companies (except for Mr. Engle and Mr. Kempain who will remain as President and Vice President, respectively, of Crystal), effective upon the Closing Date.

         7.12     Employment Agreements; Employment Generally

         (a) Each of Messrs. Roger Engle, Kempain, Pezanko and Roger D. Engle shall have entered into employment agreements with Crystal Water, satisfactory in form and substance to CWS and Crystal.

         (b) If any present Crystal Water job positions are eliminated (with the exception of the position of President or Chairman) within five years of the Closing, the individuals in those positions will be re-assigned to positions of a similar or greater salary grade for which such individuals are qualified.

         7.13     Registration Statement

                  (a) The Registration Statement shall have become effective; no stop order suspending the effectiveness of the Registration Statement shall be in effect, and no proceedings for such purpose shall be pending before or threatened by the SEC.


                  (b) No preliminary or permanent injunction or other order issued by any federal or state court of competent jurisdiction in the United States or by any federal or state governmental or regulatory body nor any statute, rule, regulation or executive order promulgated or enacted by any federal or state governmental authority which restrains, enjoins or otherwise prohibits the transactions contemplated hereby shall be in effect.

         7.14     Pooling of Interests

         The transaction contemplated by the Agreement shall qualify as a pooling of interests transaction under generally accepted accounting principles.

8.       CONDITIONS OF THE OBLIGATIONS OF CRYSTAL

         The obligations of Crystal to be performed by it under this Agreement shall be subject on or prior to the Closing Date to the following conditions:

         8.1      Required Approvals

         This Agreement shall have been approved by the shareholders of Crystal and by the DPUC.

         8.2      Performance by CWS

         The representations and warranties of CWS contained in this Agreement or in any document delivered by or on behalf of CWS to Crystal pursuant to this Agreement shall be true and correct in all material respects at and as of the Closing Date with the same effect as if such representations and warranties had been made on and as of such date, except for changes permitted or contemplated by this Agreement, and CWS shall have performed and complied with all agreements and conditions required by this Agreement to be performed or complied with by it on or prior to the Closing Date.

         8.3      Litigation

         No suit, action, proceeding or governmental investigation shall be threatened, pending or reasonably believed by Crystal or its counsel to be in prospect before or by any Governmental Body which, in the reasonable opinion of Crystal or its counsel, renders completion of the transactions contemplated hereby inadvisable or impractical.

         8.4      Opinion of Counsel for CWS

         Crystal shall have received an opinion, dated the Closing Date, of Messrs. Day, Berry & Howard LLP, counsel for CWS, with respect to the matters set forth in Sections 4.1, 4.2 and 4.5 hereof. This opinion shall also cover appropriate matters relating to the Merger, the CWS Common Stock and the federal income tax-free nature of the exchange by shareholders of Crystal of their shares of Crystal common stock for common stock of CWS. In rendering such opinion, such counsel shall be entitled to rely as to matters of fact on certificates of officers of CWS.

         8.5      Employment Agreement

         The Subsidiary and Mr. Engle shall have entered into one or more agreements containing appropriate terms and conditions satisfactory to CWS and Crystal, which agreements will include the following provisions:

         Mr. Engle will remain an employee of the Subsidiary, receiving a salary of $120,000 on an annual basis (pro rated) until he retires on December 1, 1999. During his employment, Mr. Engle will receive benefits currently offered to officers of the Companies. Upon retirement, Mr. Engle would receive the benefits presently available to Crystal retirees, including the option to take pension benefits in a lump sum payment. At retirement, Mr. Engle will make himself available to CWS for specified consulting duties for a period of 10 years and with an annual consulting fee of a $16,000 per year. Upon termination of the consulting arrangement, Mr. Engle will receive a supplemental executive retirement benefit designed to pay him annual retirement benefits (assuming no spousal options are exercised) of $16,000 per year regardless of payments, if any, due him under any pension plans of the Companies. The Subsidiary's obligations to Mr. Engle hereunder will be guaranteed by CWS. Mr. Engle will have use of a company vehicle during his employment and shall be given that vehicle at the time of his retirement. Upon retirement, Mr. Engle shall be recommended to the CWS Committee on Directors for consideration as a candidate for nomination to the Board of Directors of CWS.

         8.6      CWS Stock

         On or before the Closing Date, CWS shall issue and deliver to Newco the number of shares of CWS Common Stock as may be required to consummate the Merger in the manner contemplated by, and subject to the terms and conditions of, this Agreement and the Plan of Merger.

         8.7      Adverse Change

         Since the date of this Agreement, there shall have been no material adverse change in the Assets or in the business, results of operations, or condition, financial or otherwise, of CWS.

         8.8      Registration Statement

                  (a) The Registration Statement shall have become effective; no stop order suspending the effectiveness of the Registration Statement shall be in effect, and no proceedings for such purpose shall be pending before or threatened by the SEC.

                  (b) No preliminary or permanent injunction or other order issued by any federal or state court of competent jurisdiction in the United States or by any federal or state governmental or regulatory body nor any statute, rule, regulation or executive order promulgated or enacted by any federal or state governmental authority which restrains, enjoins or otherwise prohibits the transactions contemplated hereby shall be in effect.

         8.9      Tax-Free Merger

         The transaction contemplated by this Agreement shall qualify as a tax-free "A" Reorganization for federal income tax purposes and the corresponding provisions of applicable state income tax law of Connecticut.

9.       EXPENSES

         Regardless of whether or not the transactions contemplated herein are consummated, all fees, costs, taxes and expenses incurred in connection with the transactions contemplated by this Agreement and the other agreements contemplated herein shall be paid by the party incurring such expenses.

10.      TERMINATION

         10.1 Termination Events.

         This Agreement may be terminated and abandoned at any time prior to the Closing Date:

                  (a)      by mutual agreement of CWS and Crystal;

                  (b) by CWS if the conditions set forth in Section 6 shall not have been complied with or performed in any material respect and such noncompliance or nonperformance shall not have been cured or eliminated by Crystal on or before the Closing Date;

                  (c) by Crystal, if the conditions set forth in Section 7 shall not have been complied with or performed in any material respect and such noncompliance or nonperformance shall not have been cured or eliminated by CWS on or before the Closing Date;

                  (d) by either party if the Closing Date has not occurred by December 31, 1999; or

                  (e) by either party if the closing sale price of CWS Common Stock on the date of valuation thereof for purposes of Section 2.1 hereof shall be $20.00 per share or less.

11.      AMENDMENT, WAIVER, AND INTERPRETATION

         This Agreement may be amended in writing at any time prior to the Closing Date by the mutual written consent of Crystal and of CWS. Any failure of either Crystal or CWS to comply with any of the conditions set forth in the Agreement may be waived in writing by the other party. The President of Crystal shall have full power to interpret this Agreement on behalf of each of the Companies and such interpretations shall be binding thereon. The President or any Vice President of CWS have full power to interpret this Agreement on behalf of CWS and such interpretations shall be binding thereon.

12.      OTHER REQUIREMENTS

         12.1 No Inconsistent Action. Crystal and CWS shall not take any action inconsistent with their obligations under this Agreement or which could materially hinder or delay the consummation of the transactions contemplated by this Agreement.

         12.2     Crystal Office

         CWS agrees that the Companies' office and operations center will remain in Danielson, Connecticut for a period of at least three years from the Closing Date.

         12.3     Certain Trading Restrictions

                  (a) Those persons who constitute affiliates (as the term is used in Rule 145 under the Securities Act of 1933, as amended) of Crystal in the opinion of CWS shall enter into agreements with CWS restricting the resale of the CWS shares to be acquired by them pursuant to this Agreement and the Plan of Merger, except as permitted by (i) Rule 145(d) under said Act which permits regular trading transactions in limited quantities and (ii) generally accepted accounting principles which must be met in order to permit CWS to treat the Merger as a pooling of interests;

                  (b) at Closing, CWS will have entered a stop transfer order with its transfer agent against the transfer of any shares of the CWS Common Stock except in compliance with the requirements of this Section 12.3.

13.      OTHER PROVISIONS

         13.1     Governing Law

         This Agreement shall be construed and interpreted according to the laws of the State of Connecticut.

         13.2     Assignment

         This Agreement may not be assigned by any party hereto without the prior written consent of the parties and any attempt to assign without such consent shall be voidable by any party.

         13.3     Notices

         All notices, waivers and consents under this Agreement shall be in writing and shall be deemed to have been duly given if delivered or mailed, first class mail, postage prepaid, addressed as follows:

         If to the Companies to:

                  Roger Engle, President
                  Crystal Water Utilities Corporation
                  321 Main Street
                  Danielson, CT 06239

         with a copy to:

                  Anthony MacLeod, Esq.
                  Whitman, Breed, Abbott & Morgan LLP
                  100 Field Point Road
                  P.O. Box 2250
                  Greenwich, CT 06836

         If to CWS to:

                  Mr. David C. Benoit
                  Vice President-Finance
                  Connecticut Water Service, Inc.
                  93 West Main Street
                  Clinton, CT 06413

         with a copy to:

                  Michael F. Halloran
                  Day, Berry & Howard LLP
                  CityPlace I
                  Hartford, CT 06103

         13.4     Counterparts

         This Agreement may be executed in any number of counterparts, each of which shall be treated as an original, but all of which, collectively, shall constitute only one instrument.

         13.5     No Survival of Representations and Warranties

         CWS and Crystal agree that the representations and warranties contained in this Agreement or in any instrument delivered hereunder shall not survive the Closing Date.

         13.6     Waiver.

         Waiver of any term or conditions of this Agreement by any party shall only be effective if in writing and shall not be construed as a waiver of any subsequent breach or failure of the same term or condition, or a waiver of any other term or condition of this Agreement.

         13.7     Successor and Assigns.

         This Agreement shall be binding upon and inure to the benefit of the parties hereto and the successors and assigns of the parties hereto.

         13.8     Severability.

         In case one or more provisions contained in this Agreement shall be invalid, illegal or unenforceable in any respect under any applicable law, rule or regulation, the validity, legality and enforceability of the remaining provisions contained herein shall not be affected or impaired thereby.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.


ATTEST:                                          CONNECTICUT WATER SERVICE, INC.
                                                 ("CWS")


                                                 By /s/ Marshall T. Chiaraluce
----------------------------------                 -----------------------------
                 Secretary                              Marshall T. Chiaraluce
                                                        Its President


ATTEST:                                          CRYSTAL WATER UTILITIES
                                                 CORPORATION ("CRYSTAL")


                                                 By /s/ Roger Engle
----------------------------------                 -----------------------------
                                                        Roger Engle
                                                        Its President

                                                                       Exhibit A


                              CERTIFICATE OF MERGER

                                       OF

                                 CWS NEW COMPANY
                           (A Connecticut Corporation)

                                  WITH AND INTO

                       CRYSTAL WATER UTILITIES CORPORATION
                           (A Connecticut Corporation)



To the Secretary of the State
State of Connecticut

Pursuant to the provisions of the Connecticut Business Corporation Act, the Connecticut business corporations named below do hereby adopt the following Certificate of Merger.

         1. The Plan of Merger, a copy of which is attached hereto as EXHIBIT A and made a part hereof, provides for the merger of CWS New Company with and into Crystal Water Utilities Corporation, which is the surviving corporation.

         2. The Plan of Merger requires the approval of the holders of not less than (i) a majority of the outstanding common stock of CWS New Company; and (ii) two-thirds of the outstanding common stock of Crystal Water Utilities Corporation.

         3. CW New Company has 1,000 shares of common stock outstanding, each of which shares is entitled to one vote; and

                  Crystal Water Utilities Corporation has ________ shares of common stock outstanding, each of which shares is entitled to one vote.

         4. The Plan of Merger was approved by the following shareholder votes:

                  (i) By a vote of the holders of the common stock of CWS New Company of 1,000 FOR and 0 AGAINST; and

                  (ii) By a vote of the holders of the common stock of Crystal Water Utilities Corporation of _________ FOR and ________ AGAINST.

         5. The Plan of Merger was approved by vote of the respective Boards of Directors and recommended to the respective shareholders of:

                           (i)      CWS New Company; and
                           (ii)     Crystal Water Utilities Corporation.


                            [SIGNATURE PAGE FOLLOWS]

         Dated as of __________, 199__ at _____________, Connecticut.

         We hereby declare, under the penalties of false statement, that the statements made herein, insofar as they pertain to CWS New Company, are true.

                                           CWS New Company



                                           By:
                                              ----------------------------------
                                                    Name:
                                                    Title:   President



                                           By:
                                              ----------------------------------
                                                    Name:
                                                    Title:   Secretary

         We hereby declare, under the penalties of false statement, that the statements made herein, insofar as they pertain to Crystal Water Utilities Corporation, are true.

                                           Crystal Water Utilities Corporation



                                           By:
                                              ----------------------------------
                                                    Name:
                                                    Title:   President



                                           By:
                                              ----------------------------------
                                                    Name:
                                                    Title:   Secretary

                       EXHIBIT A TO CERTIFICATE OF MERGER




                                 PLAN OF MERGER

                                       of
                                 CWS NEW COMPANY
                            a Connecticut Corporation

                                  WITH AND INTO

                       CRYSTAL WATER UTILITIES CORPORATION
                            a Connecticut Corporation

                                Under the Name of

                       CRYSTAL WATER UTILITIES CORPORATION




                                    ARTICLE I

                          Names of Merging Corporations

         The merging corporations are Crystal Water Utilities Corporation ("CRYSTAL"), a Connecticut corporation, and CWS New Company ("NEWCO"), a Connecticut corporation and a wholly-owned subsidiary of Connecticut Water Service, Inc. ("CWS"). Each of Crystal and Newco are hereinafter sometimes collectively referred to as the "MERGING CORPORATIONS."

                                   ARTICLE II

                            The Surviving Corporation

         The corporation which shall survive the merger provided for herein (the "SURVIVING CORPORATION") shall be Crystal. The name of the Surviving Corporation shall be "CRYSTAL WATER UTILITIES CORPORATION" and its principal place of business shall continue to be in Danielson, Connecticut.

                                   ARTICLE III

                                Effect of Merger

         The merger herein provided for shall be effected in accordance with, and be subject to, the provisions of the applicable statutes of the State of Connecticut. The effect of the merger shall be that provided herein and in
Section 33-820 of the General Statutes of Connecticut, Revision of 1958, as amended.

                                   ARTICLE IV

                                 Effective Date

         The merger herein provided for shall become effective (the "EFFECTIVE DATE") at the close of business on __________________________, 19__.

                                    ARTICLE V

                       Terms and Conditions of the Merger

         The terms and conditions of the merger are as follows:

         A. Upon the merger becoming effective, the Certificate of Incorporation of Crystal, as in effect on the date hereof, and as further amended by operation of law as a result of the merger of Newco into Crystal, shall, without any further action, be the Certificate of Incorporation of the Surviving Corporation until further amended as provided by law. The Surviving Corporation shall have, in addition to the powers conferred on it by the General Statutes of the State of Connecticut, all of the special rights, powers and franchises possessed by Crystal and Newco, including all such special rights, powers and franchises to which Crystal and Newco have succeeded by merger, consolidation, purchase or otherwise. The Bylaws of Crystal shall be the Bylaws of the Surviving Corporation until altered, amended or repealed.

         B. On the Effective Date, the Surviving Corporation shall continue in existence and, without other transfer, succeed to and possess all the rights, privileges, immunities and franchises, as well of a public as of a private nature, of each of the Merging Corporations; and all property, real, personal and mixed, and all debts due on whatever account, and all other choses in action, and all and every other interest of or belonging to or due to each of the Merging Corporations shall be taken and transferred to and vested in the Surviving Corporation without further act or deed; and the title to any real estate, or any interest therein, vested in any of the

Merging Corporations shall not revert or be in any way impaired by reason of such merger. Any devise, bequest, gift or grant, contained in any will or in any other instrument, made before or after the merger, to or for the benefit of any of the Merging Corporations shall inure to the benefit of the Surviving Corporation. So far as is necessary for that purpose, the existence of each Merging Corporation shall be deemed to continue in and through the Surviving Corporation. The Surviving Corporation shall thenceforth be responsible and liable for all the liabilities, obligations, and penalties of each of the Merging Corporations; and any claim existing or action or proceeding, civil or criminal, pending by or against any such corporation may be prosecuted as if such merger had not taken place, or the Surviving Corporation may be substituted in its place; and any judgment rendered against any of the Merging Corporations may be enforced against the Surviving Corporation. Neither the rights of creditors nor any liens upon the property of any Merging Corporation shall be impaired by the merger.

         If at any time the Surviving Corporation shall consider or be advised that any further assignments, conveyances or assurances in law are necessary or desirable to vest, perfect or confirm of record in the Surviving Corporation the title to any property or rights of the Merging Corporations, or otherwise to carry out the provisions thereof, the proper officers and directors of the Merging Corporations as of the Effective Date shall execute and deliver any and all proper deeds, assignments and assurances in law, and do all things necessary or proper to vest, perfect or confirm title to such property or rights in the Surviving Corporation and otherwise to carry out the provisions hereof.

         C.       Upon the merger becoming effective:

                  (i) The authorized capital stock of the Surviving Corporation shall consist of 20,000 shares of Common Stock, without par value.

                  (ii) Each of the 1000 outstanding shares of Common Stock, without par value, of Newco shall continue to be outstanding and shall by virtue of the merger and without any action on the part of the holder thereof automatically be converted into and shall be one share of Common Stock, without par value, of the Surviving Corporation.

                  (iii) CWS, a corporation organized under the Stock Corporation Act of Connecticut, which owns all of the issued and outstanding shares of Common Stock of Newco has entered into a Merger Agreement, dated as of January __, 1999 (the "AGREEMENT") with Crystal with respect to various matters relating to the merger herein provided. Each outstanding share of Common Stock, without par value, of Crystal ("CRYSTAL COMMON STOCK") held by any shareholder ("CRYSTAL SHAREHOLDER") of Crystal (the "CRYSTAL STOCK") (excluding shares of Crystal Stock held by any Crystal Shareholder who has perfected his rights as an objecting shareholder under Section 33-856 of the General Statutes of Connecticut, Revision of 1958, as amended) shall by virtue of the merger and without any action on the part of the holder thereof automatically be converted into and shall be (subject to the provisions of Subsections E and G of this Article V) ___ [fraction to be determined based on CWS closing price prior to Closing

         Date as provided in Section 2.1 of the Agreement] shares of Common Stock, without par value, of CWS, which corporation has covenanted in the Agreement to issue and deliver such number of shares of CWS Common Stock as may be necessary to effect such conversion. Each share of CWS Common Stock shall continue to have three votes per share.

         D. Upon the merger becoming effective, each holder of an outstanding certificate or certificates which prior thereto represented shares of Crystal Stock shall be entitled, upon (i) surrender of such certificate or certificates to CWS or its designated agent at such place or places as CWS shall designate and (ii) proper execution by such holder of appropriate transmittal documents, to receive in exchange therefor a certificate or certificates representing the number of whole shares of CWS Common Stock into which the shares theretofore represented by the certificate or certificates of Crystal Stock so surrendered shall have been converted as aforesaid. Until so surrendered each such outstanding certificate which prior to the merger becoming effective represented shares of Crystal Stock shall be deemed for all corporate purposes, subject to the other provisions of this Article V, to evidence the ownership of the number of shares of CWS Common Stock into which such shares of Crystal Stock shall have been so converted. No cash or stock dividend payable, and no certificate representing split shares deliverable in the event any stock split shall be declared, to holders of record of CWS Common Stock as of any date subsequent to the Effective Date, which prior to such Effective Date represented Crystal Stock, shall be paid or delivered unless and until such certificate is surrendered as hereinabove provided, but upon such surrender there shall be paid or delivered (without interest thereon) to the initial holder of record of the certificates for CWS Common Stock issued in exchange therefor the amount of any such cash dividend, or a certificate for the whole number of shares of CWS Common Stock resulting from any such stock dividends or splits which shall have theretofore become payable or deliverable with respect to such CWS Common Stock.

         E. No certificates or scrip representing fractional shares of CWS Common Stock shall be issued upon the surrender for exchange of certificates for shares of Crystal Stock converted into shares of CWS Common Stock pursuant to this Article V, and no CWS dividend or stock split shall relate to any fractional share, and such fractional share interests will not entitle the owner thereof to vote or to any rights of a shareholder. In lieu of any such fractional share, CWS shall pay to each holder of shares of Crystal Stock who otherwise would be entitled to receive a fractional share of CWS Common Stock, at the time of the surrender by such holder of his certificate or certificates representing shares of Crystal Stock, a cash adjustment in respect of such fractional share in an amount equal to the same fraction of the Closing Price per share of CWS Common Stock otherwise receivable pursuant to this Article V by each holder of shares of Crystal Stock. For purposes of this Subsection E the "CLOSING PRICE" of CWS Common Stock shall be the price used to determine the exchange ratio as provided in Section 2.1 of the Agreement.

         F. All shares of CWS Common Stock into which shares of Crystal Stock shall have been converted pursuant to this Article V shall be deemed to have been issued in full satisfaction of all rights pertaining to such converted shares.

         G. If between the date of the Agreement and the Effective Date, CWS shall reclassify, combine or subdivide the CWS Common Stock or declare or pay any dividend or distribution in shares of CWS Common Stock, or shall agree to do any of the foregoing as of a record date prior to the Effective Date, an appropriate adjustment shall be made in the number of shares of CWS Common Stock otherwise receivable pursuant to this Article V by each holder of shares of Crystal Stock.

         H. When the merger becomes effective, the holders of certificates representing Crystal Stock outstanding on the Effective Date shall cease to have any rights with respect to such stock (except such rights, if any, as they may have as objecting shareholders) and (except as aforesaid) their sole rights shall be with respect to the CWS Common Stock into which their shares of Crystal Stock shall have been converted by the merger.

         I. This Plan of Merger may be terminated and the merger abandoned at any time prior to the Effective Date, either by mutual consent of the Boards of Directors of both Merging Corporations, or by the Board of Directors of one of the Merging Corporations under the terms and conditions provided in the Agreement. In the event of termination of this Plan of Merger by either of the Merging Corporations as provided in this Subsection I, notice thereof shall forthwith be given to the other Merging Corporation. In such event, or in the event of termination of this Plan of Merger by mutual consent of the Boards of Directors of both Merging Corporations, both Boards shall direct their officers not to file a Certificate of Merger in the office of the Secretary of the State of Connecticut or if so filed to take such action as may be necessary to revoke or terminate such Plan and Certificate, notwithstanding favorable action by their respective shareholders.

         J. This Plan of Merger may be amended or modified in whole or in any part (a) at any time prior to the vote of the shareholders of either of the Merging Corporations hereon by the respective Boards of Directors of the Merging Corporations and (b) at any time after the vote of the shareholders of either of the Merging Corporations hereon by the respective Boards of Directors of the Merging Corporations and such approval by the shareholders of the Merging Corporations as is required by law or by the Agreement.

                                   ARTICLE VI

                             Directors and Officers

         On and after the Effective Date the members of the Board of Directors and the officers of the Surviving Corporation shall be as set forth in Schedule I hereto, and said directors and officers shall hold office until the next annual meeting of the Surviving Corporation or as otherwise provided by law or by the bylaws of the Surviving Corporation.

         Executed at Hartford, Connecticut, the ______th day of ____________, 199__.

                                  CRYSTAL WATER UTILITIES CORPORATION



                                  By:
                                     -------------------------------------------
                                  Name:
                                  Title:   [President or Vice President]



                                  By:
                                     -------------------------------------------
                                  Name:
                                  Title:   [Secretary or Assistant Secretary]


                                  CWS NEW COMPANY



                                  By:
                                     -------------------------------------------
                                  Name:
                                  Title:   [President or Vice President]



                                  By:
                                     -------------------------------------------
                                  Name:
                                  Title:   [Secretary or Assistant Secretary]

                                                                     APPENDIX B


                               DISSENTERS' RIGHTS

                                      (A)

                 RIGHT TO DISSENT AND OBTAIN PAYMENT FOR SHARES


         SEC. 33-855. DEFINITIONS. As used in sections 33-855 to 33-872, inclusive:

         (1) "Corporation" means the issuer of the shares held by a dissenter before the corporate action or the surviving or acquiring corporation by merger or share exchange of that issuer.

         (2) "Dissenter" means a shareholder who is entitled to dissent from corporate action under section 33-856 and who exercises that right when and in the manner required by sections 33-860 to 33-868, inclusive.

         (3) "Fair value", with respect to a dissenter's shares, means the value of the shares immediately before the effectuation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action.

         (4) "Interest" means interest from the effective date of the corporate action until the date of payment, at the average rate currently paid by the corporation on its principal bank loans or, if none, at a rate that is fair and equitable under all the circumstances.

         (5) "Record shareholder" means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with a corporation.

         (6) "Beneficial shareholder" means the person who is a beneficial owner of shares held in a voting trust or by a nominee as the record shareholder.

         (7) "Shareholder" means the record shareholder or the beneficial shareholder.

         SEC. 33-856. RIGHT TO DISSENT. (a) A shareholder is entitled to dissent from, and obtain payment of the fair value of his shares in the event of, any of the following corporate actions:

         (1) Consummation of a plan of merger to which the corporation is a party (A) if shareholder approval is required for the merger by section 33-817 or the certificate of incorporation and the shareholder is entitled to vote on the merger or (B) if the corporation is a subsidiary that is merged with its parent under section 33-818;

         (2) Consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired, if the shareholder is entitled to vote on the plan;

         (3) Consummation of a sale or exchange of all, or substantially all, of the property of the corporation other than in the usual and regular course of business, if the shareholder is entitled to vote on the sale or exchange, including a sale in dissolution, but not including a sale pursuant to court order or a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within one year after the date of sale;

         (4) An amendment of the certificate of incorporation that materially and adversely affects rights in respect of a dissenter's shares because it: (A) Alters or abolishes a preferential right of the shares; (B) creates, alters or abolishes a right in respect of redemption, including a provision respecting a sinking fund for the redemption or repurchase, of the shares; (C) alters or abolishes a preemptive right of the holder of the shares to acquire shares or other securities; (D) excludes or limits the right of the shares to vote on any matter, or to cumulate votes, other than a limitation by dilution through issuance of shares or other securities with similar voting rights; or (E) reduces the number of shares owned by the shareholder to a fraction of a share if the fractional share so created is to be acquired for cash under section 33-668; or

         (5) Any corporate action taken pursuant to a shareholder vote to the extent the certificate of incorporation, bylaws or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares.

         (b) Where the right to be paid the value of shares is made available to a shareholder by this section, such remedy shall be his exclusive remedy as holder of such shares against the corporate transactions described in this section, whether or not he proceeds as provided in sections 33-855 to 33-872, inclusive.

         SEC. 33-857. DISSENT BY NOMINEES AND BENEFICIAL OWNERS. (a) A record shareholder may assert dissenters' rights as to fewer than all the shares registered in his name only if he dissents with respect to all shares beneficially owned by any one person and notifies the corporation in writing of the name and address of each person on whose behalf he asserts dissenters' rights. The rights of a partial dissenter under this subsection are determined as if the shares as to which he dissents and his other shares were registered in the names of different shareholders.

         (b) A beneficial shareholder may assert dissenters' rights as to shares held on his behalf only if: (1) He submits to the corporation the record shareholder's written consent to the dissent not later than the time the beneficial shareholder asserts dissenters' rights; and (2) he does so with respect to all shares of which he is the beneficial shareholder or over which he has power to direct the vote.

         SECS. 33-858 AND 33-859. Reserved for future use.

                                      (B)

                  PROCEDURE FOR EXERCISE OF DISSENTERS' RIGHTS

         SEC. 33-860. NOTICE OF DISSENTERS' RIGHTS. (a) If proposed corporate action creating dissenters' rights under section 33-856 is submitted to a vote at a shareholders' meeting, the meeting notice shall state that shareholders are or may be entitled to assert dissenters' rights under sections 33-855 to 33-872, inclusive, and be accompanied by a copy of said sections.

         (b) If corporate action creating dissenters' rights under section 33-856 is taken without a vote of shareholders, the corporation shall notify in writing all shareholders entitled to assert dissenters' rights that the action was taken and send them the dissenters' notice described in section 33-862.

         SEC. 33-861. NOTICE OF INTENT TO DEMAND PAYMENT. (a) If proposed corporate action creating dissenters' rights under section 33-856 is submitted to a vote at a shareholders' meeting, a shareholder who wishes to assert dissenters' rights (1) shall deliver to the corporation before the vote is taken written notice of his intent to demand payment for his shares if the proposed action is effectuated and (2) shall not vote his shares in favor of the proposed action.

         (b) A shareholder who does not satisfy the requirements of subsection
(a) of this section is not entitled to payment for his shares under sections 33-855 to 33-872, inclusive.

         SEC. 33-862. DISSENTERS' NOTICE. (a) If proposed corporate action creating dissenters' rights under section 33-856 is authorized at a shareholders' meeting, the corporation shall deliver a written dissenters' notice to all shareholders who satisfied the requirements of section 33-861.

         (b) The dissenters' notice shall be sent no later than ten days after the corporate action was taken and shall:

         (1) State where the payment demand must be sent and where and when certificates for certificated shares must be deposited;

         (2) Inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received;

         (3) Supply a form for demanding payment that includes the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action and requires that the person asserting dissenters' rights certify whether or not he acquired beneficial ownership of the shares before that date;

         (4) Set a date by which the corporation must receive the payment demand, which date may not be fewer than thirty nor more than sixty days after the date the subsection (a) of this section notice is delivered; and

         (5) Be accompanied by a copy of sections 33-855 to 33-872, inclusive.

         SEC. 33-863. DUTY TO DEMAND PAYMENT. (a) A shareholder sent a dissenters' notice described in section 33-862 must demand payment, certify whether he acquired beneficial ownership of the shares before the date required to be set forth in the dissenters' notice pursuant to subdivision (3) of subsection (b) of said section and deposit his certificates in accordance with the terms of the notice.

         (b) The shareholder who demands payment and deposits his share certificates under subsection (a) of this section retains all other rights of a shareholder until these rights are cancelled or modified by the taking of the proposed corporate action.

         (c) A shareholder who does not demand payment or deposit his share certificates where required, each by the date set in the dissenters' notice, is not entitled to payment for his shares under sections 33-855 to 33-872, inclusive.

         SEC. 33-864. SHARE RESTRICTIONS. (a) The corporation may restrict the transfer of uncertificated shares from the date the demand for their payment is received until the proposed corporate action is taken or the restrictions released under section 33-866.

         (b) The person for whom dissenters' rights are asserted as to uncertificated shares retains all other rights of a shareholder until these rights are cancelled or modified by the taking of the proposed corporate action.

         SEC. 33-865. PAYMENT. (a) Except as provided in section 33-867, as soon as the proposed corporate action is taken, or upon receipt of a payment demand, the corporation shall pay each dissenter who complied with section 33-863 the amount the corporation estimates to be the fair value of his shares, plus accrued interest.

         (b) The payment shall be accompanied by: (1) The corporation's balance sheet as of the end of a fiscal year ending not more than sixteen months before the date of payment, an income statement for that year, a statement of changes in shareholders' equity for that year and the latest available interim financial statements, if any;
(2) a statement of the corporation's estimate of the fair value of the shares;
(3) an explanation of how the interest was calculated; (4) a statement of the dissenter's right to demand payment under section 33-868; and (5) a copy of sections 33-855 to 33-872, inclusive.

         SEC. 33-866. FAILURE TO TAKE ACTION. (a) If the corporation does not take the proposed action within sixty days after the date set for demanding payment and depositing share certificates, the corporation shall return the deposited certificates and release the transfer restrictions imposed on uncertificated shares.

         (b) If after returning deposited certificates and releasing transfer restrictions, the corporation takes the proposed action, it must send a new dissenters' notice under section 33-862 and repeat the payment demand procedure.

         SEC. 33-867. AFTER-ACQUIRED SHARES. (a) A corporation may elect to withhold payment required by section 33-865 from a dissenter unless he was the beneficial owner of the shares before the date set forth in the dissenters' notice as the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action.

         (b) To the extent the corporation elects to withhold payment under subsection (a) of this section, after taking the proposed corporate action, it shall estimate the fair value of the shares, plus accrued interest, and shall pay this amount to each dissenter who agrees to accept it in full satisfaction of his demand. The corporation shall send with its offer a statement of its estimate of the fair value of the shares, an explanation of how the interest was calculated and a statement of the dissenter's right to demand payment under section 33-868.

         SEC. 33-868. PROCEDURE IF SHAREHOLDER DISSATISFIED WITH PAYMENT OR OFFER. (a) A dissenter may notify the corporation in writing of his own estimate of the fair value of his shares and amount of interest due, and demand payment of his estimate, less any payment under section 33-865, or reject the corporation's offer under section 33-867 and demand payment of the fair value of his shares and interest due, if:

         (1) The dissenter believes that the amount paid under section 33-865 or offered under section 33-867 is less than the fair value of his shares or that the interest due is incorrectly calculated;

         (2) The corporation fails to make payment under section 33-865 within sixty days after the date set for demanding payment; or

         (3) The corporation, having failed to take the proposed action, does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within sixty days after the date set for demanding payment.

         (b) A dissenter waives his right to demand payment under this section unless he notifies the corporation of his demand in writing under subsection
(a) of this section within thirty days after the corporation made or offered payment for his shares.

         SECS. 33-869 AND 33-870.  Reserved for future use.

                                      (C)

                          JUDICIAL APPRAISAL OF SHARES

         SEC. 33-871. COURT ACTION. (a) If a demand for payment under section 33-868 remains unsettled, the corporation shall commence a proceeding within sixty days after receiving the payment demand and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the sixty-day period, it shall pay each dissenter whose demand remains unsettled the amount demanded.

         (b) The corporation shall commence the proceeding in the superior court for the judicial district where a corporation's principal office or, if none in this state, its registered office is located. If the corporation is a foreign corporation without a registered office in this state, it shall commence the proceeding in the superior court for the judicial district where the registered office of the domestic corporation merged with or whose shares were acquired by the foreign corporation was located.

         (c) The corporation shall make all dissenters, whether or not residents of this state, whose demands remain unsettled parties to the proceeding as in an action against their shares and all parties must be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication as provided by law.

         (d) The jurisdiction of the court in which the proceeding is commenced under subsection (b) of this section is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend decision on the question of fair value. The appraisers have the powers described in the order appointing them, or in any amendment to it. The dissenters are entitled to the same discovery rights as parties in other civil proceedings.

         (e) Each dissenter made a party to the proceeding is entitled to judgment (1) for the amount, if any, by which the court finds the fair value of his shares, plus interest, exceeds the amount paid by the corporation, or (2) for the fair value, plus accrued interest, of his after-acquired shares for which the corporation elected to withhold payment under section 33-867.

         SEC. 33-872. COURT COSTS AND COUNSEL FEES. (a) The court in an appraisal proceeding commenced under section 33-871 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court shall assess the costs against the corporation, except that the court may assess costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously or not in good faith in demanding payment under section 33-868.

         (b) The court may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable: (1) Against the corporation and in favor of any or all dissenters if the court finds the corporation did not substantially comply with the requirements of sections 33-860 to 33-868, inclusive; or (2) against either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously or not in good faith with respect to the rights provided by sections 33-855 to 33-872, inclusive.

         (c) If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to these counsel reasonable fees to be paid out of the amounts awarded the dissenters who were benefited.

         SECS. 33-873 TO 33-879.  Reserved for future use.